As filed with the Securities and Exchange Commission on November 7, 1997


                                                      Registration No. 333-33449
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------



                                 AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                                  TEKGRAF, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

          Delaware                       5045                   58-2326488
(State or Other Jurisdiction (Primary Standard Industrial    (I.R.S. Employer
      of Incorporation)       Classification Code Number) Identification Number)

                           2979 Pacific Drive, Suite B
                             Norcross, Georgia 30071
                             phone # (770) 441-1107
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   ----------

                          Phillip C. Aginsky, Chairman
                                  Tekgraf, Inc.
                           2979 Pacific Drive, Suite B
                             Norcross, Georgia 30071
                             phone # (770) 441-1107
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   ----------

                                   Copies to:

         FRAN STOLLER, ESQ.                        BARRY A. BROOKS, ESQ.
Bachner, Tally, Polevoy & Misher LLP       Paul, Hastings, Janofsky & Walker LLP
   380 Madison Avenue, 18th Floor                     399 Park Avenue
      New York, New York 10017                   New York, New York 10022
           (212) 687-7000                             (212) 318-6000

                                   ----------

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION - DATED November 7, 1997


PROSPECTUS

                                  TEKGRAF, INC.

                                 2,100,000 Units
             Consisting of 2,100,000 Shares of Class A Common Stock
                        and 2,100,000 Redeemable Warrants

     Each unit ("Unit") offered by Tekgraf, Inc. (the "Company") consists of one share of Class A common stock, $.001 par value ("Class A Common Stock") and one redeemable warrant ("Warrant"). The components of the Units will be separately transferable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $8.40, subject to adjustment, at any time through the fifth anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided the closing bid price of the Class A Common Stock averages in excess of $11.75 per share for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities." Certain officers, directors and principal stockholders of the Company have agreed to purchase an aggregate of 100,000 Units in this offering (the "Offering").

     As of the date hereof, 3,333,333 shares of Class B common stock, $.001 par value ("Class B Common Stock") of the Company are outstanding. The Class A Common Stock and the Class B Common Stock are substantially identical on a share-for-share basis, except that the holders of Class B Common Stock have five votes per share and the holders of Class A Common Stock have one vote per share on each matter considered by stockholders. See "Description of Securities."


     Prior to the Offering, there has been no public market for the Units, Class A Common Stock or Warrants and there can be no assurance that such a market will develop. The Class A Common Stock and Warrants have been approved for quotation on The Nasdaq National Market ("Nasdaq") under the symbols TKGFA and TKGFW, respectively. The Units will not trade on Nasdaq. The initial public offering of the Units and the exercise price and other terms of the Warrants were arbitrarily determined by negotiation between the Company and D.H. Blair Investment Banking Corp. (the "Representative"), as Representative of the several underwriters (the "Underwriters"). For information concerning a Securities and Exchange Commission investigation relating to the Representative, see "Risk Factors" and "Underwriting."


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                 Underwriting Discounts
                                           and
                Price to Public       Commissions (1)    Proceeds to Company (2)
--------------------------------------------------------------------------------
Per Unit.....        $6.00                 $.45                 $5.55
--------------------------------------------------------------------------------
Total (3)....     $12,600,000            $945,000              $11,655,000
================================================================================

(1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance of $378,000, or $.18 per Unit ($434,700 if the over-allotment option is exercised in full); and (ii) an option, exercisable over a period of three years commencing two years from the date of this Prospectus, to purchase up to 210,000 Units at $7.80 per Unit (the "Unit Purchase Option"). The Company has also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $1,350,000 payable by the Company, including the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Underwriters a 30-day option (which may be exercised by the Representative, individually) to purchase up to 315,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $14,490,000, $1,086,750 and $13,403,250, respectively. See "Underwriting."


     The Units are being offered on a "firm commitment" basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of the certificates representing the Units will be made against payment at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York, New York on or about November 13, 1997.



                       D.H. BLAIR INVESTMENT BANKING CORP.

               The date of this Prospectus is ______________, 1997

                           [PHOTOS OF SAMPLE PRODUCTS]

     The Company intends to furnish its stockholders and holders of Warrants with annual reports containing consolidated financial statements audited by its independent accountants.

                                   ----------

      CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SECURITIES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of (a) the Underwriters' over-allotment option; (b) the Warrants; (c) the Unit Purchase Option; or (d) options granted or available for grant under the Company's stock option plan; and (ii) gives effect to (a) a stock split effected in May 1997; (b) the reincorporation of the Company by merger under the laws of the State of Delaware and a recapitalization effected in June 1997; (c) a .83333325-for-one reverse stock split effected in October 1997; and (d) the Acquisitions. See "The Acquisitions and Recapitalization," "Capitalization," and "Management - Stock Option Plan."

                                   The Company

     The Company is engaged in the manufacture, configuration, distribution and servicing of computers and computer peripherals, hardware and software. The operations of the Company are conducted through its Graphics Division and its Technology Division.

     The Graphics Division currently consists of five regional distributors which specialize in marketing, sales, support and wholesale distribution of high-end computer graphics technologies (i.e. peripherals, software, subsystems and consumable products) to value-added resellers ("VARs"), dealers and systems integrators in the digital prepress, presentation graphics, professional color desktop publishing, large format display graphics, digital imaging, electronic drawing management ("EDMS"), computer-aided design ("CAD") and other emerging computer graphics technologies markets. Among the products the Graphics Division distributes and sells are color scanners, color digital film recorders, digital cameras, color laser printers, color-calibrated monitors, audio-visual presentation systems, raster image processors ("RIPs"), ink jet printers, plotters, pre-press software, image setters, color proofers and mass storage devices. With the exception of Southern California, Arizona, New Mexico and New England, the Graphics Division gives computer graphics manufacturers a national distribution presence with the benefits of local, technical sales and support through facilities located in Chicago, Baltimore, Oakland, Atlanta and Houston. The Graphics Division was established as a result of the Company's recent acquisition of five operating companies. See "The Acquisitions and Recapitalization" below. The establishment of this division reflects the Company's overall business strategy to become a nationally-recognized, vertically-integrated provider of computer products and services.

     The activities of the Technology Division consist primarily of the configuration, design and assembly of custom designed network and internet servers and workstations in the form of personal computers ("PCs") under the Crescent Computer brand and the resale of Digital Equipment Corporation ("DEC") equipment to the nationwide DEC-installed customer base. The Crescent Computer is a PC which can be assembled in a number of different configurations using standard component parts. Customization enables the Company to accommodate customer computer needs with respect to storage capacity, speed, price, applications, size, configuration and a range of other considerations that can be accommodated in whole or in part by the selection of appropriate components. The Company also provides services to its customers, including system architecture design, customization, hardware consulting and continuing support and assistance in the maintenance and operations of Company purchased products. Crescent Computers are currently being used to operate non-sterile heart catheterization diagnostic equipment, as voice mail/auto attendant controllers, in informational kiosks and in other process-control applications.

     The Company will seek to expand its operations through internal growth of both of its operating divisions. Additionally, the Company will seek to increase the customer base of the Technology Division by increased marketing of its products utilizing the marketing and distribution structure established by the Graphics Division. Further, the Company intends to expand the Graphics Division's national marketing network.

     The Company also intends to continue to expand its operations through the acquisition of complementary businesses. The Company will focus its acquisition activities on profitable technology companies that can be consolidated into the Company's existing divisional structure, increase divisional revenues, expand the geographic

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

and technical scope of the Company's operations, and offer a greater range of products and services to existing and potential customers. Although the Company continually explores acquisition possibilities and has targeted a number of computer graphics distributors, including New England Computer Graphics ("NECG") in Westford, Massachusetts, it is not currently involved in any active discussions or negotiations with respect to any potential acquisitions. There can be no assurance that the Company's acquisition program will be successful, that the NECG or any other acquisition will be successfully completed, that any entities acquired will be successfully integrated into the Company or will result in significant additional revenues or profits to the Company.

     The Company was incorporated in the State of Georgia in February 1993 under the name Crescent Computers, Inc. ("Crescent") and was the successor to Crescent Computer Services which was founded in 1988. Crescent acquired a controlling interest in Prisym Technologies, Inc., a Georgia corporation ("Prisym"), upon the inception of such company in December 1994. In June 1997, the Company completed the acquisition of all of the outstanding capital stock of each of G&R Marketing, Inc., an Illinois corporation ("G&R"), Microsouth, Inc., a Georgia corporation ("Microsouth"), tekgraf, inc., a Texas corporation ("tekgraf Texas"), Computer Graphics Distributing Company, a Maryland corporation ("CGD"), Intelligent Products Marketing, Inc. ("IPM") and IG Distribution, Inc. ("IG"), each a California corporation and together doing business as Intelligent Graphics Distribution ("IGD"). See "The Acquisitions and Recapitalization" below. Subsequent to the Acquisitions (as defined below), the Company reincorporated by merger under the laws of the State of Delaware into a wholly-owned Delaware subsidiary (the "Merger") thereby changing its name to Tekgraf, Inc. The Company's executive offices are located at 2979 Pacific Drive, Norcross, Georgia, 30071 and its telephone number is (770) 441-1107. Unless otherwise indicated, all references herein to the Company include Crescent, Prisym, G&R, Microsouth, tekgraf Texas, CGD and IGD.

                      The Acquisitions and Recapitalization

     In June 1997, Crescent completed the acquisition (the "Acquisitions") of the outstanding capital stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG (collectively, the "Subsidiaries" and each a "Subsidiary") in exchange for the issuance of an aggregate of 2,192,000 shares of its Class B Common Stock (giving effect to the Merger and a 400-for-one stock split and recapitalization effected in June 1993 and a .83333325-for-one reverse stock split effected in October 1997 (collectively, the "Recapitalization")). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions - The Acquisitions." The Acquisitions are being accounted for under the purchase method of accounting. See "Unaudited Pro Forma Combined Financial Statements."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Securities Offered...........................   2,100,000 Units, each Unit
                                                consisting of one share of Class
                                                A Common Stock and one Warrant.
                                                Each Warrant entitles the holder
                                                to purchase one share of Class A
                                                Common Stock at an exercise
                                                price of $8.40, subject to
                                                adjustment, at any time through
                                                the fifth anniversary of the
                                                date of this Prospectus. The
                                                Warrants are subject to
                                                redemption in certain
                                                circumstances. Holders of Class
                                                A Common Stock are entitled to
                                                one vote per share on all
                                                matters while holders of Class B
                                                Common Stock are entitled to
                                                five votes per share. See
                                                "Description of Securities."

Common Stock Outstanding Before Offering (1):

    Class A Common Stock.....................           0 shares

    Class B Common Stock.....................   3,333,333 shares (2)
                                                ---------
      Total .................................   3,333,333 shares (2)
                                                =========
Common Stock Outstanding After Offering (1):

    Class A Common Stock.....................   2,100,000 shares (3)
    Class B Common Stock.....................   3,333,333 shares (2)
                                                ---------
      Total .................................   5,433,333 shares (2)(3)
                                                =========

Use of Proceeds..............................   For repayment of bank and other
                                                debt; purchase price adjustments
                                                in connection with the
                                                Acquisitions; future
                                                acquisitions; consolidation
                                                expenses; sales and marketing;
                                                and for working capital. See
                                                "Use of Proceeds."


Nasdaq Symbols...............................   Class A Common Stock-- TKGFA
                                                Warrants--TKGFW


Risk Factors.................................   The securities being sold in the
                                                Offering involve a high degree
                                                of risk and immediate
                                                substantial dilution. See "Risk
                                                Factors" and "Dilution."

----------
(1) For a description of the Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"), see "Description of Securities - Common Stock."
(2) Includes an aggregate of 166,667 shares of Class B Common Stock (the "Escrow Shares") which have been deposited into escrow by the holders thereof. The Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Class A Common Stock does not achieve certain levels. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to earnings, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to Company officers, directors and employees. See "Risk Factors - Charge to Income in the Event of Release of Escrow Shares and Escrow Options," "Capitalization" and "Principal Stockholders." Also includes an aggregate of 1,333,333 shares of Class B Common Stock (the "Indemnification Shares") which were deposited in escrow by the holders thereof to cover potential claims for indemnification by the Company under the stock purchase agreements entered into in connection with the Acquisitions. See "Certain Transactions - The Acquisitions."
(3) Excludes (i) up to 630,000 shares of Class A Common Stock issuable upon exercise of the Underwriters' over-allotment option and the Warrants included in such option; (ii) 2,100,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (iii) 420,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in such option; and
     (iv) 300,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan. See "Management - Stock Option Plan," "Certain Transactions" and "Description of Securities."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               Summary Selected Pro Forma Combined Financial Data

     Effective June 2, 1997, Crescent acquired all of the outstanding common stock of the Subsidiaries. The following summary unaudited pro forma combined financial data presents certain actual, pro forma and as adjusted data for the combined Company. As set forth in the footnotes to the following table, the pro forma data gives effect to adjustments which are reflective of the combined entity going forward. All amounts are presented in thousands except share and per share data.

                                                                                               Six Months Ended
                                                                       Year Ended                  June 30,
                                                                      December 31,        --------------------------
                                                                          1996              1996              1997
                                                                      ------------        --------          --------
 Combined Pro Forma Statement of Income Data(1):
    Net sales(2).................................................     $    68,902          $33,928         $ 34,684
    Cost of goods sold(3)........................................          57,643           28,217           28,582
    Gross profit.................................................          11,259            5,710            6,103
       Selling, general and administrative(4)....................           7,500            4,141            4,166
       Depreciation..............................................             162               98               95
       Amortization(5).....................................                   401              200              200
    Operating income.............................................           3,197            1,271            1,641
       Other income(6)...........................................             116               98               57
       Interest expense(7).......................................             431              193              171
       Income before taxes, minority interest and
           extraordinary gain....................................           2,883            1,176            1,527
    Provision for income taxes(8)................................           1,281              537              674
    Income before minority interest and extraordinary gain.......           1,603              639              853
       Minority interest...............................                        --               25               15
    Income before extraordinary gain........................                1,603              614              839

    Pro forma income per share before extraordinary
       gain - primary and fully diluted..........................    $        .51        $     .19         $    .26
                                                                     ============        =========         ========
    Estimated pro forma weighted average shares
       outstanding - primary and fully diluted (9)...............       3,166,666        3,166,666        3,166,666
                                                                     ============        =========        =========


                                               At June 30, 1997
                                          --------------------------
                                          Actual     As Adjusted(10)
 Balance Sheet Data:
 Working capital .......................   $2,512       $14,495
 Total assets ..........................   23,587        29,638
 Total debt ............................    5,984           --
 Stockholders' equity ..................    9,163        20,877


----------
(1) See "Unaudited Pro Forma Combined Financial Statements" for the year ended December 31, 1996, the six months ended June 30, 1996 and the six months ended June 30, 1997.
(2) Adjusted to reflect the Acquisitions and the elimination of revenue related to affiliated entities of the Subsidiaries not acquired by the Company.
(3) Adjusted to reflect the Acquisitions and the elimination of expenses of affiliated entities of the Subsidiaries not acquired by the Company.
(4) Adjusted to reflect the Acquisitions and the reductions in compensation levels that certain former stockholders of the Subsidiaries and officers of the Company have contractually agreed to receive from the Company subsequent to the Acquisitions.
(5) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions.
(6)  Adjusted to reflect the elimination of expenses between IPM and IG.
(7) Adjusted for the elimination of pro rata interest expense on capital to be contributed by the pre-Acquisition stockholders of the Company.
(8) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments.
(9) Gives effect to the Acquisitions and subsequent Recapitalization. Weighted average shares outstanding excludes the Escrow Shares.
(10) Adjusted to reflect (i) the sale of 2,100,000 Units offered hereby; (ii) the repayment, upon completion of the Offering, of bank debt ($2,598,650 at June 30, 1997); (iii) the repayment, upon completion of the Offering, of outstanding indebtedness to current and former stockholders (an aggregate of $2,299,000 at June 30, 1997); (iv) the contribution to capital, upon completion of the Offering, of an aggregate of $990,000 by the pre-Acquisition stockholders; and (v) the payment and collection, after the Offering, of estimated purchase price adjustments relating to the Acquisitions. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

--------------------------------------------------------------------------------

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and an investment in the Units offered hereby involves a high degree of risk. Statements in this Prospectus that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. In evaluating the Company's business and an investment in the Units offered hereby, prospective investors should carefully consider the following risk factors in addition to the other information included in this Prospectus.

     No Prior Combined Operating History and Risks Associated with Combined Operations. The Company has no operating history as a combined entity. Although the members of the Graphics Division in the past several years have cooperated in a number of business ventures in connection with their membership in certain trade organizations, each of G&R, Microsouth, tekgraf Texas, CGD and IGD have operated as independent businesses with independent management for more than the past eight years. The Company's success will depend, in part, on its ability to manage and combine the operations of these companies in a single organizational structure. There can be no assurance that the businesses of such companies can be successfully integrated or that the combination into one larger entity will not place a significant strain on the management and key technical resources of the Company. The Company has only recently commenced planning for the centralization of certain administrative functions from the existing six locations to its executive offices in Georgia, and there can be no assurance that unanticipated delays in consolidation will not occur. There can be no assurance that the Company will be able to implement its business plans as a consolidated entity or continue to achieve profitable operations.

     Risk of Expansion. The sales of the Company's Graphics Division are currently derived from sales in most geographic regions of the United States, with the exception of Southern California, Arizona, New Mexico and New England. The Company is seeking to expand its market for computer graphics technology sales to include the remainder of the United States and Canada, and to increase both the number of product lines it resells from manufacturers for whom it currently performs outsourcing and the number of manufacturers whose products it offers for resale. While the Company's sales force is established in its existing market areas, there can be no assurance that the Company's efforts to establish a national sales force will be successful. Further, there can be no assurance that the Company will be successful in the transition from separate companies operating in distinct regional areas into one entity servicing a large portion of the United States. If the Company were unable to make the necessary adjustments in its methods of operations and in its orientation and focus, it would have an adverse effect on the ability of the Company's Graphics Division to achieve successful national expansion. See "Business - Strategy."

     Competition; Technological Change and Obsolescence. The business of manufacturing and selling computers and computer peripheral equipment is intensely competitive and rapidly changing. The Company believes that the principal competitive factors in this industry include relative price and performance, product availability, technical expertise, financial stability, service, support and reputation. The Crescent Computers manufactured by the Company's Technology Division are constructed with standardized parts which are available to others in the market. The Technology Division's competitors include established computer product manufacturers, some of which supply products to the Company, computer resellers, distributors and service providers. Some of the Technology Division's current and potential competitors have substantially greater financial, managerial, development, sales, marketing, technical and other competitive resources than those of the Company. As a result, the Technology Division's competitors may be able to devote greater resources than the Company to the sales and service of their computer products. As the computer market in which the Technology Division competes has matured, product price competition has intensified and is likely to continue to intensify, which may make it too costly for the Company to continue its "made-to-order" method of doing business. One of the results of this competition may be to lower sales prices and decrease profit margins.

     Technological competition from other and more established computer hardware manufacturers and software developers is significant and expected to increase. The Company's Technology Division expects that hardware manufacturers and software developers will continue to enter the market to provide and package integrated information distribution solutions to the same customer base served by the Company's Technology Division. All such market participants will compete intensely to maintain or improve their market shares and revenues. Most of the companies with which the Company's Technology Division competes have substantially greater capital resources, research and development staffs, marketing and distribution programs, and facilities, and many of them have substantially greater experience in the production and marketing of products than that of the Company.

     In the development market for network servers and workstations, the Company experiences competition from hundreds of small companies and a number of significant competitors, including such major industry participants as IBM, Compaq Computers, Inc. and Dell Computer Corp. Accordingly, there is no assurance that the Crescent Computer will continue to achieve sufficient market acceptance to assure the Company's future success and long range profitability in the face of competition with such significantly larger and better capitalized companies.

     The Company's Graphics Division competes primarily with computer equipment manufacturers that either utilize an in-house sales force to market their products to resellers and directly to end-users or utilize the services of large, national fulfillment distributors. See "Business - Competition."

     Risks Relating to Acquisitions; Charge to Earnings for Amortization of Goodwill from Acquisitions; Possible Issuance of Additional Common Stock in Acquisitions. A key element of the Company's strategy is to continue to expand through acquisitions of companies engaged in the distribution and/or marketing of computers and/or computer hardware, software and peripherals. The Company believes that its future growth depends, in part, upon the successful implementation of this program. See "Business - Strategy." The failure of the acquisition program could have a material adverse effect on the Company. The Company has allocated a substantial portion of the proceeds of the Offering to pursue potential acquisition opportunities, although there can be no assurance that the Company will consummate such acquisitions or, if any such acquisitions do occur, that they will be successful in enhancing the Company's business. Acquisitions may adversely affect the Company's operations in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisitions. For example, the Company estimates that approximately $6.01 million of goodwill will be recognized relating to the Acquisitions, which will be charged to earnings as it is amortized over the next 15 years. In addition to the amortization of acquired intangible assets (such as goodwill), the Company's acquisition strategy could pose a number of special risks, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, the loss of key employees and the difficulty of presenting a unified corporate image. There can be no assurance that the Company will successfully identify, complete or integrate acquisitions or that any acquisitions, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. The failure to successfully integrate the business of any entity acquired by the Company would have a material adverse affect on the Company.

     Further, the consideration for acquisitions may involve cash, notes and a significant number of shares of Common Stock or warrants to purchase shares of Common Stock, depending on the size of the acquisition. The Company may issue a substantial number of additional shares of Common Stock if it consummates several acquisitions, which may result in dilution to investors in the Offering and may not be accretive in earnings per share.

     Broad Discretion as to Use of Proceeds; Absence of Substantive Disclosure Relating to, and Inability of Stockholders to Evaluate, Future Acquisitions. The Company has broad discretion with respect to the specific application of a significant portion of the net proceeds of the Offering, as approximately 16.1% of the net proceeds will be applied to working capital and approximately 35.9% of the net proceeds are intended to be applied towards consummating acquisitions. Further, if all or a portion of the Underwriters' over-allotment option is exercised, it is anticipated that the net proceeds therefrom will be utilized for acquisitions and working capital purposes. Although the Company continually explores acquisition possibilities and has targeted a number of companies, including NECG, an entity owned by certain officers and stockholders of the Company, it is not currently negotiating any acquisitions and has no agreements, arrangements or understandings regarding potential acquisitions. See "- Potential Conflicts of Interest; Transactions with Affiliates." There can be no assurance that the acquisition of NECG will be successfully completed, that the Company will make any additional acquisitions or, if made, that any such acquisitions will be successful. A Company decision to utilize a substantial portion of the net proceeds of the

Offering for acquisitions reduces the resources available to complete its other expansion and growth objectives. In such event, the Company may be required to obtain additional financing to achieve such objectives. There can be no assurance that such financing will be available, or, if available, will be on terms acceptable to the Company. Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition. See "Use of Proceeds" and "Business - Strategy."

     Dependence of Graphics Division on Distribution Arrangements with Manufacturers; Risk of Termination of Agreements. The Company's relationships with computer product manufacturers are based substantially on mutual satisfaction with the relationships in addition to the terms of the contractual arrangements between the parties. The Company's distribution agreements generally provide for termination by either party without cause on either 30 or 60 days' notice and for the Company to act as a distributor on a non-exclusive basis for specified geographic territories. The Company's Graphics Division relies on a limited number of suppliers of computer products for a significant portion of its revenues. There can be no assurance that some or any of the Company's suppliers will not elect to change distributors or their method of distribution, e.g., utilize an in-house sales force. The loss of any significant supplier or the loss of any significant product line could adversely affect the Company's ability to service customers and, as a result, could have a material adverse effect on the Company's operating results. There can be no assurance that the Company would be able to fully replace the loss of any significant supplier. Further, although part of the Company's growth strategy after the Offering will be to expand the number of manufacturers whose products it distributes and the number of product lines it distributes generally, there can be no assurance that the Company will achieve such expansion. See "Business - The Company's Divisions and Products."

     Dependence of Technology Division on Suppliers; Reliance on DEC. The Company assembles the Crescent Computer principally from standardized components from outside sources and relies on such outside sources to manufacture the components of the Crescent Computer, none of which are contractually obligated to meet the long-term requirements of the Company. In the event that any of the Company's current suppliers suffer quality control problems or financial difficulties, the Company would be required to find alternative sources of supply. While the Company is aware of a number of sources of supply for most components, there can be no assurance that current or alternative sources will be able to supply all of the Company's demands on a timely basis or that the Company would be able to locate alternative sources of supply to deliver high quality components on a timely basis or at all. Further, substitution of alternative suppliers could result in delays in the delivery of any such components, temporary business dislocations and a decline in sales. In addition, reliance on outside sources reduces the Company's control over production costs.

     The Company, through its Prisym subsidiary, is an authorized DEC reseller. During the year ended December 31, 1996 and the six months ended June 30, 1997, revenues derived from the sale of DEC and DEC-related products accounted for 37.5% and 41.7%, respectively, of the Technology Division's revenues. Prisym has no written supply agreement with DEC. In addition, DEC has historically experienced production problems which have led to supply shortages. The termination of the Company's relationship with DEC or the inability to obtain product supplies when needed could have a material adverse effect on the Company's financial condition and results of operations. See "Business - The Company's Divisions and Products - Technology Division."

     Customer Concentration in Technology Division. The Company's Technology Division typically sells significant amounts of equipment to a small number of customers, the composition of which changes from year to year as customer equipment needs vary. Therefore, at any one time, a large portion of the Technology Division's sales may be derived from a limited number of customers. During the year ended December 31, 1996 and the six months ended June 30, 1997, three customers accounted for an aggregate of approximately 14% and 10.1% of the Technology Division's sales, respectively. The loss of such customers could have a material adverse effect on the Company's operations if the Company does not replace such customers on a timely basis. See "Business - The Company's Divisions and Products."

     Possible Need for Additional Financing. Although the Company believes that the net proceeds from the Offering, together with available funds, will enable it to fund its operations and acquisition strategy for at least 12 months, in the event the Company fails to generate sufficient revenues during such period, the Company may be required to seek substantial additional financing to continue its activities and to implement its acquisition plan, which may include debt financing. Significant growth could also require the Company to seek additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Strategy."

     Fluctuations in Financial Results. The Company's sales and operating results may vary significantly from year to year and from quarter to quarter as a result of a variety of factors, including the introduction of new products by competitors, pricing pressures, the timing of the completion or the cancellation of projects, the evolving and unpredictable nature of the markets in which computer products are sold and economic conditions generally or in certain geographic areas in which the Company's customers do business. Furthermore, the Company may be unable to control spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, there can be no assurance that sales and net income, if any, in any particular quarter will not be lower than sales and net income, if any, in a preceding or comparable quarter or quarters. In addition, sales and net income, if any, in any particular quarter are not likely to be indicative of the results of operations for the Company for any other quarter or for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The trading prices of the Company's securities may fluctuate significantly in response to variations in the Company's quarterly or annual results of operations.

     Potential Conflicts of Interest; Transactions with Affiliates. William Rychel, the Co-President and a director of the Company, is a principal stockholder of NECG, a distributor of computer graphic products located in Massachusetts. Thomas Gust, a principal stockholder of the Company, and A. Lowell Nerenberg, a stockholder and employee of the Company, are also principal stockholders of NECG. The Company has targeted NECG as an entity it may seek to acquire after the completion of the Offering, although the terms and conditions of such acquisition have not yet been negotiated.

     Benefits of the Offering to Current Stockholders. After completion of the Offering, the Company intends to make certain distributions and payments to, or for the benefit of, certain officers, directors and stockholders of the Company as follows: approximately (i) $1,086,000 in cash will be distributed to Martyn
L. Cooper and J. Thomas Woolsey, the former stockholders of Microsouth and tekgraf Texas and currently officers and directors of the Company, as purchase price adjustments in connection with the Acquisitions to reflect differences between such Subsidiaries' guaranteed and actual net asset values (such payments, together with other payments to be made to or collected from the former stockholders of the Subsidiaries, the "Purchase Price Adjustments"); (ii) $2,161,000 will be paid to Alongal Extrusions, Inc. ("Alongal"), a company owned by Anita, Ltd. ("Anita"), a principal stockholder of the Company, in repayment of working capital advances; (iii) $2,598,650 will be used to repay amounts outstanding under bank lines of credit currently maintained by G&R, CGD and IGD which are personally guaranteed by certain of the Company's stockholders, including William M. Rychel, Co-President and a director of the Company; (iv) $90,000 of outstanding indebtedness will be repaid to two former stockholders of CGD; and (v) $125,000 of outstanding indebtedness will be repaid to a former stockholder of IPM and IG. The foregoing payments will be funded by excess cash of approximately $419,000 to be contributed in connection with the Acquisitions, contributions to capital of $990,000 to be made by certain stockholders of the Company and net proceeds of the Offering of approximately $3,642,000. Current stockholders of the Company will also benefit by the creation of a public market for the Company's Common Stock. See "--Immediate Dilution; Recent Exchange of Common Stock at Prices Substantially Below Initial Public Offering Price," "Use of Proceeds," "Dividends and Distributions" and "Certain Transactions."

     Lack of Patents; Reliance on Proprietary Rights. The Company has no patents and its success will depend, in part, on its ability to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company seeks to protect its trade secrets and proprietary know-how, in part, by confidentiality agreements with employees, consultants, advisors, and others. There can be no assurance that such employees, consultants, advisors, or others will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed by competitors in such a manner that the Company will have no practical recourse.

     Dependence on Key Personnel. The Company is highly dependent on the services of its Chairman, Phillip C. Aginsky, and its Co-Presidents, Dan I. Bailey and William M. Rychel, as well as the other principal members of management and technical staff of the Company. The future success of the Company depends in large part upon its ability to attract and retain highly qualified personnel. The Company faces intense competition for such highly qualified personnel from other technology companies and may have to pay higher salaries to attract and retain such personnel. There can be no assurance that sufficient qualified personnel can be hired on a timely basis or retained. The loss of such key personnel or failure to recruit additional key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Messrs. Aginsky, Bailey and Rychel have entered into employment agreements with the Company which contain non-competition provisions. Such provisions may be unenforceable in certain states. See "Management."

     Control by Insiders; Potential Anti-Takeover Effect of Shares Having Disproportionate Voting Rights. Upon completion of the Offering, the existing stockholders of the Company, as the holders of Class B Common Stock, will beneficially own approximately 61.3% of the outstanding Common Stock (including the Escrow Shares and the Indemnification Shares) of the Company, representing approximately 88.8% of the voting power and will be able to elect the Company's directors and thereby direct the policies of the Company. Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirers may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of the Company's securities. See "Principal Stockholders" and "Description of Securities."

     Immediate Dilution; Recent Exchange of Common Stock at Prices Substantially Below Initial Public Offering Price. In connection with the Acquisitions, William M. Rychel, J. Thomas Woolsey and Martyn L. Cooper, officers and directors of the Company, and the other stockholders of G&R, Microsouth, tekgraf Texas, CGD and IGD were issued an aggregate of 2,192,000 shares of Class B Common Stock (including the Escrow Shares) at an effective purchase price of $4.33 per share. Accordingly, such shareholders will realize a per share increase in the value of such shares of $1.67, or 38.6%, upon the Offering (allocating no value to the Warrants included in the Units). The purchasers of the Units in the Offering will incur an immediate dilution of approximately $3.26, or 54.3%, in the pro forma per share net tangible book value of their Class A Common Stock, allocating no value to the Warrants included in the Units ($3.14, or 52.3%, if the Underwriters' over-allotment option is exercised in full). Additional dilution to public investors, if any, may result to the extent that the Warrants and/or the Representative's Unit Purchase Option are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."

     Charge to Earnings in the Event of Release of Escrow Shares. In the event any shares are released from escrow to the holders who are officers, directors, employees or consultants of the Company, a compensation expense will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to earnings equal to the fair market value of such shares and options on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Release of Escrow Shares," "Principal Stockholders" and "Description of Securities." Notwithstanding the foregoing discussion, there can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow.

     Potential Adverse Effects of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities Preferred Stock."

     No Dividends. The Company does not expect to declare or pay any cash or other dividends on its Common Stock in the foreseeable future. See "Dividends and Distributions."

     No Public Market for Securities; Possible Volatility of Market Price; Arbitrary Determination of Offering Price. Prior to the Offering, there has not been any market for any of the Company's securities, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Class A Common Stock and Warrants could also be subject to significant fluctuations in response to variations in the Company's operations, expansion plans, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time. See "Underwriting."



     Outstanding Warrants and Options; Exercise of Registration Rights. Upon completion of the Offering, the Company will have outstanding (i) 2,100,000 Warrants to purchase an aggregate of 2,100,000 shares of Class A Common Stock; and (ii) the Unit Purchase Option to purchase an aggregate of 420,000 shares of Class A Common Stock, assuming exercise of the underlying Warrants. The Company also has 300,000 shares of Class A Common Stock reserved for issuance upon exercise of options under its 1997 Stock Option Plan, of which options to purchase 215,000 shares will be granted on the date of this Prospectus.
Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while such warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities. Exercise of such rights could involve substantial expense to the Company. See "Management - Stock Option Plan," "Description of Securities" and "Underwriting."


     Potential Adverse Effect of Redemption of Warrants. Commencing one year from the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $11.75 per share for 30 consecutive trading days ending within 15 days of the notice of redemption. Redemption of the Warrants could force the holders to (i) exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or (iii) accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company has agreed not to redeem the Warrants unless a prospectus covering the shares of Class A Common Stock underlying the Warrants is in effect through the date fixed for redemption. See "Description of Securities - Redeemable Warrants."

     Current Prospectus and State Registration to Exercise Warrants. Holders of Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of the Offering to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. See "Description of Securities - Redeemable Warrants."

     Possible Adverse Effect on the Liquidity of the Company's Securities Due to Securities and Exchange Commission Investigation of the Representative and Blair & Co. and Recent Settlement by Blair & Co. with NASD. The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Representative and D.H. Blair & Co., Inc., a selling group member which will distribute a substantial portion of the Units offered hereby ("Blair & Co."). The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with NASD Regulation, Inc. ("NASDR"), the regulatory oversight subsidiary of the National Association of Securities Dealers, Inc. ("NASD"), District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative, its chief executive officer or any of its other officers or directors.

     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected. See "Underwriting."

     Possible Restrictions on Market-Making Activities in Company's Securities. The Representative has advised the Company that Blair & Co. intends to make a market in the Company's securities. Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation activities or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Shares Eligible for Future Sale" and "Underwriting."

     Shares Eligible for Future Sale. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act or otherwise, could have an adverse effect on the price of the Company's securities. Upon the sale of the 2,100,000 Units offered hereby, the Company will have outstanding 2,100,000 shares of Class A Common Stock, 3,333,333 shares of Class B Common Stock and 2,100,000 Warrants (2,415,000 shares of Class A Common Stock and 2,415,000 Warrants if the Underwriters' over-allotment option is exercised in full). The 3,333,333 outstanding shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of such shares, 1,141,333 are currently eligible for sale in the public market pursuant to Rule 144 and the remainder will become so eligible commencing June 1998 (subject to the restrictions on transferability relating to the Escrow Shares and volume limitations). However, all the holders of the shares of Class B Common Stock outstanding prior to the Offering have agreed not to sell or otherwise dispose of any securities of the Company for a period of 13 months from the date of this Prospectus without the Representative's prior written consent and for the 10 months thereafter not to sell more than 10% of their holdings in any month on a cumulative basis without such consent. The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities. The exercise of such rights could involve significant expense to the Company. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,100,000 Units offered hereby, after deducting underwriting discounts and commissions and other expenses of the Offering, are estimated to be approximately $10,305,000 ($11,996,550 if the Underwriters' over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:


                                                                 Approximate
                                                                   Amount
                   Application                                of Net Proceeds
             ----------------------                           ---------------
      Repayment of Bank Debt (1) ...........................     $1,600,000
      Repayment of Debt to Affiliated Entities, net (2) ....      1,385,000
      Purchase Price Adjustments, net (3) ..................        657,000
      Future Acquisitions ..................................      3,700,000
      Consolidation Expenses (4) ...........................        800,000
      Sales and Marketing (5) ..............................        500,000
      Working Capital (6) ..................................      1,663,000
                                                               ------------
           Total ...........................................   $ 10,305,000
                                                               ============

----------
(1) Represents amounts incurred for working capital purposes under bank lines of credit currently maintained by CGD, G&R and IGD which bear interest at prime plus 2%, prime plus .5% and prime plus .75%, respectively, and mature on November 30, 1997, December 31, 1997 and January 10, 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."
(2) Represents outstanding indebtedness to Alongal and certain other stockholders of the Company in the aggregate amount of approximately $2,375,000 which was incurred by the Company and certain of the Subsidiaries for working capital purposes, net of an aggregate of $990,000 of capital contributions to be made by the pre-Acquisition stockholders of the Company upon consummation of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."
(3) Represents an estimated aggregate of $1,086,000 due to the former stockholders of tekgraf Texas and Microsouth, net of an estimated aggregate amount of $419,000 due from the former stockholders of CGD and G&R, related to the guaranteed net asset values provided for in the stock purchase agreements entered into in connection with the Acquisitions. The actual amounts to be paid and collected are subject to final adjustment for the collection of receivables and inventory. See "Certain Transactions - The Acquisitions."
(4) Includes installation of high speed telecommunications lines and an MIS System. See "Business - Facilities and Administrative Functions."
(5) Includes implementation of a national promotional campaign. See "Business - Customers, Sales and Marketing."
(6) Represents amounts for general corporate purposes, including inventory purchases, the financing of receivables, and general and administrative expenses.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering during the next approximately 12 months. This estimate is based on certain assumptions, including that the consolidation of the acquired companies is successfully completed, revenues from operations do not fall below anticipated levels, no events occur which would cause the Company to abandon any particular efforts and that competitive conditions remain stable. The amounts actually expended for each purpose may vary significantly in the event any of these assumptions prove inaccurate. The Company reserves the right to change its use of proceeds as unanticipated events may cause the Company to redirect its priorities and reallocate the proceeds accordingly.

     Any additional proceeds received upon exercise of the Underwriters' over-allotment option will be added to working capital. Pending utilization, the net proceeds of the Offering will be invested in short-term, interest-bearing investments.

                           DIVIDENDS AND DISTRIBUTIONS

     After completion of the Offering, approximately $1,086,000 in cash will be distributed to Martyn Cooper and J. Thomas Woolsey, officers and directors of the Company, as Purchase Price Adjustments in connection with the acquisitions of tekgraf Texas and Microsouth. See "Use of Proceeds" and "Certain Transactions
- The Acquisitions."

     The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. The Company is not a party to any agreement which effectively restricts the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of June 30, 1997 and the as adjusted capitalization of the Company as of June 30, 1997 giving effect to (i) the sale of 2,100,000 Units offered hereby; (ii) the repayment, upon completion of the Offering, of bank debt ($2,598,650 at June 30, 1997); (iii) the repayment, upon completion of the Offering, of outstanding indebtedness to current and former stockholders (an aggregate of $2,249,000 at June 30, 1997); (iv) the contribution to capital, upon completion of the Offering, of an aggregate of $990,000 by the pre-Acquisition stockholders; and
(v) the payment and collection, after the Offering, of the estimated Purchase Price Adjustments. This table should be read in conjunction with the audited historical consolidated financial statements of the Company, and the notes thereto included elsewhere in this Prospectus.

                                                                             June 30, 1997
                                                                         --------------------
                                                                          Actual  As Adjusted
                                                                          ------  -----------
                                                                  (in thousands, except share data)

Due to related entities, net ..........................................  $  2,159   $    --
Minority interest .....................................................        15        15
Due to stockholders (1) ...............................................     1,226        --
Bank debt .............................................................     2,599        --
                                                                         --------   -------
Stockholders' Equity:(2)
   Preferred Stock, $.001 par value; 5,000,000 shares authorized; no
      shares issued and outstanding actual and as adjusted ............        --        --
   Class A Common Stock, $.001 par value, 31,666,667 shares authorized;
      no shares issued and outstanding actual; 2,100,000 shares issued
      and outstanding as adjusted (3) .................................        --         2
   Class B Common Stock, $.001 par value, 3,333,333 shares authorized,
       issued and outstanding actual and as adjusted (4) ..............         3         3
   Additional paid-in capital .........................................    10,422    19,316
Due from stockholders (5) .............................................      (419)       --
Due from stockholders as capital contributions (6) ....................      (990)       --
Retained earnings .....................................................       147       147
                                                                         --------   -------
   Total stockholders' equity .........................................     9,163    19,468
                                                                         --------   -------
   Total capitalization ...............................................    15,162    19,483
                                                                         ========   =======

----------
(1) Represents (i) estimated amounts owed to the former stockholders of Microsouth and tekgraf Texas as Purchase Price Adjustments and (ii) notes payable to shareholders of $140,000. See "Certain Transactions."
(2) Shares authorized reflects an amendment to the Company's Certificate of Incorporation filed in October 1997.
(3) Excludes (i) up to 630,000 shares issuable upon exercise of the Underwriters' over-allotment option and the Warrants included in such option; (ii) 2,100,000 shares issuable upon exercise of the Warrants included in the Units offered hereby; (iii) 420,000 shares issuable upon exercise of the Unit Purchase Option and the Warrants included in such option; and (iv) 300,000 shares reserved for issuance under the Company's 1997 Stock Option Plan. See "Management - Stock Option Plan," "Certain Transactions" and "Description of Securities."
(4) Includes the Escrow Shares and the Indemnification Shares. See "Principal Stockholders - Escrow Shares" and "Certain Transactions - The Acquisitions."
(5) Represents estimated amounts owed by the former stockholders of G&R and CGD as Purchase Price Adjustments. See "Certain Transactions - The Acquisitions."
(6) Represents amounts owed by the pre-Acquisition stockholders of the Company. See "Certain Transactions - The Acquisitions."

                                    DILUTION

     The following discussion and tables allocate no value to the Warrants contained in the Units. Such discussion and tables should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

     Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the amount of the Company's total assets minus the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. At June 30, 1997, the Company had a net tangible book value of approximately $3,185,000, or $.96 per share ($1.01 per share excluding the Escrow Shares). After giving retroactive effect to the sale of 2,100,000 Units offered hereby, and the Company's receipt of the net proceeds therefrom less underwriting discounts, commissions and other estimated expenses of the Offering (anticipated to aggregate $1,350,000), the net tangible book value of the Company, as adjusted, at June 30, 1997 would have been $14,899,000 or $2.74 per share ($2.83 per share excluding the Escrow Shares). This would result in an immediate dilution to the public investors of $3.26 per share ($3.17 per share excluding the Escrow Shares) and the aggregate increase in the pro forma net tangible book value to present stockholders would be $1.78 per share ($1.82 per share if the Escrow Shares were excluded). The following table illustrates this pro forma per share dilution:

Assumed public offering price per share .........................          $6.00
   Pro forma net tangible book value per share
      before Offering ...........................................   $ .96
   Increase per share attributable to new investors .............   $1.78
                                                                    -----
Pro forma net tangible book value per share after Offering ......          $2.74
                                                                           -----
Dilution per shares to new investors (1) ........................          $3.26
                                                                           =====

----------
(1) If the over-allotment option is exercised in full, the net tangible book value after the Offering would be approximately $2.89 per share, resulting in dilution to new investors in the Offering of $3.11 per share.

     The following table summarizes the differences between the pre-Acquisition stockholders, the Acquisition stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the pre-Acquisition stockholders of the Company, by the Acquisition stockholders and by new investors:

                                                              Total
                                                         Consideration        Average
                                Shares Purchased              Paid             Price
                              ---------------------  -----------------------    Per
                               Number       Percent    Amount        Percent   Share
                              ---------     -------  -----------     -------  -------
Pre-Acquisition Stockholders  1,141,333(1)   21.01%  $   990,000(2)    7.28%  $  .87(2)
Acquisition Stockholders ...  2,192,000(1)   40.34            --(3)      --       --(3)
New Investors ..............  2,100,000      38.65   $12,600,000      92.72     6.00
                              ---------     ------   -----------     ------
Total ......................  5,433,333     100.00%  $13,590,000     100.00%
                              =========     ======   ===========     ======

----------
(1)  Includes the Escrow Shares and Indemnification Shares.
(2) Represents amounts to be contributed to the capital of the Company prior to the Offering by Anita, a principal stockholder of the Company, and the other pre-Acquisition stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions - Other Transactions."
(3) Exclusive of the consideration provided in connection with the Acquisitions. See "Certain Transactions." The effective purchase price of these shares was $4.33 per share (excluding the Escrow Shares).

     The foregoing table does not give effect to exercise of any outstanding options or warrants. To the extent such options or warrants are exercised there will be further dilution to new investors. See "Management - Stock Option Plan" and "Description of Securities."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     Effective June 2, 1997, Crescent acquired the outstanding common stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG. Based upon the provisions of APB 16 "Accounting for Business Combinations" and SAB 97, the Acquisitions will be accounted for as purchases. APB16 and SAB 97 provide technical accounting guidance on business combinations, business combinations prior to an initial public offering, and the determination of the acquiring company. In accordance with this guidance, Crescent was determined to be the accounting acquiror. The unaudited pro forma combined statements of operations give effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. See "Risk Factors" included elsewhere herein.

     The accompanying unaudited pro forma combined statements of operations present Crescent combined with the Subsidiaries and give effect to the following pro forma adjustments: (i) the elimination of expenses related to affiliated entities of the Subsidiaries not acquired by Crescent; (ii) the reductions in compensation levels that certain former stockholders of the Subsidiaries and officers of Crescent have contractually agreed to receive subsequent to the Acquisitions; (iii) the amortization of the estimated goodwill recorded in connection with the Acquisitions; (iv) the elimination of interest expense on capital to be contributed by the pre-Acquisition stockholders of Crescent; and
(v) gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments. These statements are derived from the historical financial statements of the Company and the Subsidiaries which are included elsewhere.

     The Company has performed a preliminary analysis of the savings that it expects to realize as a result of (i) consolidating certain general and administrative functions; (ii) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering and cash to pay outstanding debt; and (iii) efficiencies in other general and administrative areas. The Company does not believe that these savings can be accurately quantified; however, the Company estimates the amount of such savings to be approximately $200,000 annually, although there can be no assurance that actual savings will not be significantly below such amount. It is anticipated that these savings will be partially offset by costs of being a public company. However, these costs, like the savings that they offset, cannot be quantified accurately; however, the Company estimates the costs associated with being a public company to be in the range of $300,000 to $500,000 annually, although there can be no assurance that actual costs will not significantly exceed such range. Accordingly, neither item has been included in the accompanying pro forma financial information.

     These pro forma combined statements of operations should be read in conjunction with other information contained elsewhere under the heading "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of Crescent and the Subsidiaries. See "Index to Financial Statements."

                                  Tekgraf, Inc.

              Unaudited Pro Forma Combined Statement of Operations
                      for the year ended December 31, 1996

                                                                    Intelligent            Computer
                           Tekgraf, Inc.                              Products  IG Distri-  Graphics        G&R          Combined
                       (formerly Crescent Microsouth,  tekgraf, inc. Marketing,   bution, Distributing   Marketing,      Acquired
                         Computers, Inc.)    Inc.         (Texas)        Inc.      Inc.     Company         Inc.         Companies
                            -----------  ------------   -----------   ----------  -------  -----------  -----------    ------------
Net sales ................  $13,414,131  $ 10,325,373   $ 4,062,901   $9,058,790  $44,715  $11,002,868  $21,038,228    $ 55,532,875
Cost of goods sold .......   10,951,551     8,594,719     3,380,486    7,578,307       --    9,143,743   18,117,338      46,814,593
                            -----------  ------------   -----------   ----------  -------  -----------  -----------    ------------
   Gross profit ..........    2,462,580     1,730,654       682,415    1,480,483   44,715    1,859,125    2,920,890       8,718,282
Operating expenses:
   Selling, general and
     administrative ......    2,244,924     1,256,356       317,909    1,333,230      474    1,608,903    2,551,281       7,068,153
   Depreciation ..........       16,999         8,566         9,858       42,961       --       26,787       56,549         144,721
   Amortization ..........           --       (66,990)      (31,412)          --       --           --           --         (98,402)
                            -----------  ------------   -----------   ----------  -------  -----------  -----------    ------------
Income from operations ...      200,657       532,722       386,060      104,292   44,241      223,435      313,060       1,603,810
Other income (expense) ...       14,916        27,625            --      (25,903)      --       54,861          182(6)       56,765
Interest expense .........      159,500        60,000        15,000           --       --      123,675      140,194         338,869
                            -----------  ------------   -----------   ----------  -------  -----------  -----------    ------------
Income before  provision
   for income taxes ......       56,073       500,347       371,060       78,389   44,241      154,621      173,048       1,321,706
Provision for income taxes       13,000            --            --       22,064    7,782       50,758        3,600          84,204
                            -----------  ------------   -----------   ----------  -------  -----------  -----------    ------------
Net income ...............  $    43,073  $    500,347   $   371,060   $   56,325  $36,459  $   103,863  $   169,448    $  1,237,502
                            ===========  ============   ===========   ==========  =======  ===========  ===========    ============
Pro forma net income
   per share -- primary and
   fully diluted

Estimated pro forma
   weighted average
   shares outstanding --
   primary and fully diluted

                                 Pro Forma Adjustments          Pro Forma
                             ----------------------------      -----------
Net sales ................            --      $   (44,715)(6)  $68,902,291
Cost of goods sold .......   $  (123,338)(1)           --       57,642,806
                             -----------      -----------      -----------
   Gross profit ..........       123,338          (44,715)      11,259,485
Operating expenses:
   Selling, general and
     administrative ......    (1,671,428)(2)     (142,002)(1)    7,499,647
   Depreciation ..........            --               --          161,720
   Amortization ..........        98,402(3)       400,739(7)       400,739
                             -----------      -----------      -----------
Income from operations ...     1,696,364         (303,452)       3,197,379
Other income (expense) ...                         44,715(6)       116,396
Interest expense .........       (67,860)(4)           --          430,509
                             -----------      -----------      -----------
Income before  provision
   for income taxes ......     1,764,224         (258,737)       2,883,266
Provision for income taxes            --        1,183,558(5)     1,280,762
                             -----------      -----------      -----------
Net income ...............   $ 1,764,224      $(1,442,295)     $ 1,602,504
                             ===========      ===========      ===========

Pro forma net income
   per share -- primary and
   fully diluted .........                                            $.51
                                                                      ====
Estimated pro forma
   weighted average
   shares outstanding --
   primary and fully diluted                                     3,166,666(8)
                                                                 =========

----------
(1) Reflects the elimination of expenses related to affiliated entities of the Subsidiaries which were not acquired by the Company.

(2) Adjusted to reflect the reductions in compensation levels that certain former stockholders of the Subsidiaries who served as officers, administrators or salespeople of their respective companies and officers of the Company (the "Continuing Employees") have contractually agreed to receive from the Company subsequent to the Acquisitions. This estimate is based on the elimination of (i) base compensation in excess of the specified amounts included in employment contracts signed by the Continuing Employees, (ii) bonuses, based on a determination by the Board of Directors that bonuses will not be granted by the Company during the fiscal years ended December 31, 1997 and 1998, and (iii) various compensation related expenses which, effective June 2, 1997, were no longer allowed pursuant to expense policies approved by the Board of Directors of the Company. The Company believes that the duties and

                                         (Footnotes continued on following page)

(Continued from preceding page)


     responsibilities of the Continuing Employees will not be diminished as a result of the Acquisitions. Accordingly, the Company believes that no other costs will be incurred to offset the reductions in compensation levels of the Continuing Employees. The Company believes that this information is necessary for investors to realistically assess the impact of the Acquisitions. Certain former stockholders of the Subsidiaries (the "Noncontinuing Employees"), including Edward H.L. Mason, Margaret Mason, Eric Nerenberg and Thomas A. Gust, were compensated for services provided to the Subsidiaries prior to the Acquisitions and will not be employed by the Company subsequent to the Offering. The compensation paid to the Noncontinuing Employees has been considered in the adjustment. The Company believes that the duties and responsibilities of the Noncontinuing Employees will be absorbed by the Continuing Employees. Additionally, a management fee was paid to Alongal prior to the Acquisitions and the Company does not intend to pay a management fee to Alongal after completion of the Offering. The adjustments are summarized as follows:


                                                                     Pro Forma
     Company                                                         Adjustment
     -------                                                         ----------
Tekgraf, Inc. (formerly Crescent) .................................   (636,773)
Microsouth ........................................................    (45,150)
tekgraf Texas .....................................................     51,684
IPM/IG ............................................................   (295,483)
CGD ...............................................................   (282,262)
G&R ...............................................................   (463,444)
                                                                    ----------
                                                                    (1,671,428)
                                                                    ==========

(3)  Reflects the elimination of amortization related to negative goodwill.
(4) Reflects the elimination of the pro rata interest expense incurred on capital to be contributed by the pre-Acquisition stockholders of the Company.
(5) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for non-deductible goodwill amortization.
(6)  Reflects the elimination of transactions between IPM and IG.
(7) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions. Goodwill is being amortized over 15 years.
(8) Gives effect to the Acquisitions and subsequent Recapitalization. Weighted average shares outstanding excludes the 166,667 Escrow Shares. The Escrow Shares will be released from escrow only in the event that one or more of the following conditions are met:
     (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $8,700,000 for the fiscal year ended December 31, 1998;
     (ii) the Minimum Pretax Income amounts to at least $13,000,000 for the fiscal year ending December 31, 1999;
     (iii) the Minimum Pretax Income amounts to at least $17,900,000 for the fiscal year ending December 31, 2000;
     (iv) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $16.25 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus;
     (v) the Closing Price of the Class A Common Stock averages in excess of $20.00 per share for 30 consecutive business days during the 18-month period commencing 18 months from the date of this Prospectus. See "Principal Stockholders - Escrow Shares."

                                 Tekgraf, Inc.

              Unaudited Pro Forma Combined Statement of Operations
                     for the six months ended June 30, 1996

                                                                            Intelligent                Computer
                                 Tekgraf, Inc.                               Products       IG         Graphics           G&R
                             (formerly Crescent  Microsouth,  tekgraf, inc.  Marketing, Distribution, Distributing     Marketing,
                               Computers, Inc.)      Inc.        (Texas)        Inc.       Inc.          Company          Inc.
                               ----------------  -----------  -------------  ---------- ------------  ------------     ----------
Net sales ...................     $6,850,330     $4,745,813     $1,947,646   $5,441,239 $   26,138     $5,129,621      $ 9,787,042
Cost of goods sold ..........      5,698,376      3,900,605      1,632,336    4,186,533                 4,337,898        8,389,438
                                  ----------     ----------     ----------   ---------- ----------     ----------      -----------
    Gross profit ............      1,151,954        845,208        315,310    1,254,706     26,138        791,723        1,397,604
Operating expenses:
    Selling, general and
       administrative........        916,147        547,764        163,493    1,154,283        399        741,736        1,175,490
    Depreciation ............         15,346          6,000         10,923       30,000         --          8,550           27,000
    Amortization ............             --        (33,495)       (16,748)          --         --             --               --
                                  ----------     ----------     ----------   ---------- ----------     ----------      -----------
Income from operations ......        220,461        324,939        157,642       70,423     25,739         41,437          195,114
Other income (expense).......         40,021         26,080         32,278       27,888         --         31,899          (60,065)
Interest expense ............         60,000         25,000         10,000           --         --         53,279           69,124
                                  ----------     ----------     ----------   ---------- ----------     ----------      -----------
Income before provision for
    income taxes and
    minority interest........        200,482        326,019        179,920       98,311     25,739         20,057           65,925
Provision for income taxes ..         13,000             --             --       12,420      5,782          6,618               --
                                  ----------     ----------     ----------   ---------- ----------     ----------      -----------
Income before minority
    interest.................        187,482        326,019        179,920       85,891     19,957         13,439           65,925
Minority interest ...........         24,580             --             --           --         --             --               --
                                  ----------     ----------     ----------   ---------- ----------     ----------      -----------
Net income ..................     $  162,902     $  326,019      $ 179,920   $   85,891    $19,957     $   13,439      $    65,925
                                  ==========     ==========      =========   ==========    =======     ==========      ===========
Pro forma net income  per
    share -- primary and
    fully diluted ..............

Estimated pro forma weighted
    average shares outstanding
    -- primary and fully diluted

                                    Combined
                                    Acquired
                                    Companies        Pro Forma Adjustments         Pro Forma
                                  ------------   ---------------------------       ---------
Net sales ....................    $27,077,499           --                       $33,927,829
Cost of goods sold ...........     22,446,810    $  72,185(1)        --            28,217,371
                                  -----------    ---------    ---------           -----------
    Gross profit .............      4,630,689      (72,185)          --             5,710,458
Operating expenses:
    Selling, general and
       administrative ........      3,783,165     (557,925)(2)       --             4,141,387
    Depreciation .............         82,473           --                            97,819
    Amortization .............        (50,243)      50,243(3)   200,369(6)            200,369
                                  -----------    ---------    ---------           -----------
Income from operations .......        815,294      435,497     (200,369)            1,270,883
Other income (expense) .......         58,080           --                            98,101
Interest expense .............        157,403      (24,000)(4)       --               193,403
                                  -----------    ---------    ---------           -----------
Income before provision for
    income taxes and
    minority interest.........        715,971      459,497           --             1,175,581
Provision for income taxes ...         24,820      498,800(5)  (200,369)              536,620
                                  -----------    ---------    ---------           -----------
Income before minority
    interest .................        691,151      (39,303)    (200,369)              638,961

Minority interest ............             --           --           --                24,580
                                  -----------    ---------    ---------           -----------
Net income....................    $   691,151    $ (39,303)   $(200,369)          $   614,381
                                  ===========    =========    =========           ===========

Pro forma net income  per
    share -- primary and
    fully diluted ..............                                                        $.19
                                                                                        ====
Estimated pro forma weighted
    average shares outstanding
    -- primary and fully diluted                                                   3,166,666(7)
                                                                                   =========

(1) Reflects the elimination of expenses related to affiliated entities of the Subsidiaries which were not acquired by the Company.

(2) Adjusted to reflect the reductions in compensation levels that certain former stockholders of the Subsidiaries who served as officers, administrators or salespeople of their respective companies and officers of the Company have contractually agreed to receive from the Company subsequent to the Acquisitions. This estimate is based on the elimination of (i) base compensation in excess of the specified amounts included in employment contracts signed by the Continuing Employees, (ii) bonuses, based on a determination by the Board of Directors that bonuses will not be granted by the Company during the fiscal years ended December 31, 1997 and 1998, and (iii) various compensation related expenses which, effective June 2, 1997, were no longer allowed pursuant to expense policies approved by the Board of Directors of the Company. The Company believes that the duties and responsibilities of the Continuing Employees will not be diminished as a result of the Acquisitions. Accordingly, the Company believes that no other costs will be incurred to offset the

                                         (Footnotes continued on following page)

(Continued from preceding page)


     reductions in compensation levels of the Continuing Employees. The Company believes that this information is necessary for investors to realistically assess the impact of the Acquisitions. Certain former stockholders of the Subsidiaries, including Edward H.L. Mason, Margaret Mason, Eric Nerenberg and Thomas A. Gust, were compensated for services provided to the Subsidiaries prior to the Acquisitions and will not be employed by the Company subsequent to the Offering. The compensation paid to the Noncontinuing Employees has been considered in the adjustment. The Company believes that the duties and responsibilities of the Noncontinuing Employees will be absorbed by the Continuing Employees. Additionally, a management fee was paid to Alongal prior to the Acquisitions and the Company does not intend to pay a management fee to Alongal after completion of the Offering. The adjustments are summarized as follows:


                                                                     Pro Forma
     Company                                                         Adjustment
     -------                                                         ----------
Tekgraf, Inc. (formerly Crescent)...................................  (116,640)
Microsouth .........................................................    19,645
tekgraf Texas ......................................................    36,384
IPM/IG .............................................................  (136,683)
CGD ................................................................  (161,450)
G&R ................................................................  (199,181)
                                                                      --------
                                                                      (557,925)
                                                                      ========

(3)  Reflects the elimination of amortization related to negative goodwill.
(4) Reflects the elimination of the pro rata interest expense incurred on capital to be contributed by the pre-Acquisition stockholders of the Company.
(5) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for non-deductible goodwill amortization.
(6) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions. Goodwill is being amortized over 15 years.
(7) Gives effect to the Acquisitions and subsequent Recapitalization. Weighted average shares outstanding excludes the 166,667 Escrow Shares. The Escrow Shares will be released from escrow only in the event that one or more of the following conditions are met:
     (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $8,700,000 for the fiscal year ended December 31, 1998;
     (ii) the Minimum Pretax Income amounts to at least $13,000,000 for the fiscal year ending December 31, 1999;
     (iii)the Minimum Pretax Income amounts to at least $17,900,000 for the fiscal year ending December 31, 2000;
     (iv) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $16.25 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus;
     (v) the Closing Price of the Class A Common Stock averages in excess of $20.00 per share for 30 consecutive business days during the 18-month period commencing 18 months from the date of this Prospectus. See "Principal Stockholders - Escrow Shares."

                                  Tekgraf, Inc.

              Unaudited Pro Forma Combined Statement of Operations
                     for the six months ended June 30, 1997

                                                                            Intelligent                Computer
                                 Tekgraf, Inc.                               Products       IG         Graphics           G&R
                             (formerly Crescent  Microsouth,  tekgraf, inc.  Marketing, Distribution, Distributing     Marketing,
                               Computers, Inc.)      Inc.        (Texas)        Inc.       Inc.          Company          Inc.
                               ----------------  -----------  -------------  ---------- ------------  ------------     ----------
Net sales ......................  $6,830,960     $ 5,886,966   $ 2,039,816   $3,824,183  $  13,531      $6,223,966     $9,907,544
Cost of goods sold .............   5,590,055       4,907,177     1,665,708    2,809,596         --       5,159,778      8,492,645
                                  ----------     -----------   -----------   ----------  ---------      ----------     ----------
    Gross profit ...............   1,240,905         979,789       374,108    1,014,587     13,531       1,064,188      1,414,899
Operating expenses:
    Selling, general and
       administrative ..........     834,255         542,753       141,555      885,850        451         859,511      1,123,633
    Depreciation ...............      20,736          12,000        10,321       10,736                     14,651         27,000
    Amortization ...............          --         (27,911)      (13,088)          --         --              --             --
                                  ----------     -----------   -----------   ----------  ---------      ----------     ----------
Income from operations .........     385,914         452,947       235,320      118,001     13,080         190,026        264,266
Other income ...................                      14,410                     14,452                      5,752         22,120
Interest expense ...............      80,000                                                                64,281         63,090
                                  ----------     -----------   -----------   ----------  ---------      ----------     ----------
Income before income
    taxes and extraordinary
    gain .......................     305,914         467,357       235,320      132,453     13,080         131,497        223,296
Provision for income taxes .....     116,800                                     93,452      9,673          46,024
                                  ----------     -----------   -----------   ----------  ---------      ----------     ----------
Income before minority
    interest and
    extraordinary gain .........     189,114         467,357       235,320       39,001      3,407          85,473        223,296
Minority interest ..............      14,629              --            --           --         --              --             --
                                  ----------     -----------   -----------   ----------  ---------      ----------     ----------
Income before extraordinary
    gain .......................  $  174,485     $   467,357   $   235,320   $   39,001  $   3,407      $   85,473     $  223,296
                                  ==========     ===========   ===========   ==========  =========      ==========     ==========
Pro forma income before
    extraordinary gain per
    share -- primary and
    fully diluted ..............
Estimated pro forma weighted
    average shares outstanding
    -- primary and fully diluted

                                    Combined
                                    Acquired
                                    Companies        Pro Forma Adjustments         Pro Forma
                                  ------------   ---------------------------       ---------
Net sales ......................  $ 27,896,006   $ (42,484)(1)                   $ 34,684,482
Cost of goods sold .............    23,034,904          --           (43,097)(1)   28,581,862
                                  ------------   ---------      ------------      -----------
    Gross profit ...............     4,861,102     (42,484)           43,097        6,102,620
Operating expenses:
    Selling, general and
       administrative ..........     3,553,753    (222,348)(2)            --        4,165,660
    Depreciation ...............        74,708                                         95,444
    Amortization ...............       (40,999)    (40,999)(3)       200,369(6)       200,369
                                  ------------   ---------      ------------      -----------
Income from operations .........     1,273,640     138,865          (157,272)       1,641,147
Other income ...................        56,734                                         56,734
Interest expense ...............       127,371     (36,676)(4)            --          170,695
                                  ------------   ---------      ------------      -----------
Income before income
    taxes and extraordinary
    gain .......................     1,203,003     175,541          (157,272)       1,527,186
Provision for income taxes .....       149,149     407,796(5)             --          673,745
                                  ------------   ---------      ------------      -----------
Income before minority
    interest and
    extraordinary gain .........     1,053,854    (232,255)         (157,272)         853,441
Minority interest ..............            --          --                --           14,629
                                  ------------   ---------      ------------      -----------
Income before extraordinary
    gain .......................  $  1,053,854   $(232,255)     $   (157,272)     $   838,812
                                  ============   =========      ============      ===========


Pro forma income before
    extraordinary gain per
    share -- primary and
    fully diluted ..............                                                         $.26
                                                                                         ====
Estimated pro forma weighted
    average shares outstanding
    -- primary and fully diluted                                                    3,166,666(7)
                                                                                    =========


----------
(1) Reflects the elimination of expenses related to affiliated entities of the Subsidiaries which were not acquired by the Company and the elimination of revenue and expenses between IPM and IG.

                                         (Footnotes continued on following page)

(Continued from preceding page)

(2) Adjusted to reflect the reductions in compensation levels that certain former stockholders of the Subsidiaries who served as officers, administrators or salespeople of their respective companies and officers of the Company have contractually agreed to receive from the Company subsequent to the Acquisitions. This estimate is based on the elimination of (i) base compensation in excess of the specified amounts included in employment contracts signed by the Continuing Employees, (ii) bonuses, based on a determination by the Board of Directors that bonuses will not be granted by the Company during the fiscal years ended December 31, 1997 and 1998, and (iii) various compensation related expenses which, effective June 2, 1997, were no longer allowed pursuant to expense policies approved by the Board of Directors of the Company. The Company believes that the duties and responsibilities of the Continuing Employees will not be diminished as a result of the Acquisitions. Accordingly, the Company believes that no other costs will be incurred to offset the reductions in compensation levels of the Continuing Employees. The Company believes that this information is necessary for investors to realistically assess the impact of the Acquisitions. Certain former stockholders of the Subsidiaries, including Edward H.L. Mason, Margaret Mason, Eric Nerenberg and Thomas A. Gust, were compensated for services provided to the Subsidiaries prior to the Acquisitions and will not be employed by the Company subsequent to the Offering. The compensation paid to the Noncontinuing Employees has been considered in the adjustment. The Company believes that the duties and responsibilities of the Noncontinuing Employees will be absorbed by the Continuing Employees. Additionally, a management fee was paid to Alongal prior to the Acquisitions and the Company does not intend to pay a management fee to Alongal after completion of the Offering. The adjustments are summarized as follows:

                                                                     Pro Forma
        Company                                                      Adjustment
        -------                                                      ----------
Tekgraf, Inc. (formerly Crescent)...................................   (27,500)
Microsouth .........................................................    32,570
tekgraf Texas ......................................................    62,250
IPM/IG .............................................................  (121,071)
CGD ................................................................   (53,300)
G&R ................................................................  (115,297)
                                                                      --------
                                                                      (222,348)
                                                                      ========


(3)  Reflects the elimination of amortization related to negative goodwill.
(4) Reflects the elimination of the pro rata interest expense incurred on capital to be contributed by the pre-Acquisition stockholders of the Company.
(5) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for non-deductible goodwill amortization.
(6) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions. Goodwill is being amortized over 15 years.
(7) Gives effect to the Acquisitions and subsequent Recapitalization. Weighted average shares outstanding excludes the 166,667 Escrow Shares. The Escrow Shares will be released from escrow only in the event that one or more of the following conditions are met.

                      SELECTED FINANCIAL AND OPERATING DATA

     Effective June 2, 1997, Crescent acquired all of the outstanding common stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG. The financial information presented below represents selected historical data for Crescent and the Subsidiaries. For a discussion of the pro forma combined operating results, see the "Unaudited Pro Forma Combined Statements of Operations" of the Company and related notes thereto. The following selected financial and operating data selected by the Company should be read in conjunction with the historical financial statements of Crescent and the Subsidiaries and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The selected financial data of Crescent as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, of G&R and CGD for each of the three years in the period ended December 31, 1996, of IPM and IG for the years ended December 31, 1995 and 1996, of Microsouth for the six month period ended December 31, 1995 and for the year ended December 31, 1996, and of tekgraf Texas for the year ended December 31, 1996, have been derived from financial statements audited by Coopers & Lybrand L.L.P. which appear elsewhere. The audited historical financial statements have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80. SAB 80 provides technical guidance on the application of Rule 3-05 of Regulation S-X in an initial public offering of a business built by the aggregation of discrete businesses that remain substantially intact after the acquisitions. Rule 3-05 establishes the financial statement requirements for businesses acquired.

     All other selected financial data have been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management of Crescent and the Subsidiaries, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of such data. The selected data for Crescent for the six month period ended June 30, 1997 excludes operations of the Subsidiaries for the period from June 3, 1997 through June 30, 1997 for which the Company operated as a combined entity. The selected data for the Subsidiaries includes operations from June 3, 1997 through June 30, 1997. All amounts are presented in thousands except share and per share data.

Crescent

                                                         Years Ended                      Six Months Ended
                                                         December 31,                         June 30,
                                         --------------------------------------------    ---------------------
                                           1993        1994       1995        1996          1996       1997
                                         --------    -------    --------   ---------     --------    ---------
Statement of Income Data(1):
Net sales .............................    $4,943     $6,340     $12,277     $13,414       $6,850       $6,831
Cost of goods sold ....................     4,214      5,228      10,368      10,952        5,698        5,590
                                         --------    -------    --------   ---------     --------    ---------
Gross profit ..........................       729      1,111       1,910       2,463        1,152        1,241
Operating expenses:
   Selling, general and
       administrative .................       772      1,082       1,761       2,245          916          834
Depreciation ..........................         4          8          28          17           15           21
                                         --------    -------    --------   ---------     --------    ---------
Operating income (loss) ...............       (47)        21         120         201          220          386
   Other income .......................        39         --          --          15           40           --
   Interest expenses ..................         3         40         126         160           60           80
                                         --------    -------    --------   ---------     --------    ---------
Income (loss) before taxes and
   minority interest ..................       (11)       (19)         (5)         56          200          306
Provision (benefit) for income taxes ..        (4)        (4)         (2)         13           13          117
                                         --------    -------    --------   ---------     --------    ---------
Income (loss) before minority .........       (15)       (15)         (4)         43          187          189
Minority interest .....................        --         --          --          --           25           15
                                         --------    -------    --------   ---------     --------    ---------
Net income (loss) .....................     $ (15)     $ (15)       $ (4)       $ 43      $   163      $   174
                                         ========    =======    ========   =========     ========    =========

                                       December 31,   December 31,     June 30,
                                          1995           1996            1997
                                       ------------   ------------     --------
Balance Sheet Data:
Working capital .......................   $  (51)        $ (104)        $  (17)
Total assets ..........................    2,264          3,007          3,792
Due to stockholders, net ..............    1,616          2,211          2,159
Due to related entities ...............
Stockholders' equity (deficit) ........      (33)            10            199

----------
(1) Crescent began operations in March of 1993. Accordingly, data is provided only for fiscal years 1993 through 1996.

Microsouth

                                                                             Six Months Ended
                                        Six Month Period    Year Ended           June 30,
                                       Ended December 31,  December 31,    --------------------
                                             1995              1996          1996         1997
                                       ------------------  ------------    -------      -------
Statement of Income Data:
Net sales ............................     $ 4,636           $ 10,325      $ 4,746      $ 5,887
Cost of goods sold ...................       3,933              8,595        3,901        4,907
                                           -------           --------      -------      -------
Gross profit .........................         703              1,731          845          980

   Selling, general and administrative         590              1,256          548          543
   Depreciation ......................           2                  9            6           12
   Amortization ......................         (33)               (67)         (33)         (28)
                                           -------           --------      -------      -------
Operating income .....................         145                533          325          453
   Other income ......................          16                 28           26           14
   Interest expenses .................           5                 60           25           --
                                           -------           --------      -------      -------
Income before extraordinary gain .....         156                500          326          467
Extraordinary gain ...................          --                 --           --          210
                                           -------           --------      -------      -------
Net income ...........................     $   156           $    500      $   326      $   677
                                           =======           ========      =======      =======

tekgraf Texas

                                                            Six Months Ended
                                         Year Ended              June 30,
                                        December 31,      ---------------------
                                            1996           1996           1997
                                           ------         ------         ------
Statement of Income Data:
Net sales ............................    $ 4,063        $ 1,948        $ 2,040
Cost of goods sold ...................      3,380          1,632          1,666
                                          -------        -------        -------
Gross profit .........................        682            315            374
   Selling, general and administrative        318            131            142
   Depreciation ......................         10             10             10
   Amortization ......................        (31)           (16)           (13)
                                          -------        -------        -------
Operating income .....................        342            190            235
   Interest expenses .................         15             10             --
                                          -------        -------        -------
Income before extraordinary gain .....        371            180            235
Extraordinary gain ...................         --             --             70
                                          -------        -------        -------
Net income ...........................    $   371        $   180        $   305
                                          =======        =======        =======

CGD

                                                 Years Ended           Six Months Ended
                                                 December 31,              June 30,
                                         ---------------------------   ----------------
                                           1994      1995      1996      1996    1997
                                         -------   -------   -------   ------   ------
Statement of Income Data:
Net sales ............................   $12,948   $11,095   $11,003   $5,130   $6,224
Cost of goods sold ...................    11,110     9,192     9,144    4,338    5,160
                                         -------   -------   -------   ------   ------
Gross profit .........................     1,838     1,903     1,859      792    1,064
   Selling, general and administrative     1,564     1,670     1,609      742      860
   Depreciation ......................        20        19        27        9       15
                                         -------   -------   -------   ------   ------
Operating income .....................       255       214       223       41      190
   Other income ......................        23        17        55       32        6
   Interest expense ..................       154       145       124       53       64
                                         -------   -------   -------   ------   ------
Income before taxes ..................       123        87       155       20      131
Provision for income taxes ...........        45        20        51        6       46
                                         -------   -------   -------   ------   ------
   Net income ........................   $    79   $    66   $   104   $   13   $   85
                                         =======   =======   =======   ======   ======

IGD (IPM and IG)

                                      Years Ended December 31,  Six Months Ended June 30,
                                      ------------------------  -------------------------
                                           1995       1996             1996    1997
                                         -------    -------          ------   ------
Statement of Income Data:
IPM(1):
Net sales ............................   $ 7,647    $ 9,059          $5,441   $3,824
Cost of goods sold ...................     6,344      7,578           4,187    2,810
                                         -------    -------          ------   ------
Gross profit .........................     1,303      1,480           1,255    1,015

   Selling, general and administrative     1,052      1,333           1,154      886
   Depreciation ......................        46         43              30       11
                                         -------    -------          ------   ------
Operating income (loss) ..............       205        104              70      118
   Other income (expense) ............       (65)       (26)             27       14
                                         -------    -------          ------   ------
Income (loss) before taxes ...........       140         78              98      132
Provision for income taxes ...........        46         22              12       93
                                         -------    -------          ------   ------
Net income (loss) ....................   $    94    $    56          $   86   $   39
                                         =======    =======          ======   ======
IG:
Revenue ..............................   $    35    $    45          $   26   $   14
Selling, general and administrative ..         1          1              --        1
Operating income .....................        34         44              26       13
Provision for income taxes ...........        10          8               6       10
                                         -------    -------          ------   ------
Net income ...........................   $    25    $    36          $   20   $    3
                                         =======    =======          ======   ======

----------
(1) The results of operations include the operations of a division not acquired by the Company.

G&R

                                                  Years Ended           Six Months Ended
                                                  December 31,              June 30,
                                         ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                         -------   -------   -------   -------    ------
Statement of Income Data:
Net sales ............................   $21,317   $20,784   $21,038   $ 9,787    $9,908
Cost of goods sold ...................    18,677    17,990    18,117     8,389     8,493
                                         -------   -------   -------   -------    ------
Gross profit .........................     2,640     2,794     2,921     1,398     1,415

   Selling, general and administrative     2,281     2,387     2,551     1,175     1,124
   Depreciation ......................        48        67        57        27        27
                                         -------   -------   -------   -------    ------
Operating income .....................       311       339       313       195       264
   Other income (expense) ............        --         1        --       (60)       22
   Interest expense ..................       137       166       140        69        63
                                         -------   -------   -------   -------    ------
Income before taxes ..................       174       174       173        66       223
Provision for income taxes ...........         3         3         4        --        --
                                         -------   -------   -------   -------    ------
   Net income ........................   $   170   $   171   $   169   $    66    $  223
                                         =======   =======   =======   =======    ======

Combined Companies

                                                                                     Year Ended    Six Months Ended
                                                                                    December 31,       June 30,
                                                                                        1996             1997
                                                                                    ------------   ----------------
Combined Pro Forma Statement of Income Data(1):
Net sales(2) ...................................................................     $   68,902       $   34,684
Cost of goods sold(3) ..........................................................         57,643           28,582
                                                                                     ----------       ----------
Gross profit ...................................................................         11,259            6,103
   Selling, general and administrative(4) ......................................          7,500            4,165
   Depreciation ................................................................            162               95
   Amortization(5) .............................................................            401              200
                                                                                     ----------       ----------
Operating income: ..............................................................          3,197            1,641
   Other income(6) .............................................................            116               57
   Interest expense ............................................................            431              171
                                                                                     ----------       ----------
   Income before taxes minority interest
      and extraordinary gain(7) ................................................          2,883            1,527
   Provision for income taxes(8) ...............................................          1,281              674
                                                                                     ----------       ----------
   Income before minority interest and extraordinary gain ......................     $    1,603       $      853
                                                                                     ----------       ----------
   Minority interest ...........................................................             --               15
                                                                                     ----------       ----------
Income before extraordinary gain ...............................................     $    1,603       $      839
                                                                                     ----------       ----------

Pro forma income per share before extraordinary gain - primary and fully diluted     $      .51       $      .26
                                                                                     ==========       ==========
Estimated pro forma weighted average shares outstanding - primary
   and fully diluted(9) ........................................................      3,166,666        3,166,666
                                                                                     ==========       ==========


----------
(1) See "Unaudited Pro Forma Combined Financial Statements" of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997.

(2) Adjusted to reflect the Acquisitions, the elimination of revenue between IPM and IG, and the elimination of expenses related to affiliated entities of the Subsidiaries not acquired by the Company.

(3) Adjusted to reflect the Acquisitions and the elimination of expenses related to affiliated entities of the Subsidiaries not acquired by the Company.

(4) Adjusted to reflect the Acquisitions and the reductions in compensation level that certain former stockholders of the Subsidiaries and officers of the Company have agreed to receive from the Company subsequent to the Acquisitions.

(5) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions.

(6)  Adjusted to reflect the elimination of expenses between IPM and IG.

(7) Adjusted for the elimination of the pro rata interest expense on capital to be contributed by the pre-Acquisition stockholders of the Company.

(8) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries been C Corporations and the incremental provision for the pro forma adjustments.

(9) Gives effect to the Acquisitions and subsequent Recapitalization. Fully-diluted weighted average shares outstanding excludes the Escrow Shares.
                                                           June 30, 1997
                                                 -------------------------------
                                                  Actual          As Adjusted(1)
                                                 -------          --------------
Balance Sheet Data:
Working capital ........................         $ 2,512             $14,495
Total assets ...........................          23,587              29,368
Total debt .............................           5,984                  --
Stockholders' equity ...................           9,163              20,877

----------
(1) Adjusted to reflect (i) the sale of 2,100,000 Units offered hereby; (ii) the repayment, upon completion of the Offering, of bank debt ($2,598,650 at June 30, 1997); (iii) the repayment, upon completion of the Offering, of outstanding indebtedness to current and former stockholders (an aggregate of $2,249,000 at June 30, 1997); (iv) the contribution to capital, upon completion of the Offering, of an aggregate of $990,000 by the pre-Acquisition stockholders; and (v) the payment and collection, after the Offering, of the estimated Purchase Price Adjustments. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's unaudited pro forma combined financial statements and the audited financial statements of the Company and the Subsidiaries, and the notes thereto, appearing elsewhere in this Prospectus.

Results of Operations

   Overview

     Crescent was incorporated in Georgia in February 1993. In December 1994, Crescent completed the acquisition of a 60% interest in Prisym. In June 1997, Crescent completed the acquisition of a 100% interest in each of the Subsidiaries. The Acquisitions of each of the Subsidiaries has been accounted for using the purchase method of accounting. Subsequent to the Acquisitions, the Company completed the Merger pursuant to which it reincorporated in the State of Delaware and effected a recapitalization pursuant to which each share of common stock of the Georgia entity was exchanged for 400 shares of Class B Common Stock of the Delaware entity.

     The Subsidiaries have operated throughout the periods presented as independent private companies, and, as such, their results of operations reflect two structures, S Corporations and C Corporations. The particular corporate structure of each Subsidiary has influenced, among other things, the historical levels of compensation paid to its principals. Certain of such individuals have contractually agreed to a reduction in their compensation and benefits in connection with the Acquisitions. The compensation differential and the related income tax effects have been reflected in the pro forma adjustments in the accompanying pro forma information provided elsewhere in this Prospectus.

     Net sales reflect the sale of the Company's products, net of allowances for returns and other adjustments and include minimal revenues related to services performed at the Company's premises. Sales are generated from the sale of products in both the domestic and international markets. No individual customer accounted for more than 6% of sales during 1996 or during the six months ended June 30, 1997 on a combined basis.

     Cost of goods sold consists primarily of product costs (cost of manufacture or acquisition) and freight charges. Cost of sales also includes direct expenses, such as labor and inventory, obtaining FCC certification of products where required, the cost of shipping and delivery charges to bring the product to the Company's premises, as well as overhead allocated to direct expenses, incurred in manufacturing products sold by the Company. The direct cost associated with providing services performed by the Company for its customers is also included in the cost of goods sold.

     Sales and gross profits depend in part on the volume and mix of components and finished goods contained in the Company's inventory from time to time. Manufactured product sales have a higher gross profit margin with a relatively lower volume of sales per customer, while component sales have a comparably low gross profit with a relatively high volume of sales per customer. The Company expects that gross margins will continue at the levels experienced in 1996.

     A large portion of the Company's operating expenses is relatively fixed. Since the Company does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon historical purchasing practices of its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     Selling, general and administrative ("SG&A") expenses include costs related to the Company's sales force, which are comprised of both direct employees of the Company and independent sales representatives. Included are direct labor costs for in-house sales representatives as well as commissions paid to both in-house and independent sales personnel. Costs associated with marketing and advertising of the Company's products are also included in SG&A expenses, along with expenses relating to corporate and administrative functions that serve to support the existing products and service business of the Company, as well as to provide the infrastructure for future growth. Also reflected as SG&A expenses are certain management, supervisory and staff salaries and employee benefits, data processing, training, rent, and office supply costs.

     Interest expense includes costs and expenses associated with working capital indebtedness, as evidenced by outstanding balances on the Company's principal credit facilities, and working capital advances made by certain current and former stockholders.

     The Company is currently in the process of consolidating certain general and administrative functions at the Company's headquarters in Atlanta, Georgia, including human resources, public relations, accounting and legal functions. Economies of scale and elimination of duplicate overhead and administrative costs are expected to reduce future operating costs. The Company does not believe that these savings can be accurately quantified; however, the Company estimates the amount of such savings to be approximately $200,000 annually, although there can be no assurance that actual savings will not be significantly below such amount. Offsetting these anticipated benefits are anticipated increases in personnel costs and expenses to be incurred in developing the Company's corporate infrastructure and the costs associated with being a public company, such as the cost of Directors' and Officers' insurance and increased accounting and legal fees associated with complying with ongoing reporting requirements. The Company does not believe these costs can be accurately quantified; however, the Company has allocated $800,000 of the proceeds of the Offering to consolidation expenses and estimates the costs associated with being a public company to be in the range of $300,000 to $500,000 annually, although there can be no assurance that actual costs will not significantly exceed such range. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information included herein. See the introduction to "Unaudited Pro Forma Combined Financial Statements." As a result, historical combined results may not be comparable to, or indicative of, future performance.

     The following financial information has been rounded in order to simplify its presentation. However, the percentages provided below are calculated using the detailed financial information contained in the financial statements, the notes thereto and the other financial data included elsewhere in the Prospectus. Year-end comparisons are only presented for the periods for which full year financial statements are included herein.

   Crescent

     Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996

     Net Sales. Net sales decreased $19,000, or .3%, to $6.83 million for the six months ended June 30, 1997 (the "1997 six months") compared to $6.85 million for the six months ended June 30, 1996 (the "1996 six months"). The decrease in net sales was primarily attributable to a shift in focus to higher margin sales and a decrease in lower margin sales.

     Gross Profit. Gross profit increased $89,000, or 7.7%, to $1.24 million for the 1997 six months compared to $1.15 million for the 1996 six months. Gross margin increased to 18.2% for the 1997 six months compared to 16.82% for the 1996 six months. The increases were primarily attributable to the shift to higher margin sales.

     SG&A Expenses. SG&A expenses decreased $82,000, or 9%, to $834,000 for the 1997 six months compared to $916,000 for the 1996 six months. SG&A expenses as a percentage of net sales decreased to 12.1% for the 1997 six months compared to 13.4% for the 1996 six months. This change was primarily attributable to the elimination of management fees charged by Alongal.

     Operating Income. Operating income increased $100,000 to $386,000 for the 1997 six months compared to $220,000 for the 1996 six months.

     Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

     Net sales. Net sales increased $1.14 million, or 9.3%, to $13.41 million for the year ended December 31, 1996 ("1996") compared to $12.28 million for the year ended December 31, 1995 ("1995"). The increase in net sales was primarily attributable to strong sales in the OEM sector to both established and new OEM customers as a result of a focus on systems sales and increased market penetration by Prisym resulting from an expanded sales force.

     Gross Profit. Gross profit increased $553,000, or 29%, to $2.46 million for 1996 compared to $1.91 million for 1995. Gross margin increased to 18.4% for 1996 compared to 15.6% for 1995, primarily as a result of the growth in system sales to specialized OEMs.

     SG&A Expenses. SG&A expenses increased $484,000, or 27.5%, to $2.24 million for 1996 compared to $1.76 million for 1995. This increase was primarily attributable to increased infrastructure and higher commissions. SG&A expenses as a percentage of net sales increased to 16.7% for 1996 compared to 14.3% for 1995.

     Operating Income. Operating income increased $81,000, or 68%, to $201,000 for 1996 compared to $120,000 for 1995.

     Year Ended December 31, 1995 Compared With Year Ended December 31, 1994

     Net Sales. Net sales increased $5.94 million, or 94%, to $12.28 million for 1995 compared to $6.34 million for the year ended December 31, 1994 ("1994"). The increase in net sales was primarily attributable to the acquisition of Prisym in December 1994.

     Gross Profit. Gross profit increased $799,000, or 72%, to $1.91 million for 1995 compared to $1.11 million for 1994. Gross margin decreased to 15.6% for 1995 compared to 17.5% for 1994, primarily as a result of an increase in sales by Prisym which operates at lower margins.

     SG&A Expenses. SG&A expenses increased $679,000, or 62.8%, to $1.77 million for 1995 compared to $1.08 million for 1994. This increase was primarily attributable to the addition of the costs of Prisym. SG&A expenses as a percentage of net sales decreased to 14.3% for 1995 compared to 17.1% for 1994.

     Operating Income. Operating income increased $99,000 to $120,000 for 1995 compared to $21,000 for 1994.

   tekgraf Texas

     Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996

     Net Sales. Net sales increased $90,000, or 4.6%, to $2.04 million for the 1997 six months compared to $1.95 million for the 1996 six months. The increase resulted primarily from a broadening of tekgraf Texas' customer base combined with greater market acceptance of certain of the company's principal products.

     Gross Profit. Gross profit increased $59,000, or 18.7%, to $374,000 for the 1997 six months compared to $315,000 for the 1996 six months. Gross margin increased to 18.3% for the 1997 six months compared to 16.2% for the 1996 six months, primarily as a result of a shift in the company's business to the sale of higher margin systems.

     SG&A Expenses. SG&A expenses increased $11,000, or 8.4%, to $142,000 for the 1997 six months compared to $131,000 for the 1996 six months. This increase was primarily attributable to higher commissions associated with the increase in higher margin sales. SG&A expenses as a percentage of net sales increased to 7% for the 1997 six months compared to 6.7% for the 1996 six months, primarily as a result of an increase in outside sales expenses.

     Operating Income. Operating income increased $45,000 to $235,000 for the 1997 six months compared to $190,000 for the 1996 six months.

     Included in the statement of operations for the 1997 six months was an extraordinary gain of $70,000 resulting from the early extinguishment of a note payable with the former parent of Tekgraf Texas. See "Certain Transactions - Pre-Acquisition Transactions Between the Subsidiaries and Their Respective Affiliates."

   IGD (IPM and IG)

     General

     The following analysis includes operations of a division of IPM not acquired by the Company and, accordingly, period to period comparisons may not be meaningful.

     Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996

     Net Sales. Net sales decreased by $1.63 million, or 29.8%, to $3.84 million for the 1997 six months compared to $5.47 million for the 1996 six months. The decrease in IGD's net sales was primarily attributable to a reduction in demand for low and mid-range scanner products and increased competition in the sale of high-end proofing systems. In addition, an aggressive sale promotion run by a vendor in the 1996 six months was not repeated in the 1997 six months.

     Gross Profit. Gross profit decreased $250,000, or 19.5%, to $1.03 million for the 1997 six months compared to $1.28 million for the 1996 six months, in line with the decline in sales. Gross margin increased to 26.8% for the 1997 six months compared to 23.4% for the 1996 six months, reflecting a shift in product mix to higher margin sales.

     SG&A Expenses. SG&A expenses decreased $269,000, or 23.3%, to $886,000 for the 1997 six months compared to $1.15 million for the 1996 six months, primarily as a result of reductions of costs in line with reduced sales. As a result of the decrease in revenues, SG&A expenses as a percentage of net sales increased to 23.1% for the 1997 six months compared to 21.1% for the 1996 six months.

     Operating Income. Operating income increased $35,000 to a gain of $131,000 for the 1997 six months compared to income of $96,000 for the 1996 six months.

     Year Ended December 31 ,1996 Compared With Year Ended December 31, 1995

     Net Sales. Net sales increased $1.42 million, or 18.5%, to $9.10 million for 1996 compared to $7.68 million for 1995. The increase in net sales was primarily attributable to increased sales in certain product lines and an expanded customer base.

     Gross Profit. Gross profit increased $187,000, or 14%, to $1.52 million for 1996 compared to $1.34 million for 1995. Gross margin decreased to 16.7% for 1996 compared to 17.4% for 1995, primarily as a result of an increase in lower margin sales.

     SG&A Expenses. SG&A expenses increased $282,000, or 26.8%, to $1.33 million for 1996 compared to $1.05 million for 1995. This increase was primarily attributable to an increase in personnel and higher commissions. SG&A expenses as a percentage of net sales increased to 14.7% for 1996 compared to 13.7% for 1995.

     Operating Income. Operating income decreased $91,000 to $148,000 for 1996 compared to $239,000 for 1995.

   CGD

     Six Months Ended June 30, 1997 Compared With Six Months Ended June 30,
1996.

     Net Sales. Net sales increased $1.09 million, or 21.2%, to $6.22 million for the 1997 six months compared to $5.13 million for the 1996 six months. The increase in net sales was primarily attributable to the introduction of new products and increased sales of one of the Company's existing product lines. In addition, bad weather conditions adversely impacted sales during the first quarter of 1996.

     Gross Profit. Gross profit increased $272,000, or 34.3%, to $1.06 million for the 1997 six months compared to $792,000 for the 1996 six months. Gross margin increased to 17.1% for the 1997 quarter compared to 15.4% for the 1996 six months, primarily as a result of an increase in sales of higher margin product lines.

     SG&A Expenses. SG&A expenses increased $118,000, or 15.9%, to $860,000 for the 1997 six months compared to $742,000 for the of 1996 six months. This increase was primarily attributable to a net increase in personnel and sales commissions. SG&A expenses as a percentage of net sales decreased to 13.8% for the 1997 six months compared to 14.5% for the 1996 six months.

     Operating Income. Operating income increased $149,000 to $190,000 for the 1997 six months compared to $41,000 for the 1996 six months.

     Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

     Net Sales. Net sales decreased $92,000, or 1%, to $11.00 million for 1996 compared to $11.10 million for 1995. The decrease in 1996's net sales was primarily attributable to an approximately $2.0 million decrease in sales of one of the Company's product lines as its competitive advantages declined, which was offset by an increase in net sales from a different product line.

     Gross Profit. Gross profit decreased $44,000, or 2.3%, to $1.86 million for 1996 compared to $1.90 million for 1995. Gross margin decreased to 16.9% for 1996 compared to 17.2% for 1995, primarily as a result of the loss of a higher margin product line and the increase in sales of lower margin products.

     SG&A Expenses. SG&A expenses decreased $61,000, or 3.7%, to $1.61 million for 1996 compared to $1.67 million for 1995. This decrease was primarily attributable to decreases in commissions and profit sharing contributions. SG&A expenses as a percentage of net sales decreased to 14.6% for 1996 compared to 15.1% for 1995.

     Operating Income. Operating income increased $9,000 to $223,000 for 1996 compared to $214,000 for 1995.

     Year Ended December 31, 1995 Compared With Year Ended December 31, 1994

     Net Sales. Net sales decreased $1.85 million, or 14.3%, to $11.10 million for 1995 compared to $12.95 million for 1994. The decrease in 1995's net sales was primarily attributable to the loss of one product line as a result of the applicable vendor's loss of its marketing rights to its top product. This product line had accounted for in excess of $2.5 million in net sales in 1994.

     Gross Profit. Gross profit increased $65,000, or 3.5%, to $1.90 million for 1995 compared to $1.84 million for 1994. Gross margin increased to 17.2% for 1995 compared to 14.2% for 1994. The increases primarily resulted from the discontinuation of low margin product lines such as color monitors and the introduction of higher margin graphic arts related lines.

     SG&A Expenses. SG&A expenses increased $106,000, or 6.8%, to $1.67 million for 1995 compared to $1.56 million for 1994, primarily as a result of an increase in bad debt write-offs. SG&A expenses as a percentage of net sales increased to 15.1% for 1995 compared to 12.1% for 1994.

     Operating Income. Operating income decreased $41,000 to $214,000 for 1995 compared to $254,000 for 1994.

   G&R

     Six Months Ended June 30, 1997 Compared with Six Months Ended June 30, 1996

     Net Sales. Net sales increased $120,000, or 1.2%, to $9.91 million for the 1997 six months compared to $9.79 million for the 1996 six months, primarily as a result the addition of new product lines from existing vendors.

     Gross Profit. Gross profit increased $10,000, or .7%, to $1.41 million for the 1997 six months compared to $1.40 million for the 1996 six months. Gross margin was 14.3% in both the 1997 and 1996 six months. The increase in gross profit was primarily attributable to the increase in sales.

     SG&A Expenses. SG&A expenses decreased $60,000, or 5.1%, to $1.12 million for the 1997 six months compared to $1.18 million for the 1996 six months, primarily as a result of a decrease in the sales commission rate. SG&A expenses as a percentage of net sales decreased to 11.3% for the 1997 six months compared to 12.0% for the 1996 six months.

     Operating Income. Operating income increased $69,000 to $264,000 for the 1997 six months compared to $195,000 for the 1996 six months.

     Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

     Net Sales. Net sales increased $254,000, or 1.2%, to $21.0 million for 1996 compared to $20.78 million for 1995, primarily as a result of the addition of new product lines which offset the discontinuance of other product lines.

     Gross Profit. Gross profit increased $127,000, or 4.5%, to $2.9 million for 1996 compared to $2.79 million for 1995. Gross margin increased to 13.9% for 1996 compared to 13.4% for 1995, primarily as a result of sales of higher margin products.

     SG&A Expenses. SG&A expenses increased $164,000, or 6.9%, to $2.55 million for 1996 compared to $2.39 million for 1995, primarily as a result of a commission rate change for 1996, and the addition of sales personnel. SG&A expenses as a percentage of net sales increased to 12.1% for 1996 compared to 11.5% for 1995.

     Operating Income. Operating income decreased $26,000 to $313,000 for 1996 compared to $339,000 for 1995.

     Year Ended December 31, 1995 Compared With Year Ended December 31, 1994

     Net Sales. Net sales decreased $533,000, or 2.5%, to $20.78 million for 1995 compared to $21.32 million for 1994, primarily as a result of the loss or discontinuance of product lines.

     Gross Profit. Gross profit increased $154,000, or 5.8%, to $2.79 million for 1995 compared to $2.64 million for 1994. Gross margin increased to 13.4% for 1995 compared to 12.4% for 1994, primarily as a result of a shift to higher margin product line sales.

     SG&A Expenses. SG&A expenses increased $106,000, or 4.6%, to $2.39 million for 1995 compared to $2.28 million for 1994. This increase was primarily attributable to increased overhead associated with a facilities expansion. SG&A expenses as a percentage of net sales increased to 11.5% for 1995 compared to 10.7% for 1994.

     Operating Income. Operating income increased $28,000 to $339,000 for 1995 compared to $311,000 for 1994.

   Microsouth

     Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996

     Net Sales. Net sales increased $1.14 million, or 24.1%, to $5.89 million for the 1997 six months compared to $4.75 million for the 1996 six months, primarily as a result of the expansion of Microsouth's graphics product lines from existing vendors. Microsouth also benefited by an increase in product sales to one of its customers and the establishment of new vendor relationships.

     Gross Profit. Gross profit increased $135,000, or 15.9%, to $980,000 for the 1997 six months compared to $845,000 for the 1996 six months. Gross margin decreased to 16.6% for the 1997 six months compared to 17.8% for the 1996 six months, primarily as a result of increased sales of lower margin products to one of its customers.

     SG&A Expenses. SG&A expenses decreased $5,000, or 1.0%, to $543,000 for the 1997 six months compared to $548,000 for the 1996 six months. SG&A expenses as a percentage of net sales decreased to 9.2% for the 1997 six months compared to 11.5% for the 1996 six months due to increased sales levels while costs remained constant.

     Operating Income. Operating income increased $128,000 to $453,000 for the 1997 six months compared to $325,000 for the 1996 six months.

     Included in the statement of operations for the 1997 six months was an extraordinary gain of $210,000 resulting from the early extinguishment of a note payable with the former parent of Microsouth. See "Certain Transactions - Pre-Acquisition Transactions Between the Subsidiaries and Their Respective Affiliates."

Future Adoption of Recently Issued Accounting Standards

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), No. 130, Reporting Comprehensive Income ("SFAS 130"), No. 129, Disclosure of Information About Capital Structure ("SFAS 129"), and No. 128, Earnings Per Share ("SFAS 128"). SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 129 consolidates the existing requirements to disclose certain information about an entity's capital structure, and SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share. These Standards are effective for periods ending after December 31, 1997.

     The Company believes that the impact of these Standards, when adopted, will not have a material impact on the Company's financial statements and financial statement presentation when presented on a comparable basis.

Impact of Inflation

     Management believes that inflation has not had a material impact on the Company's business.

Liquidity and Capital Resources

     Since inception, the Company has financed its operations through a combination of cash flow from operations, bank borrowings and equity capital. The Company's capital requirements have arisen primarily in connection with purchases of fixed assets, including acquisitions.

     The Company maintains several bank lines of credit that provide for borrowings up to $4.5 million. The Company has a revolving credit facility with LaSalle Bank - Illinois (the "LaSalle Facility") that provides for borrowings up to $2,000,000 based on a percentage of certain accounts receivable which matures on December 31, 1997 and bears interest at the lender's prime rate plus .5%. The LaSalle Facility is secured by G&R's accounts receivable, inventory, equipment and fixtures and a portion is guaranteed by stockholders of the Company. At June 30, 1997, the outstanding balance on the LaSalle Facility was approximately $1.29 million. The Company also has a revolving credit facility with NationsBank of Maryland, N.A. (the "NationsBank Facility") that provides for borrowings up to $2,250,000 based on a percentage of certain accounts receivable and inventory which matures on November 30, 1997 and bears interest at the lender's prime rate plus 2%. The NationsBank Facility is secured by

CGD's accounts receivable, inventory and general intangibles and is guaranteed by stockholders of the Company. At June 30, 1997, the outstanding balance on the NationsBank Facility was approximately $757,000. The Company also has a revolving line of credit with Wells Fargo Bank, National Association (the "Wells Fargo Facility") in the principal amount of $250,000 which matures on January 10, 1998 and bears interest at the lender's prime rate plus .75%. The Wells Fargo Facility is unsecured and is guaranteed by a stockholder of the Company. At June 30, 1997, the outstanding balance on the Wells Fargo Facility was $51,000.

     The Company intends to repay the outstanding amounts on the LaSalle Facility, the NationsBank Facility and the Wells Fargo Facility upon completion of the Offering. It is anticipated that the Company will utilize proceeds of the Offering, together with available cash, to repay such existing bank facilities. See "Use of Proceeds."

     The Company has guaranteed $496,000 of bank borrowings incurred by a company owned by affiliates of the Company. See "Certain Transactions."

     From time to time since the Company's inception, Alongal has made advances to the Company for working capital purposes. At December 31, 1996 and June 30, 1997, amounts owed to Alongal were $2,109,000 and $2,161,000, respectively. Such advances bear interest at the rate of 8% per annum and are payable on demand. After completion of the Offering, the Company intends to repay such indebtedness. At such time, the pre-Acquisition stockholders of the Company will contribute an aggregate of $990,000 to the capital of the Company. See "Certain Transactions."

     After completion of the Offering, the Company will make payments in the aggregate amount of approximately $1,086,000 to the stockholders of Microsouth and tekgraf Texas, reflecting Purchase Price Adjustments in connection with the Acquisitions. See "Dividends and Distributions" and "Certain Transactions - The Acquisitions."

     The Company's principal commitments at June 30, 1997 consisted primarily of debt of (i) the Purchase Price Adjustments described above; (ii) approximately $2,299,000 to Alongal and other related persons; (iii) leases of premises; and
(iv) the lines of credit described above. See "Certain Transactions."

     After the application of the net proceeds of the Offering as set forth in "Use of Proceeds," the Company believes that its cash balances, and cash flows from operations will be sufficient to meet its working capital and capital requirements for at least the next 12 months.

     A key element of the Company's strategy is to continue to expand through acquisitions of companies engaged in the distribution and/or marketing of computers and/or computer hardware, software and peripherals. See "Business - Strategy." Such acquisitions are expected to involve the issuance of stock, cash, debt or a combination thereof.

Release of Escrow Shares

     In connection with the Offering, the holders of the Company's Class B Common Stock are placing a portion of their shares into escrow pending the Company's attainment of certain earnings or market price goals. See "Principal Stockholders." In the event the Escrow Shares are released from escrow to directors, officers, employees or consultants of the Company, the release will be treated, for financial reporting purposes, as compensation expense to the Company. Accordingly, the Company will, in the event of the release of the Escrow Shares recognize during the period in which the earnings or market price targets are met, what could be a substantial one-time charge which would substantially increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity.

                                    BUSINESS

Overview

     The Company commenced operations in February 1993 to engage in the manufacture of custom or "made-to order" premium servers and network workstations under the Crescent Computer brand name. In December 1994, the Company acquired a controlling interest in Prisym, an authorized DEC Reseller. In June 1997, the Company completed the acquisition of all of the outstanding capital stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG, all of which are regional distributors specializing in computer graphics technologies. Subsequent to the Acquisitions and in connection with the Merger, the Company changed its name to Tekgraf, Inc. and organized its operations into two divisions: the Graphics Division, a wholesale distribution network of high-end computer graphics products; and the Technology Division, which is engaged in the manufacture, sale and support of the Crescent Computer and distribution of related components and DEC Reseller activities.

Strategy

     The Company's overall business strategy is to become a nationally-recognized, vertically-oriented provider of computer products and services. The Company intends to accomplish this goal through internal growth of its operating divisions, acquisitions of complementary businesses and expansion into selected international markets.

     Internal Growth. The Company anticipates that it will be able to expand its operations through internal growth of each of its operating divisions. The Company will seek to increase the customer base of the Technology Division by utilizing the consolidated marketing and distribution structure of the Graphics Division achieved as a result of the Acquisitions, by increased marketing of the Crescent Computer to selected markets, and through enhanced product and service offerings. The Company believes that the increased technical personnel and capabilities will enable Prisym to achieve higher certifications with DEC, thereby broadening the product mix it can make available to its customers.

     Acquisitions. The Company intends to expand its operations through acquisitions of complementary businesses. The Company intends to focus its acquisition activities on profitable technology companies that can be integrated into the Company's existing divisional structure, increase divisional revenues, expand the geographic and technical scope of the Company's operations and offer a greater range of products and services to existing and potential customers. Although the Company continually explores acquisition possibilities and has targeted a number of computer graphics distributors, including NECG in Westford Massachusetts, it is not currently engaged in active discussions or negotiations with respect to any potential acquisitions and has no agreements, arrangements or understandings regarding any potential acquisitions. There can be no assurance that the Company's acquisition program will be successful, that the acquisition of NECG or any other company will be completed or that, if completed, any companies acquired will be profitable, or will result in revenues to the Company.

     International Expansion. The Company intends to market the Crescent Computer and components, as well as products and services distributed by the Graphics Division, to selected international markets, such as Canada, the United Kingdom, South Africa and Australia.

The Company's Divisions and Products

   The Graphics Division

     General

     The Graphics Division currently consists of five regional wholesale distributor subsidiaries which specialize in computer graphics technologies -- G&R, Microsouth, tekgraf Texas, CGD and IGD. The Graphics Division sells and supports products in the digital prepress, presentation graphics, color desktop publishing, large format display graphics, digital imaging, electronic drawing management, CAD and other emerging computer graphics technologies markets. The Company provides value-added sales, marketing, fulfillment, and logistics support for more than 30 manufacturers of a broad array of complex computer graphics hardware and software. See "-Products and Markets."

     Although initially comprised of six individual companies, central to the business model of the Graphics Division and a core motivation for the Acquisitions and the resulting business combination were the pre-existing relationships among such companies and their principals. The desire to provide manufacturers with national sales and marketing programs fostered close cooperation among these regional firms, ultimately leading to the formation of two trade associations, the David Group and the Vision Group. The purpose of these associations was to facilitate joint marketing and promotion, product line acquisitions, the sharing of technical resources and sales strategies, and the transfer of excess inventory. All of the companies that make up the Graphics Division are current or former members of one or both of such trade associations.

     The goal of the Graphics Division is to build on the aforementioned historic inter-company cooperation and function as a single entity with respect to sales, marketing, advertising, public relations, technical support and technology evaluation. With the current exception of the areas of Southern California, Arizona, New Mexico and New England, the Graphics Division is in a position to provide computer graphics manufacturers a national distribution presence with the key benefit of local technical sales and support. See "- Customers, Sales and Marketing." After completion of the Offering, the Company intends to acquire additional regional distributors of computer graphics technology in order to increase the geographic scope of the operations of the Graphics Division. There can be no assurance, however, that the Company will successfully complete any such acquisitions.

     During the year ended December 31, 1996 and the six months ended June 30, 1997, revenues from the Graphics Division accounted for 80.5% and 80.3%, respectively, of the Company's total revenues on a pro forma combined basis.

     Products and Markets

     The Company's Graphics Division distributes and supports products of over 30 manufacturers, including Agfa Division of Bayer Corporation, Electronics For Imaging (EFI) Encad, Inc., Epson America, Inc., Mitsubishi Electronics America, Inc., Scitex America Corporation and Vidar Systems Corporation. Among the products the Graphics Division distributes and sells are color scanners, color digital film recorders, digital cameras, color laser printers, color-calibrated monitors, audio-visual presentation systems, raster image processors (RIPs), ink jet printers, plotters, pre-press software, image setters, color proofers, mass storage devices and the consumable products used in many of such products. Prices typically range from less than $100 to in excess of $100,000.

     The Company's agreements with manufacturers are generally non-exclusive, provide for wholesale distribution to dealers and resellers in specified geographic territories and are terminable by either party without cause on either 30 or 60 days' notice.

     It is the intention of the Graphics Division to initially operate in the following four vertical markets:

           o Digital Pre-Press
           o Computer-Aided Design (CAD)
           o Electronic Drawing Management Systems (EDMS)
           o Display Graphics

     Digital Pre-Press. Over the last three years, there has been a dramatic shift in the process printing industry from manual, analog production of printed materials to the use of computers. Historically the production of a printed brochure, magazine or catalog involved hundreds of manual steps using photographic materials to produce the final press-ready copy.

     With rapid advances in software and hardware, much of today's printed materials are produced digitally. The print production process now allows a printed piece to go from concept to imaged printing plate in a fully digital environment. Copywriting, proofing and revisions all take place on a desktop computer, increasing the speed and efficiency of the pre-press process, and streamlining personnel requirements in the process. The Company believes this market is in a period of rapid transition regarding the manner in which electronics products are delivered to the traditional printing customer. When digital pre-press systems sold for $200,000 per seat (user), most manufacturers used a captive direct sales force to sell to the end-user. Today, the typical seat sells for under $20,000, forcing manufacturers to utilize a reseller channel to deliver their products.

     The Graphics Division sells input, proofing, networking, color management software and output devices, which are integral parts of a digital pre-press system. These products are typically sold through two classes of resellers: graphic arts dealers who have traditionally sold film, chemicals, printing plates and other analog pre-press supplies, and graphics VARs who have specialized in pre-press workflow technologies and the automation of the pre-press process.

     Computer Aided Design (CAD). Over the last ten years, traditional drafting tables have given way to the desktop computer. Today, most architectural and engineering design and drafting in the United States is done using a desktop computer or workstation.

     The CAD market is a more mature digital market than digital pre-press. As a result, the delivery mechanism for products into this market has adapted to the combination of less expensive products and more informed buyers. According to industry sources, over 90% of all CAD software and peripherals are delivered using a multi-tiered reseller channel.

     The Graphics Division sells primarily processing and output products in this market, with plotters, high-resolution graphics displays and optical storage representing the majority of sales.

     Electronic Drawing Management Systems (EDMS). The use of CAD systems in the engineering and architectural community has created a workflow problem for those firms which have embraced CAD - what to do with the archive of manually drafted drawings.

     EDMS allow these customers to capture (i.e., scan) paper drawings and store them digitally. When needed, they can be retrieved, annotated, printed or converted to CAD format for further revision. Since most of these functions can be performed using existing CAD workstations or PC's, the cost of converting to an EDMS systems is relatively low, and the demand for such systems is growing dramatically.

     The Graphics Division sells all of the components necessary for the installation of an EDMS system, including large format scanners, archiving and manipulation software, optical storage systems and output devices.

     Display Graphics. The most rapidly growing segment of the computer graphics output market is display graphics. Display graphics, or large format graphics describes a process that allows computer-generated or captured images to be printed in sizes up to 60" wide.

     Historically, these images could only be printed on color electrostatic printers costing over $120,000. However, over the last three years, significant advances in ink-jet technology, software, specialty inks and media have placed the cost of entry for display graphics systems starting at under $10,000, and market acceptance has been rapid. End-users of this technology include a wide range of industries and markets, such as:

            o Trade-show graphics - production of booth and arcade displays
            o Point of Sale graphics - floor displays
            o Sign Shops - traditional signage, fleet graphics
            o Print-for-Pay (e.g., Kinkos, Sir Speedy)
            o Package Design - package prototyping
            o Graphic Arts - imposition proofing

     Products sold to this market include large-format ink-jet printers (ENCAD), faster image processing software (Amiable Technologies, EFI, Onyx Graphics,
PISA), lamination systems (Seal Products, a division of Hunt Manufacturing) and a wide range of inks, papers and other specialty media.

     Customers, Sales and Marketing

     The Graphics Division's customers are principally value-added resellers
(VARs) and systems integrators (SIs), as well as, for certain products, retailers, mass merchandisers and direct marketers. VARs typically focus on sales to users in specific vertical markets where the selling organization has unique knowledge and expertise concerning the prospective customer's application. These customers purchase products from the Company and resell them as an integrated solution bundled with installation services and post-sales support. SIs typically purchase products from the Company for further integration into a much larger solution comprised of components from many sources. These solutions typically are very large in scale and may involve an integration contract between the SI and the end-user customer. The Graphics Division utilizes the retail, mass merchant and direct marketing sales channels when product demand is firmly established and a lower cost mechanism of delivery to the end user is warranted.

     Currently, the Graphics Division has 21 outside and 18 inside sales representatives and seven technical support representatives. The Company believes that this constitutes the highest concentration of sales and technical support professionals in the country devoted to the sales, marketing, and support of high-end computer graphics products.

The Company's sales representatives receive commissions based on sales. During each of the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, compensation paid to outside sales representative amounted to less than 5% of the Company's sales.

     Each regional office of the Graphics Division maintains and has training and demonstration facilities equipped with its manufacturers' hardware and applications software. These resources are made available to prospects and customers for product evaluations, product training, demonstrations, benchmark testing and in-house and in-the-field seminars. In addition, the Graphics Divisions' sales force and technical sales representatives are trained to demonstrate the technology it distributes and the applications of such technology. Inside and outside technical sales representatives are also trained to understand their manufacturers' products, the competitors' products, related applications, software and the relevant end-user markets.

     The Company believes the service offered by the Graphics Division is unique in providing face-to-face sales, marketing, and distribution of mid- to high-end computer graphics products sold through vertical reseller channels. Typically, products carried by the Graphics Division are relatively complex, requiring technical sales training, product demonstrations, product training, pre-sale and post-sale technical support and immediate product availability. Selling and supporting products in these markets requires knowledge of many distinct types of hardware and software as well as communications protocols, networking architecture, file formats, compression techniques, and other systems integration issues. Manufacturers of products with such a level of complexity often need to leverage their own limited resources by selling and distributing through reseller organizations. Similarly, reseller organizations are often severely limited in the technical sales and marketing resources they can devote to the sale of specific products. To address this problem, each regional office of the Graphics Division augments both the manufacturer's and the reseller's staff, capitalizing on its ongoing relationships with the local resellers and end user community. Resellers are trained and assisted by Graphics Division staff in all aspects of sales, marketing, distribution and installation of its products.

     The Company believes that the Acquisitions and the consolidation of the operations of G&R, Microsouth, tekgraf Texas, CGD and IGD into the Graphics Division will enable it to establish a national distribution network. In addition to economies of scale achieved by the Company, the Company believes that it will be more cost-effective for certain manufacturers of computer graphics technology and peripheral equipment to utilize the Company as a distributor than to maintain their own extensive internal sales forces.

   The Technology Division

     General

     The operations of the Technology Division currently consist of the manufacture of the Crescent Computer and the DEC Reseller activities of Prisym. The Company custom designs, assembles and sells custom or "made-to-order" premium servers or workstations (Crescent Computers) and related technology to VARs, vertical solution providers ("VSPs"), corporations, universities and the government. See "-- Customers, Sales and Marketing." The Company also provides services to its customers, including system architecture design, hardware consulting and customer support.

     Products

     The Crescent Computer is a PC which can be assembled in a number of different configurations using standard component parts. Although many of the Crescent Computers are based on standard configurations, customization enables the Company to accommodate customer computer needs with respect to storage capacity, speed, price, applications, size, configuration and a range of other considerations that can be accommodated in whole or in part by the selection of appropriate components. The Company works with SIs on network configuration. The Company also provides its customers with continuing technical support and assistance in the maintenance and operations of Company purchased products.

     Crescent Computers are currently being used to operate non-sterile heart catheterization diagnostic equipment, as voice mail/auto-attendant controllers, in informational kiosks and in other process-control applications. The Company also sells servers and RAID storage systems to VARs and other companies seeking to create Internet websites, internal networks, graphics and CAD workstations and application servers.

     Through Prisym, the Company provides DEC's Alpha-based Workstations and servers, mass storage, printers, components and computer peripherals and supplies to the nationwide installed base of DEC customers. Prisym's customers include Fortune 500 companies, governmental agencies and educational institutions.

     During the year ended December 31, 1996 and the six months ended June 30, 1997, sales by the Technology Division accounted for 19.5% and 19.7% of the Company's revenues, respectively, on a pro forma combined basis.

     Manufacturing and Suppliers

     The Company's manufacturing operations consist of the assembly of Crescent Computers at its facility in Norcross, Georgia and the testing of the electronic and mechanical components incorporated into its products.

     The Company has elected to assemble its products utilizing principally off-the-shelf electronic components parts available from multiple sources. The Company believes that this practice helps to ensure better quality control and pricing by allowing the Company to select the best manufactured and best performing components available on the market (rather than a proprietary product that may fall behind the "curve" in terms of either such characteristic), and to purchase such components from marketplace sources that offer the best prices at the time the particular components are needed for production (rather than to have prices dictated by the limited sources able to provide a proprietary component). The Company obtains component parts on a purchase order basis and does not have long-term contracts with any of its suppliers. To date, the Company has not experienced significant interruptions in the supply of such component parts, and believes that numerous qualified suppliers are available. The Company believes that the inability of any of its current suppliers, except as specified below, to provide component parts to the Company would not adversely affect the Company's operations and that alternate sources could be readily established.

     The Company currently obtains the motherboards (a primary component of the PC) from two sources. Certain of the Company's file server products incorporate a motherboard which is currently purchased from a sole supplier. Although the Company has to date been able to obtain adequate supplies of this component and does not anticipate any related sourcing problems, the inability in the future to obtain sufficient numbers of such components or to develop alternative sources could result in delays in product introductions or shipments. Such delays could have a material and adverse effect on the Company's results of operations. The Company plans to attempt development of additional alternative sources to limit any adverse impact on the Company's result of operations.

     The Company has established a comprehensive testing and qualification program to ensure that all subassemblies meet the Company's specifications and standards before final assembly and testing. The Company's quality control program includes diagnostic tests, assembly, burn-in, final configuration and final quality assurance tests and the employment of process controls at its manufacturing facility. The Company has also implemented quality control policies that are reviewed and accepted by the Company's major customers. The Company believes that this procedure helps ensure a high-quality product.

     The Company's own manufacturing facility totals approximately 4,000 square feet. The Company believes that additional manufacturing facilities, if necessary, are available. The Company is currently operating at approximately 50% of capacity at this facility. See "- Facilities and Administrative Functions."

     Customers, Sales and Marketing

     Customers for the Crescent Computer include OEMs, other vertical market computer resellers, computer dealers, universities, government entities and corporations. The Technology Division does not market to individual end-users, focusing instead on establishing relationships with entities which will constitute repeat sales and have internal computer support personnel capable of handling local issues prior to involvement of Company personnel.

     Prisym markets to the current installed base of DEC customers. Such customers primarily include Fortune 500 and other large corporations, governmental agencies and educational institutions.

     The Company currently distributes Technology Division products principally through the efforts of its internal direct sales force. In the future, the Company intends to offer Technology Division products through its recently acquired Graphics Division sales force. Following completion of the Offering, the Company will continue to expand its marketing efforts and seek to (i) expand the customer base for the Crescent Computer, (ii) expand the geographic market serviced by the Graphics Division and (iii) increase both the number of products distributed and the number of manufacturers whose products are distributed by the Graphics Division.

     Service and Support

     The Company believes that customer service and support is a significant competitive factor in the network systems market in which it sells the Crescent Computer and will become more important as local area networks ("LANs") become more complex and as more enterprises implement business-critical applications on their networks. The Company supports its customers by providing rapid problem resolutions both during and after the installation process. The Company maintains a technical support organization that assists customers in troubleshooting problems and providing replacement parts. The Company provides a toll-free hotline to help diagnose and correct system interruptions as they occur at customer sites and its support staff is available during normal business hours.

     The Company warrants all of its Crescent Computer servers and workstations against defects in materials and workmanship for two years. During the warranty period, the Company will repair or replace any Crescent Computer, or component thereof, which the Company identifies as defective. The Company will, under certain circumstances, send replacement parts to the customer site prior to return of the defective component in order to minimize down time. The Company has contracted with a service provider to furnish on-site service of Crescent Computers to customers which choose that option.

     The Company's product warranties do not materially differ from those generally available in the industry. In most instances, the Company receives warranties on its products from its vendors which are at least equivalent to those it provides to its customers. To date, the Company has not experienced significant claims under its warranties.

Backlog

     The Company does not have significant backlog because (i) the Technology Division is able to manufacture and deliver products generally within a few days of order receipt and it has no long-term contracts to supply products to customers (but rather manufactures and sells products on the basis of individual purchase orders as and when received) and (ii) the Graphics Division generally receives orders for shipment the same or next day. Accordingly, backlog at the beginning of a quarter may not represent a significant percentage of the products anticipated to be sold in that quarter. Quarterly revenues and operating results depend on the volume and timing of bookings received during the quarter, which are difficult to forecast. Therefore, management of the Company does not consider order backlog a significant indicator of the Company's future revenues.

Competition

     The business of manufacturing and selling computers and computer peripheral equipment is intensely competitive and rapidly changing. The Company believes that the principal competitive factors in this industry include relative price and performance, product availability, technical expertise, financial stability, service, support and reputation.

     The Company's Graphics Division competes primarily with computer equipment manufacturers that either utilize an in-house sales force to market their products to resellers and end-users or utilize the services of large, national fulfillment distributors. The Company believes that its primary competition will come from the latter category whose specialty is order fulfillment. The Company believes that the key factors differentiating it from such competitors lies in its ability to provide technical sales training, product demonstrations, product training, pre- and post-sale technical support and evaluation units.

     The Company's Crescent Computers are constructed with standardized parts which are available to others in the market. The Company's competitors include established computer product manufacturers, some of which supply products to the Company, computer resellers, distributors and service providers. Some of the Company's current and potential competitors have substantially greater financial, sales, marketing, technical and other competitive resources than those of the Company. As a result, the Company's competitors may be able to devote greater resources than the Company to the sales and service of their computer products. As the computer market in which the Company competes has matured, product price competition has intensified and is likely to continue to intensify, which may make it too costly for the Company to continue its "made to order" method of doing business. One of the results of this competition may be to lower sales prices and decrease profit margins.

     Technological competition from other and longer established computer hardware manufacturers and software developers is significant and expected to increase. The Company expects that hardware manufacturers and software developers will continue to enter the market to provide and package integrated information distribution solutions to the same customer base served by the Company's Technology Division. All such market participants will compete intensely to maintain or improve their market shares and revenues. Most of the companies with which the Company's Technology Division competes have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products.

     In the development market for network servers and workstations, the Company experiences competition from hundreds of small companies and a number of significant competitors, including such major industry participants as IBM, Microsoft Corporation, Novell, Inc. and Compaq Computers, Inc. Accordingly, there is no assurance that the Crescent Computer will continue to achieve sufficient market acceptance to assure the Company's future success and long range profitability in the face of competition with such significantly larger and better capitalized companies.

     With respect to the Technology Division's DEC reseller activities, the Company faces competition from several national and regional companies, many of which are substantially larger and more established than the Company and have national sales forces.

Intellectual Property

     The Company has no patents and its success will depend, in part, on its ability to preserve its trade secrets and proprietary know-how, and to operate without infringing the proprietary rights of third parties.

     The Company seeks to protect trade secrets and proprietary know-how, in part, by confidentiality agreements with employees, consultants, advisors, and others. There can be no assurance that such employees, consultants, advisors, or others, will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed by competitors in such a manner that the Company will have no practical recourse.

Product Research and Market Development

     The market for the Company's products is characterized by rapid technological change and evolving industry standards, and it is highly competitive with respect to timely product innovations. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company believes that its future success will depend upon its ability to develop, manufacture and market new products and enhancements to existing products on a cost-effective and timely basis.

     If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in the industry, or if products or product enhancements that the Company develops do not achieve market acceptance, the Company's business will be materially and adversely affected. The Company has in the past experienced delays in introducing certain of its products and enhancements, and there can be no assurance that it will not encounter technical or other difficulties that could in the future delay the introduction of new products or enhancement. Such delays in the past have generally resulted from the Company's need to obtain a requisite component from a third-party vendor whose own development process has been delayed (e.g., the RAID controller card for the Company's server products).

Employees

     As of September 30, 1997, the Company had 94 full-time employees, 28 in the Technology Division and 66 in the Graphics Division, and 10 part-time employees. The Company intends to hire additional management, administrative, technical and sales personnel upon completion of the Offering. None of the Company's employees is represented by a labor union and the Company believes its relations with its employees are satisfactory.

Facilities and Administrative Functions

     The Company's executive offices and manufacturing and warehousing facilities are located in approximately 7,600 square feet in Norcross, Georgia pursuant to a lease expiring October 31, 1998 which provides for an annual rental of $30,600. Prisym currently occupies space in a building owned by PDP, Inc. ("PDP"), a corporation which is beneficially owned by certain officers, directors and stockholders of the Company or members of their immediate families, for an annual rental of $36,000. See "Certain Transactions." PDP has entered into an agreement for the sale of such building. Prior to completion of such sale, Prisym will relocate to as yet unidentified space in Norcross, Georgia.

     The table below sets forth certain information with respect to leased properties of the Graphics Division, all of which are leased from non-affiliated lessors:

                                                                          Lease Terms
                                                                  --------------------------
                                             Approximate Square   Expiration        Annual
              Location                             Footage           Date          Rental(1)
              ---------                      ------------------   ----------       ---------
980 Corporate Woods Parkway
Vernon Hills, Illinois.......................     14,935            5/31/00        $159,058

645 Hembree Parkway
Roswell, Georgia.............................     10,447            4/30/98         $47,012

620 East Diamond Avenue
Gaithersburg, Maryland.......................      8,993            6/30/99         $91,368

7020 Knoll Center Parkway
Pleasanton, California.......................      7,892            12/8/01         $96,888(2)

6721 Port West
Houston, Texas...............................      5,495            2/28/98         $45,000

----------
(1)  Certain of these leases provide for moderate annual rental increases.
(2) A portion of these premises is being subleased to a company affiliated with IGD for an annual rental of approximately $39,000.

      The Company also maintains five regional warehouses for the Graphics Division. As part of its ongoing consolidation, the Company is examining the feasibility of reducing the number of warehouses to three.

     The Company has recently begun examining centralization of administrative and marketing functions from the existing seven locations to its executive offices in Georgia. Management is currently evaluating accounting systems and integrated Management Information Systems ("MIS") that will provide inventory management, billing and collection management, accounts receivable and accounts payable management and streamlined consolidated financial reporting. See "Use of Proceeds." In addition, the MIS system being evaluated is intended to increase the Company's customer service and sales capabilities by providing contact management, customized management reports, facilitating order tracking and automating sales projections.

Legal Proceedings

     The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

          Name             Age     Position
         ------           ----     -------

Phillip C. Aginsky(1)(2) . 44      Chief Executive Officer and
                                   Chairman of the Board of Directors
Dan I. Bailey ............ 43      Co-President-Technology Division and Director
William M. Rychel(2) ..... 47      Co-President-Graphics Division and Director
Martyn L. Cooper ......... 48      Chief Operating Officer and Director
Peter C. Armstrong........ 50      Chief Financial Officer
J. Thomas Woolsey ........ 49      Director
Albert E. Sisto(3) ....... 48      Director
Frank X. Dalton, Jr.(3) .. 40      Director

----------
(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3) Such individual will join the Board upon completion of the Offering and will serve on the Audit Committee



     Phillip C. Aginsky has served as Chairman of the Board of Directors of the Company since March 1993 and as Chief Executive Officer since October 1997. From September 1990 to February 1992, Mr. Aginsky was the Chairman and Chief Executive Officer of Bennett & Fountain PLC, an electrical and electronic wholesaler and an operating subsidiary of Voltex Holding Limited ("Voltex"). In 1981, he joined ElCentre Holdings Limited ("ElCentre"), South Africa's largest electrical manufacturer and distributor, serving as Group Administrative Director until 1989, and served in the same capacity at Voltex, ElCentre's operating subsidiary, until the sale of ElCentre and its subsidiaries in 1992. After the sale until joining the Company, Mr. Aginsky enjoyed a brief respite from working while overseeing his personal investments. Mr. Aginsky earned a Bachelor of Commerce, a Certificate in the Theory of Accounting, Higher Diplomas in Tax Law and Company Law and a Master of Business Administration from the University of Witwatersrand in Johannesburg, South Africa.

     Dan I. Bailey has served as Co-President -- Technology Division and a director of the Company since March 1993. He joined the Company's predecessor entity as Sales Manager in September 1990. From April 1990 to September 1990, Mr. Bailey owned Datanet, a computer hardware sales company. Prior thereto, he was a police officer for ten years.

     William M. Rychel became Co-President - Graphics Division and a director of the Company upon completion of the Acquisitions in June 1997. Prior thereto, he served as the President of G&R, a company he co-founded in 1985.

     Martyn L. Cooper became a Regional Sales Director and a director of the Company upon completion of the Acquisitions in June 1997 and Chief Operating Officer in October 1997. Prior thereto, he served as the President of tekgraf Texas, a company he founded in 1987. Mr. Cooper earned a bachelor of science degree in mathematics from the University of Surrey in England.


     Peter C. Armstrong, a Certified Public Accountant, joined the Company on November 1, 1997. From April 1997 to November 1997, he provided business planning, accounting and financial management consulting services to businesses in the technology and entertainment industries. From September 1995 to April 1997, Mr. Armstrong served as Vice President and Chief Financial Officer of Media Marketing Services, Inc., an incentive travel company based in Georgia. From January 1994 until July 1995, he was employed as Senior Vice President and Corporate Controller of First Data Corporation (formerly, First Financial Management Corporation), a publicly-held information services company. Prior thereto, from August 1992 to January 1994, Mr. Armstrong served as Vice President and Chief Financial Officer of Premier Pharmacy, Inc. in Georgia. From 1986 until August 1992, he served as Vice President and Corporate Controller of The Portman Companies, a real estate development and management company. Mr. Armstrong earned a bachelor of science degree in business administration from the University of Florida and attended the Stonier Graduate School of Banking at Rutgers University.


     J. Thomas Woolsey became a Regional Sales Director and a director of the Company upon completion of the Acquisitions in June 1997. Prior thereto, he served as the President and General Manager of Microsouth from 1989 to June 1997. From 1983 to 1989, Mr. Woolsey was an outside sales and product marketing specialist for Microsouth and a Professor of Engineering Technology at Walters State Community College. Mr. Woolsey earned a bachelor of science degree in industrial engineering and a master's degree in finance and marketing from the University of Tennessee, Knoxville.

     Albert E. Sisto has served as President, Chairman and Chief Executive Officer of DocuMagix, Inc., a computer software company specializing in personal content management, since October 1994. From September 1989 to October 1994, Mr. Sisto was the President and Chief Executive Officer of PixelCraft, Inc. (formerly BarneyScan Corporation), a manufacturer and marketer of prepress scanners, image management software and color separation software for open systems. Mr. Sisto earned a bachelor of science degree in engineering from the Stevens Institute of Technology. Mr. Sisto also serves on the Board of Directors of Insignia Solutions, plc., a computer software company.

     Frank X. Dalton, Jr. has served as a Principal of Cordova Capital, a venture capital firm, since November 1996. From January 1996 to November 1996, Mr. Dalton was an Executive Vice President of Ambassador Capital Corporation, an investment banking firm. From November 1989 to January 1996, Mr. Dalton was employed by BDO Seidman, LLP, a public accounting firm, with his last position being Partner. Mr. Dalton earned a bachelor of science in accounting from the University of South Carolina and is a Certified Public Accountant.

     Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "Management -Employment Agreements."

     The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate prospectively the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation eliminates personal liability of its directors to the extent permitted by this statutory provision.

     The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees and Designated Directors

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company and may administer the Company's 1997 Stock Option Plan. See "Management - Stock Option Plan." The Audit Committee reviews the results and scope of the audit and other accounting related matters.

     The Company has agreed, if requested by the Representative, to nominate a designee of the Representative to the Company's Board of Directors for a period of five years from the date of this Prospectus. See "Underwriting."

Director Compensation

     After completion of the Offering, non-employee directors will receive $500 for each Board and committee meeting attended and will be reimbursed for their expenses in attending such meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor. Directors are also entitled to receive options under the Company Stock Option Plan.

Executive Compensation

     The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to the Company and its Subsidiaries in all capacities during the fiscal year ended December 31, 1996, by (i) the Company's principal executive officer and (ii) the Company's and the Subsidiaries' most highly compensated executive officers whose salary and bonus for such year exceeded $100,000.

                           Summary Compensation Table

                                        Annual Compensation
                                      -----------------------       All Other
Name and Principal Position           Salary($)      Bonus($)    Compensation($)
---------------------------           ---------      --------    ---------------
Phillip C. Aginsky (1) .............       --         369,137       3,338(2)
   Chairman of Crescent
Dan I. Bailey ......................   60,000         131,000        1,820(2)
   President of Crescent
Peter Goletz .......................   60,000         131,000        1,820(2)
   Vice President of Crescent
William M. Rychel ..................  120,000          50,000       67,889(3)
   President of G&R
Patrick J. McLaughlin ..............   64,000         108,937        1,629(2)
   Vice President of IGD

----------
(1) Includes $135,000 paid to Alongal as a management fee for providing Mr. Aginsky's services to the Company. See "Certain Transactions." Mr. Aginsky serves as President of Alongal.
(2)  Consists of health insurance premiums paid by the Company.
(3) Includes $16,182 of life and health insurance premiums paid by G&R and $51,707 of other perquisites, including club membership fees, automobile allowances and personal travel.

Employment Agreements

     In June 1997, the Company entered into two-year employment agreements with each of Messrs. Aginsky, Bailey, Rychel, Cooper and Woolsey, as well as with Patrick J. McLaughlin and A. Lowell Nerenberg, who serve as Regional Sales Directors, each of which provides for a base annual compensation of $125,000.


     On November 1, 1997, the Company entered into a two-year employment agreement with Peter C. Armstrong to serve as Chief Financial Officer for a base annual compensation of $120,000. Mr. Armstrong will be granted options to purchase 15,000 shares of Common Stock at an exercise price of $6.00 per share on the date of this Prospectus. He will also be granted incentive options to purchase 15,000 shares of Common Stock on each of the first and second anniversaries of the date of this Prospectus. See "-- Stock Option Plan."


     All of the agreements also contain two-year post-termination confidentiality and non-competition provisions. Public policy limitations and the difficulty of obtaining injunctive relief may impair the Company's ability to enforce the non-competition and nondisclosure covenants made by its employees. The Company has determined that it will implement a bonus plan during the year ending December 31, 1999 pursuant to which the foregoing individuals will be eligible to participate in a bonus pool equal to a percentage of the Company's pre-tax profits, if any, in excess of $3,000,000.

     The Company has agreed with the Representative that the compensation of the Company's executive officers, division managers and regional operating managers will not exceed $125,000 for any of such individuals for a period of 13 months from the closing of the Offering.

     The Company has applied for key-person life insurance in the amount of $2,000,000 on the lives of each of Messrs. Aginsky, Bailey and Rychel.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 1996, Phillip C. Aginsky, Dan I. Bailey and Peter Goletz participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

Key Personnel

     A. Lowell Nerenberg became a Regional Sales Director of the Company upon completion of the Acquisitions. Prior thereto, he served as President of CGD, a company he founded in 1986.

     Patrick J. McLaughlin became a Regional Sales Director of the Company upon completion of the Acquisitions. Prior thereto, he served as Vice President of IPM and IG, companies he co-founded in 1989.

Stock Option Plan

     In August 1997, the Board of Directors adopted and the Company's stockholders approved, the 1997 Stock Option Plan (the "Plan") covering 300,000 shares of the Company's Class A Common Stock pursuant to which employees, officers and directors of, and consultants or advisers to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or options that do not qualify as incentive options ("non-qualified options"). The Plan, which expires in August 2007, will be administered by the Board of Directors or a committee of the Board of Directors, provided, however, that with respect to "officers" and "directors," as such terms are defined for the purposes of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), such committee shall consist of "disinterested" directors as defined in Rule 16b-3, but only if at least two directors meet the criteria of "disinterested" directors as defined in Rule 16b-3. The purposes of the Plan are to ensure the retention of existing and future executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the CompanyOs future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the Plan will be consistent with these purposes. The Plan provides for automatic grants of options to certain directors in the manner set forth below.

     Options granted under the Plan may be either incentive options or non-qualified options. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Class A Common Stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Class A Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Options granted under the Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines. No option may be granted under the Plan after August 2007.

     Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. An optionee may be granted more than one option under the Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the Plan.


     To date, no options have been granted under the Plan. The Company will grant options to purchase 15,000 shares to Peter Armstrong on the date of this Prospectus exercisable at $6.00 per share and vesting in full one year from the date of grant. The Company will also grant options to purchase an aggregate of 200,000 shares to other employees. All of such options will be exercisable at $6.00 per share and will vest in four equal annual installments commencing one year from the date of grant.


Certain Statutory and Charter Provisions

     Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's Board of Directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholders, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or bylaws of the Company, may elect not to be governed by Section 203, effective 12 months after adoption. Neither the Certificate of Incorporation nor the bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

     The General Corporation Law of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

Limitation of Liability and Indemnification Matters

     The Company intends to enter into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers after the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements will also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.

     The Company's By-laws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent permitted by the laws of Delaware, and the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability. The Company has not currently purchased any such insurance policy on behalf on any of its directors, officers, employees or agents.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

Transactions with Alongal and Anita

     Alongal Extrusions, Inc. is a Georgia corporation which is wholly-owned by Anita, Ltd. ("Anita"), a principal stockholder of the Company. Anita is wholly-owned by the New Freedom Trust, a trust for the benefit of the father of Phillip C. Aginsky, Chairman of the Board of the Company. See "Principal Stockholders." Mr. Aginsky serves as President of Alongal.

     From time to time since the Company's inception, Alongal has made advances to the Company for working capital purposes. During the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, the Company made interest payments to Alongal of approximately $40,000, $126,000, $160,000 and $80,000, respectively. At June 30, 1997, the amount owed to Alongal was approximately $2,161,000. Such advances bear interest at the rate of 8% per annum and are payable on demand. Prior to completion of the Offering, the Company intends to repay such indebtedness. At the same time, Anita will contribute $495,000 to the capital of the Company. See " - Other Transactions."

     During the years ended December 31, 1994 and 1996, the Company paid Alongal management fees of $45,000 and $135,000, respectively, for providing the services of Mr. Aginsky. See OManagement - Executive Compensation.O The Company does not intend to pay management fees to Alongal after completion of the Offering.

Pre-Acquisition Transactions Between the Subsidiaries and Their Respective Affiliates

     William M. Rychel, Co-President and a director of the Company and the President of G&R, and Thomas Gust, a principal stockholder of the Company, are the co-owners, together with Mr. Gust's brother, of G/B Marketing, Inc. ("G/B"), a manufacturers' representative in the computer graphics business which shares office space with G&R. G&R makes payments on behalf of G/B for such firm's portion of certain overhead expenses, including rent, telephone and facilities maintenance. G/B generally reimburses G&R for such costs on a monthly basis. During the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, the total amount of such payments made on behalf of G/B were $115,000, $134,000, $82,000 and $40,000, respectively. From time to time G&R also advances funds to G/B for working capital purposes. At December 31, 1996 and June 30, 1997, amounts owed by G/B to G&R were $72,000 and $0, respectively.

     From time to time, G&R has sold inventory at cost to NECG. NECG is owned 15% by each of Messrs. Rychel and Thomas Gust, 30% by A. Lowell Nerenberg, an officer and stockholder of the Company, and the balance by unaffiliated parties. During the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, such transactions amounted to $785,000, $678,000, $521,000 and
$206,000, respectively.

     J. Thomas Woolsey, a director of the Company and the former President of Microsouth, was the owner of Americad, Inc. ("Americad"), a mail order computer sales company which was in operation from April 1995 through April 1997. Americad purchased products from various distributors, including Microsouth, for resale to the end user. During the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, Americad's purchases from Microsouth aggregated $110,000, $103,000 and $8,000, respectively.

     Prior to completion of the Acquisitions, Microsouth performed certain software development services on behalf of JTW Acquisitions, L.P., an entity owned by Mr. Woolsey, for which it was not reimbursed. During the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, Microsouth incurred charges of $42,000, $85,000 and $31,000, respectively, relating to this project.

     In March 1993, J. Thomas Woolsey and Martyn L. Cooper sold their 100% interests in Microsouth and tekgraf Texas, respectively, to Network Imaging Corporation, a publicly-held company ("NIC"). During the next several years, such individuals continued to run their businesses as separate subsidiaries of NIC. In June 1995, Messrs. Woolsey and Cooper repurchased their respective companies from NIC for $1,000,000 and $375,000, respectively, which purchase prices were represented by a combination of cash and promissory notes. In connection with such repurchases, Messrs. Woolsey and Cooper borrowed $250,000 and $125,000, respectively, from their respective companies pursuant to five year promissory notes bearing interest at 110% of the Applicable Federal Funds Rate (8.25% at December 31, 1996) (the "NIC Notes"). In July 1995, the NIC Notes were offset and cancelled in connection with a restructuring of Microsouth and tekgraf Texas. In December 1996, tekgraf Texas paid $180,000 to NIC in consideration of the cancellation of its $250,000 note. Microsouth paid $540,000 to NIC in cancellation of its $750,000 note. As a result of such repurchases, tekgraf Texas and Microsouth recognized extraordinary gains of $70,000 and $210,000, respectively. See "Selected Financial and Operating Data."

     From time to time, Edward H. L. Mason, the former President of IGD, made working capital advances to IGD. At September 30, 1997, the principal amount owed to Mr. Mason was $125,000. Such advances bear interest at the rate of 9.25% per annum and will be repaid prior to or upon completion of the Offering.

     From time to time, Beverly and A. Lowell Nerenberg, former officers of CGD, made working capital advances to CGD. At September 30, 1997, the principal amount owed to the Nerenbergs was $90,000, $50,000 of which is subordinated to amounts owed under the NationsBank Facility. Such advances bear interest at the rate of 12% per annum and will be repaid after the Offering at such time as the Purchase Price Adjustment to be collected from such individuals, if any, is determined, See "- The Acquisitions."

The Acquisitions

     In May 1997, the Company entered into stock purchase agreements (the OAgreementsO) with each of the Subsidiaries pursuant to which the Company issued an aggregate of 2,192,000 shares of its Class B Common Stock in exchange for all of the outstanding capital stock of each of the Subsidiaries. Pursuant to the terms of the Agreements, the Subsidiaries agreed to deliver a defined guaranteed net asset value ("NAV") as of the closing date of June 2, 1997. In certain cases, the excess net book value over the warranted NAV actually delivered by the Subsidiaries will be distributed to the former stockholders of the Subsidiaries as Purchase Price Adjustments. In other cases, former stockholders of the Subsidiaries will be required to pay the Company any shortfall in NAV actually delivered.

     After completion of the Offering, the Company will make payments in the approximate aggregate amount of $1,086,000 to the former stockholders of the Subsidiaries, reflecting such Purchase Price Adjustments. Other former stockholders will be required to pay the Company an approximate aggregate amount of $419,000 as Purchase Price Adjustments. See "Use of Proceeds," "Dividends and Distributions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following sets forth (i) the number of shares of Class B Common Stock received in the Acquisitions by executive officers, directors and principal stockholders of the Company and (ii) the estimated dollar amount to be paid to or received from such individuals as a result of Purchase Price Adjustments:

                                                  Amount of       Amount of
                                               Adjustment to  Adjustment to be
                                    Number of     be Paid to    Received from
        Name                        Shares(1)   Stockholder(2) Stockholder(2)
        -----                       ---------    ------------   ------------
William M. Rychel ..............      409,000      $     --       $126,000
J. Thomas Woolsey ..............      528,667      $819,000       $     --
Martyn L. Cooper ...............      278,000      $267,000       $     --
Thomas A. Gust .................      426,000      $     --       $121,000

----------
(1)  Includes such individuals' Escrow Shares and Indemnification Shares.
(2) The Agreements provide that the actual amounts owed, as adjusted for the collection of receivables and inventory, will be determined within 180 days of the acquisition date and, accordingly, are expected to be paid or collected in December 1997.

     The Agreements provide that the representations and warranties contained therein shall survive for a period of two years from the date of the Agreements. An aggregate of 1,333,333 of the shares of Class B Common Stock issued pursuant to the Agreements have been placed in escrow to cover potential claims for indemnification under the Agreements for liabilities resulting from the breach of any representation, warranty, covenant or agreement contained in the Agreements.

Transactions with PDP

     PDP is a Georgia corporation owned 24.5% by each of Dan I. Bailey, Co-President and a director of the Company, and Peter Goletz, a principal stockholder of the Company, and 51% by the wife of Phillip Aginsky. Prisym currently occupies offices in a building owned by PDP. See "Business--Facilities and Administrative

Functions." In connection with the acquisition of the aforementioned building, PDP incurred bank indebtedness of $496,000. The bank loan was guaranteed by Messrs. Bailey and Goletz and Alongal. The Company has also guaranteed repayment of such debt. PDP will repay such loan from the proceeds of the sale of the building.

Other Transactions

     Certain stockholders of the Company, including Dan I. Bailey, Co-President and a director of the Company, have made non-interest bearing working capital advances to the Company over the past several years. At December 31, 1994, 1995 and 1996 and June 30, 1997, amounts owed to Mr. Bailey aggregated approximately $35,000, $30,000, $64,000 and $16,000, respectively. Such advances are payable on demand.

     Prior to completion of the Offering, the pre-Acquisition stockholders of the Company will contribute an aggregate of $990,000 to the capital of the Company. Of such amount, Anita will contribute $504,900 and Dan I. Bailey, Co-President and a director of the Company, and Peter Goletz, a principal stockholder of the Company, will each contribute $222,750.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company has adopted a policy that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group, (a) prior to the Offering and (b) as adjusted to give effect to the sale of the 2,100,000 Units offered hereby:

                                                                      Percent of Shares
                                                                    Beneficially Owned (3)
                                                      Shares        ----------------------       Percent of
                                                   Beneficially     Before           After       Voting Power
Name and Address of Beneficial Owner(1)            Owned(2)(3)     Offering        Offering(4)  After Offering(4)
-------------------------------------              ------------     -------        -----------  ----------------
Anita, Ltd......................................     1,191,333      35.74%           21.93%          31.74%
Phillip C. Aginsky..............................     1,191,333(5)   35.74%           21.93%          31.74%
Dan I. Bailey...................................       257,000       7.71%            4.73%             --
William M. Rychel...............................       366,709      11.00%            6.75%           9.77%
Martyn L. Cooper................................       290,500       8.72%            5.35%           7.74%
Peter C. Armstrong..............................           --          --               --              --
J. Thomas Woolsey...............................       549,500      16.49%           10.11%          14.64%
Thomas A. Gust..................................       376,625      11.30%            6.93%          10.03%
Peter Goletz....................................       257,000       7.71%            4.73%             --
Beverly Nerenberg...............................       213,333(6)    6.40%            3.93%           5.68%
All executive officers and directors
     as a group (six persons)...................     2,138,000      64.14%           39.35%          56.96%

----------
(1) The address of such individual is c/o the Company, 2979 Pacific Drive, Norcross, Georgia 30071.

(2) All of such shares are Class B Common Stock. See "Description of Securities." Includes such individuals' Escrow Shares and Indemnification Shares. See "--Escrow Shares" and "Certain Transactions-The Acquisitions."


(3) Upon completion of the Offering, certain of the pre-Acquisition stockholders, including Messrs. Bailey and Goletz, will pledge all of their shares (an aggregate of 559,333 shares) to Anita in connection with personal loans and will grant Anita voting proxies with respect to such shares. The pledged shares have been included in the number and percent of shares beneficially owned for both Anita and the respective pledgors. The percent of voting power after the Offering; however, attributes the voting power of such shares solely to Anita. Beneficial ownership also reflects sales of an aggregate of 91,666 shares by Messrs. Rychel and Gust to certain other current stockholders of the Company which will occur after completion of the Offering.


(4) Does not reflect the shares of Class A Common Stock or Warrants underlying an aggregate of 100,000 Units that Anita and certain officers and directors will purchase in the Offering. The components of such Units may not be sold or transferred for one year from the date of this Prospectus.

(5) Represents shares held by Anita, a company owned by the New Freedom Trust, a trust for the benefit of Mr. Aginsky's father. The trustee of the New Freedom Trust, appointed by Mr. Aginsky's father-in-law, as Protector, is Riverbank, Ltd. Mr. Aginsky disclaims beneficial ownership of the shares held by Anita.

(6)  Includes shares held by her husband.

Escrow Shares

     In connection with the Offering, the holders of the CompanyOs Class B Common Stock have agreed to place an aggregate of 166,667 shares into escrow pursuant to an escrow agreement (the "Escrow Agreement") with American Stock Transfer & Trust Company, as escrow agent. The Escrow Shares may be voted, but are not transferable or assignable other than to a permitted transferee (as defined) who agrees to be bound by the Escrow Agreement.

     The Escrow Shares will be released from escrow if, and only if, one or more of the following conditions is/are met:

(a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $8,700,000 for the fiscal year ending December 31, 1998;
(b) the Minimum Pretax Income amounts to at least $13,000,000 for the fiscal year ending December 31, 1999;
(c) the Minimum Pretax Income amounts to at least $17,900,000 for the fiscal year ending December 31, 2000;
(d) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $16.25 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus;
(e) the Closing Price of the Class A Common Stock averages in excess of $20.00 per share for 30 consecutive business days during the 18-month period commencing 18 months from the date of this Prospectus.

  The Minimum Pretax Income amounts set forth above will be calculated exclusive of any extraordinary earnings, including any charge to income resulting from release of the Escrow Shares and any property distributed in respect of such shares. Minimum Pretax Income will be calculated assuming release of the Escrow Shares and conversion or exercise of all outstanding equity securities of the Company convertible into or exchangeable for Common Stock, whether or not convertible or exchangeable at the time of computation and after adjustment for any stock dividends, stock splits or similar events. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

     Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by March 31, 2001, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities.

     The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and the Representative and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                            DESCRIPTION OF SECURITIES

Units

     Each Unit consists of one share of Class A Common Stock and one redeemable Warrant. Each Warrant entitles the holder to purchase one share of Class A Common Stock. The Class A Common Stock and Warrants comprising the Units are transferable separately immediately upon issuance.

Common Stock

   Class A Common Stock

ssue 31,666,667 shares of Class A Common
Stock, $.001 par value, none of which are currently issued and outstanding. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

     Holders of Class A Common Stock are entitled to dividends, together with the holders of Class B Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor subject to the rights of holders of preferred stock. In the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment to creditors and to holders of preferred stock shall be distributed, pro rata, among the holders of the Class A Common Stock and the Class B Common Stock. Holders of Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. All shares of Class A Common Stock to be offered by the Company hereby, when issued, will be fully paid and non-assessable.

   Class B Common Stock

     The Company is authorized to issue 3,333,333 shares of Class B Common Stock, $.001 par value, all of which are issued and outstanding and held by 14 stockholders of record. Each share of Class B Common Stock is entitled to five votes on all matters on which stockholders may vote, including the election of directors. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by Delaware law.

     Holders of Class B Common Stock are entitled to participate together with the holders of Class A Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company subject to the rights of holders of Preferred Stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock.

     Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder or automatically upon (i) its sale, gift or transfer, except in the case of a transfer to a trust for which the original holder acts as sole trustee or to any other holder of Class B Common Stock; (ii) the death of the original holder thereof, including in the case of the original holder having transferred the Class B Common Stock to a trust for which the original holder served as trustee during his or her lifetime; or (iii) the conversion of an aggregate of 75% of the authorized shares of Class B Common Stock into Class A Common Stock.

     The difference in voting rights increases the voting power of the holders of Class B Common Stock and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class B Common Stock. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of Class B Common Stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B Common Stock, and if stockholder approval were required, the approval of the holders of Class B Common Stock will be necessary before any such business combination can be consummated.

Redeemable Warrants


     Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $8.40 at any time until 5:00 P.M., New York City time, on November 10, 2002. Commencing one year from the date of this Prospectus, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the "closing price" of the CompanyOs Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $11.75 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. The Company has agreed not to redeem the Warrants unless a prospectus covering the shares of Class A Common Stock underlying the Warrants is in effect through the date fixed for redemption. All Warrants must be redeemed if any are redeemed.


     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representative and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

     The exercise prices of the Warrants were determined by negotiation between the Company and the Representative and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Class A Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the "Subscription Form" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Class A Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

Unit Purchase Option

     The Company has agreed to grant to the Representative and its designees, upon the closing of the Offering, the Unit Purchase Option to purchase up to 210,000 Units. These Units will be identical to the Units offered hereby except that the Warrants included in the Unit Purchase Option will only be subject to redemption by the Company after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriters or members of the selling group or their respective officers. The Unit Purchase Option is exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price of $7.80 per Unit (130% of the initial public offering price) subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Option have certain demand and piggyback registration rights. See "Underwriting."

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of "blank-check" preferred stock (the "Preferred Stock"). The Board of Directors will have the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock.

Anti-Takeover Protections

     The voting provisions of the Class A Common Stock and Class B Common Stock and the broad discretion conferred upon the Board of Directors with respect to the issuance of series of Preferred Stock (including with respect to voting rights) could substantially impede the ability of one or more stockholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions of the By-Laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the Common Stock hold by stockholders.

Transfer Agent

     American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

Registration Rights

     The holders of the Unit Purchase Option will have demand and piggy-back registration rights relating to such options and the underlying securities. See "Underwriting."

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering the Company will have outstanding 2,100,000 shares of Class A Common Stock, 3,333,333 shares of Class B Common Stock and 2,100,000 Warrants. The 3,333,333 outstanding shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. 1,141,333 of such shares are currently eligible for sale in the public market pursuant to Rule 144 and the remainder will become so eligible commencing June 1998 (subject to the restrictions on transferability relating to the Escrow Shares and volume limitations). However, all the holders of the shares of Class B Common Stock outstanding prior to the Offering have agreed not to sell or otherwise dispose of any securities of the Company for a period of 13 months after the date of this Prospectus without the Representative's prior written consent and for the 10 months thereafter not to sell more than 10% of their holdings in any month on a cumulative basis without such consent.


     In general, under Rule 144 a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

     The Representative has demand and "piggy-back" registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting."

     Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below have severally agreed to purchase from the Company on a "firm commitment" basis, if any are purchased, the respective number of Units set forth opposite their names.

              Underwriter                                    Number of Units
              -----------                                    ---------------


D.H. Blair Investment Banking Corp. ........................... 1,420,000
D.H. Blair & Co., Inc. ........................................    60,000
Brean Murray & Co., Inc. ......................................    60,000
Cruttenden Roth Incorporated ..................................    60,000
C.L. King & Associates, Inc. ..................................    60,000
Baird, Patrick & Co., Inc. ....................................    40,000
M.S. Farrell & Co., Inc. ......................................    40,000
Frederick & Company, Inc. .....................................    40,000
Hornblower & Weeks Incorporated ...............................    40,000
Sharpe Capital, Inc. ..........................................    40,000
Smith, Moore & Co. ............................................    40,000
Stuart, Coleman & Co. Inc. .... ...............................    40,000
Trautman, Kramer & Company, Inc. ..............................    40,000
Walsh Manning Securities, LLC .................................    40,000
Westport Resources Investment Services, Inc. ..................    40,000
Win Capital Corp. .............................................    40,000


                                                             -------------
                     Total ..............................       2,100,000
                                                             =============

     It is expected that Blair & Co. will distribute as a selling group member a substantial portion (up to approximately 52%, including the over-allotment option) of the Units offered hereby. It is also expected that Blair & Co. will make a market in the Company's securities. Blair & Co. is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder of the Representative.

     The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the NASD, at such prices less concessions of not in excess of $________ per Unit, of which a sum not in excess of $____ per Unit may in turn be reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, the concession and the reallowance may be changed by the Underwriters.

     The Company has granted to the Underwriters (or, at is option, the Representative, individually) an option, exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts, up to 315,000 additional Units for the purpose of covering over-allotments, if any.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriters a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of Units offered hereby, including any Units purchased pursuant to the Underwriters' over-allotment option, $40,000 of which has been paid to date.

     Holders of all of the Company's outstanding shares of Class B Common Stock have agreed not to sell, assign, transfer or otherwise dispose of any of their shares for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative and for the 10 months thereafter not to sell more than 10% of their holdings in any month on a cumulative basis without such consent.

     During the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition or transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 21/2% of any consideration in excess of $9,000,000.

     The Company has agreed not to solicit Warrant exercises other than through the Representative, unless the Representative declines to make such solicitation. Upon any exercise of the Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Representative a fee of 5% of the aggregate exercise price of the Warrants, if (i) the market price of the Company's Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the Warrant holder designates in writing that the exercise of the Warrants was solicited by a member of the NASD and designates in writing the broker-dealer to receive compensation for such exercise; (iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act. The Representative may reallow a portion of such fee to members of the NASD. The costs of the RepresentativeOs solicitation of exercise or redemption of the Warrants will be borne by the Company.

     Regulation M of the Exchange Act may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Class A Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Class A Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 210,000 Units, substantially identical to the Units being offered hereby, except that the Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option will be exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price of $7.80 per Unit, subject to adjustment in certain events to protect against dilution, and are not transferable for a period of two years from the date of this Prospectus except to officers of the Underwriters or to members of the selling group or their respective officers. The Company has agreed to register during the four-year period commencing one year from the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.

     The Representative has informed the Company that it does not expect to make sales of the Units offered hereby to discretionary accounts.

     The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Representative. The investigation appears to be broad in scope, involving numerous aspects of the Representative's compliance with the Federal securities laws and compliance with the Federal securities laws by issuers who securities were underwritten by the Representative, or in which the Representative made over-the-counter markets, persons associated with the Representative, such issuers and other persons. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative, or, if so, whether any such action might have an adverse effect on the Representative or the securities offered hereby.

     In connection with the Offering, the Underwriters and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Class A Common Stock and the Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, the Class A Common Stock and the Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriters may also create a short position in the Units by selling more Units in connection with the Offering than they are committed to purchase from the Company, and in such case the Underwriters may reduce all or a portion of that short position by purchasing the Units, the Class A Common Stock and the Warrants in the open market. The Underwriters also may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Representative may impose "penalty bids" whereby selling commissions allowed to syndicate members or other broker-dealers in respect of the Units sold in the Offering for their account may be reclaimed by the Representative if the securities comprising the Units are repurchased by the Representative or any syndicate member in stabilizing or covering transactions. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Class A Common Stock and the Warrants at a level above that which might otherwise prevail in the open market.

     Neither the Company nor the Representative may make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Class A Common Stock and the Warrants. In addition, neither the Company nor the Representative makes any representation that the Representative or any syndicate member will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the public offering price of the Units offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the CompanyOs asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, demand for similar securities of comparable companies and such other factors as were deemed relevant.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Bachner, Tally, Polevoy & Misher LLP represents the Representative in other matters.

                                     EXPERTS

     The financial statements of Tekgraf, Inc. (formerly Crescent Computers, Inc.), G&R Marketing, Inc. and Computer Graphics Distributing Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, of Intelligent Products Marketing, Inc. and IG Distribution, Inc. as of December 31 ,1996 and 1995 and for the years then ended, of Microsouth, Inc. as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the six month period ended December 31, 1995, and of tekgraf, inc. as of December 31, 1996 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, the Commission maintains a Website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

     Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish interim reports as it deems appropriate.

                          INDEX TO FINANCIAL STATEMENTS

                Historical Financial Statements of Tekgraf, Inc.
            (formerly Crescent Computers, Inc.) and the Subsidiaries

                                                                            Page
                                                                            ----

Tekgraf, Inc. (Formerly Cresent Computers, Inc.)
   Report of Independent Accountants....................................    F-2
   Consolidated Balance Sheets..........................................    F-3
   Consolidated Statements of Operations................................    F-4
   Consolidated Statements of Changes in Stockholder's Equity(Deficit)..    F-5
   Consolidated Statements of Cash Flows................................    F-6
   Notes to Consolidated Financial Statements...........................    F-7

Microsouth, Inc.
   Report of Independent Accountants....................................    F-15
   Balance Sheets.......................................................    F-16
   Statements of Income.................................................    F-17
   Statements of Changes in Stockholder's Equity........................    F-18
   Statements of Cash Flows.............................................    F-19
   Notes to Financial Statements........................................    F-20

Computer Graphics Distributing Company
   Report of Independent Accountants....................................    F-23
   Balance Sheets.......................................................    F-24
   Statements of Income.................................................    F-25
   Statements of Changes in Stockholders' Equity........................    F-26
   Statements of Cash Flows.............................................    F-27
   Notes to Financial Statements........................................    F-28

tekgraf, inc.
   Report of Independent Accountants....................................    F-32
   Balance Sheets.......................................................    F-33
   Statements of Income.................................................    F-34
   Statements of Changes in Stockholder's Equity........................    F-35
   Statements of Cash Flows.............................................    F-36
   Notes to Financial Statements........................................    F-37

Intelligent Prouducts Marketing Inc.
   Report of Independent Accountants....................................    F-40
   Balance Sheets.......................................................    F-41
   Statements of Operations.............................................    F-42
   Statements of Changes in Stockholders' Equity........................    F-43
   Statements of Cash Flows.............................................    F-44
   Notes to Financial Statements........................................    F-45

IG Distribution, Inc.
   Report of Independent Accountants....................................    F-48
   Balance Sheets.......................................................    F-49
   Statements of Income.................................................    F-50
   Statements of Changes in Stockholders' Equity........................    F-51
   Statements of Cash Flows.............................................    F-52
   Notes to Financial Statements........................................    F-53

G&R Marketing, Inc.
   Report of Independent Accountants....................................    F-54
   Balance Sheets.......................................................    F-55
   Statements of Income.................................................    F-56
   Statements of Changes in Stockholders' Equity........................    F-57
   Statements of Cash Flows.............................................    F-58
   Notes to Financial Statements........................................    F-59

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
Tekgraf, Inc. (formerly Crescent Computers, Inc.)

     We have audited the accompanying consolidated balance sheets of Tekgraf, Inc. (formerly Crescent Computers, Inc.) as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tekgraf, Inc. (formerly Crescent Computers, Inc.) as of December 31, 1995 and 1996, and the results of their consolidated operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P            .

Atlanta, Georgia
June 2, 1997 except for
Note 9 as to which the
date is October 9, 1997

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

                           CONSOLIDATED BALANCE SHEETS

                                                                          December 31,   December 31,      June 30,
                                                                              1995           1996            1997
                                                                          -----------    ------------     ----------
                                                                                                          (Unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents ..........................................   $   305,821    $   633,027    $    971,696
   Accounts receivable, less allowance for doubtful accounts of $17,000
      and $35,000 at December 31, 1995 and 1996, respectively .........     1,382,673      1,621,180      10,182,348
   Inventories, net ...................................................       549,274        636,019       5,254,338
   Other receivables ..................................................                                      154,120
   Due from related entities ..........................................                                       44,539
   Prepaid expenses and other assets ..................................                                      120,598
   Deferred income taxes ..............................................         8,400          1,500          26,910
                                                                            ---------      ---------      ----------
       Total current assets ...........................................     2,246,168      2,891,726      16,754,549
                                                                            ---------      ---------      ----------
Property and equipment:
   Furniture and fixtures .............................................        44,531         83,294         719,640
   Computer equipment .................................................         5,946         36,225         578,462
                                                                            ---------      ---------      ----------
                                                                               50,477        119,519       1,298,102
   Less accumulated depreciation ......................................       (45,766)       (62,765)       (871,970)
                                                                            ---------      ---------      ----------
                                                                                4,711         56,754         426,132

Goodwill, net .........................................................                                    5,977,685
Deferred income taxes .................................................           800
Other assets ..........................................................        12,732         58,629         428,957
                                                                            ---------      ---------      ----------
      Total assets ....................................................   $ 2,264,411    $ 3,007,109    $ 23,587,323
                                                                            =========      =========      ==========
                                   LIABILITIES

Current liabilities:
   Current debt .......................................................                                  $ 2,486,404
   Due to acquisition stockholders (See Note 9) .......................                                    1,086,000
   Notes payable, stockholders ........................................                                       90,000
   Due to stockholders, net ...........................................   $ 1,615,864    $ 2,211,164
   Due to related entities, net .......................................                                    2,159,424
   Accounts payable ...................................................       649,206        711,125       8,016,289
   Accrued expenses ...................................................        32,302         69,408         202,871
   Income taxes payable ...............................................                        4,100         201,168
                                                                            ---------      ---------      ----------
      Total current liabilities .......................................     2,297,372      2,995,797      14,242,156
                                                                            ---------      ---------      ----------

   Debt, less current maturities ......................................                                      112,246
   Note payable, stockholder ..........................................                                       50,000
   Deferred income taxes ..............................................                        1,200           5,327
   Minority interest ..................................................                                       14,629

Commitments and contingencies

                         STOCKHOLDERS' EQUITY (DEFICIT)

   Class A Common Stock $.001 par value, 31,666,667 shares
      authorized; no shares issued and outstanding at December
      31, 1995 and 1996; holders of Class A Common Stock are
      entitled to one vote per share (See Note 9)
   Class B Common Stock, $.001 par value, 3,333,333 shares
      authorized; 1,141,333 shares issued and outstanding at
      December 31, 1995 and 1996, respectively; holders of
      Class B Common Stock are entitled
      to five votes per share (See Note 9) ............................         1,141          1,141           3,333
   Preferred Stock, $.001 par value, 5,000,000 shares authorized;
      no shares issued and outstanding at December 31, 1995 and 1996
   Due from acquisition stockholders (See Note 9) .....................                                     (419,000)
   Due from pre-acquisition stockholders ..............................                                     (990,000)
   Additional paid in capital..........................................                                   10,421,806
   Retained earnings (deficit) ........................................       (34,102)         8,971         146,826
                                                                            ---------      ---------      ----------
   Total stockholders' equity (deficit) ...............................       (32,961)        10,112       9,162,965
                                                                            ---------      ---------      ----------
   Total liabilities and stockholders' equity .........................   $ 2,264,411     $3,007,109     $23,587,323
                                                                            =========      =========      ==========

                   The accompanying notes are an integral part of the consolidated financial statements.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       Years Ended                                Six Months
                                                                       December 31,                               Ended June 30,
                                                       ----------------------------------------------     --------------------------
                                                           1994             1995              1996           1996            1997
                                                       -----------      ------------      -----------     ----------     -----------
                                                                                                                 (Unaudited)
Net sales ...........................................  $ 6,339,574      $ 12,277,340      $13,414,131     $6,850,330     $12,451,881
Cost of goods sold ..................................    5,228,141        10,367,789       10,951,551      5,698,376      10,606,313
                                                       -----------      ------------      -----------     ----------     -----------
      Gross profit ..................................    1,111,433         1,909,551        2,462,580      1,151,954       1,845,568
Operating expenses:
   Selling, general and administrative ..............    1,082,370         1,760,957        2,244,924        916,147       1,415,233
   Depreciation .....................................        8,450            28,349           16,999         15,346          34,449
   Amortization .....................................                                                                         33,395
                                                       -----------      ------------      -----------     ----------     -----------
      Income from operations ........................       20,613           120,245          200,657        220,461         362,491

Other income ........................................                                          14,916         40,021          20,847

Interest expense ....................................       39,743           125,566          159,500         60,000         108,270
                                                       -----------      ------------      -----------     ----------     -----------

      Income (loss) before provision (benefit) for
         income taxes taxes and minority interest ...      (19,130)           (5,321)          56,073        200,482         275,068

Provision (benefit) for income taxes ................       (3,900)           (1,600)          13,000         13,000         122,584
                                                       -----------      ------------      -----------     ----------     -----------
      Income (loss) before minority interest ........      (15,230)           (3,721)          43,073        187,482         152,484

Minority interest ...................................                                                         24,580          14,629
                                                       -----------      ------------      -----------     ----------     -----------
      Net income (loss) .............................  $   (15,230)     $     (3,721)     $    43,073     $  162,902     $   137,855
                                                       ===========      ============      ===========     ==========     ===========
Primary and fully diluted weighted average shares
   outstanding ......................................    1,141,333         1,141,333        1,141,333      1,141,333       1,244,011
                                                       ===========      ============      ===========     ==========     ===========
Primary and fully diluted net income (loss) per share  $      (.01)     $         --      $       .04     $      .14     $       .11
                                                       ===========      ============      ===========     ==========     ===========

                   The accompanying notes are an integral part of the consolidated financial statements.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                        Class B
                                                         Common      Due from      Additional    Retained
                                            Number of    Stock     Stockholders      Paid in     Earnings
                                             Shares     (Note 9)     (Note 9)        Capital     (Deficit)         Total
                                            ---------    ------    -----------    -----------    ---------     -----------
Balances, January 1, 1994 ..............    1,141,333    $1,141                                  $ (15,151)    $   (14,010)
   Net loss ............................                                                           (15,230)        (15,230)
                                            ---------    ------    -----------    -----------    ---------     -----------
Balances, December 31, 1994 ............    1,141,333     1,141                                    (30,381)        (29,240)

   Net loss ............................                                                            (3,721)         (3,721)
                                            ---------    ------    -----------    -----------    ---------     -----------
Balances, December 31, 1995 ............    1,141,333     1,141                                    (34,102)        (32,961)
   Net income ..........................                                                            43,073          43,073
                                            ---------    ------    -----------    -----------    ---------     -----------
Balances, December 31, 1996 ............    1,141,333     1,141                                      8,971          10,112
   Issuances of stock for
      acquisitions (unaudited) .........    2,192,000     2,192                     9,012,806                    9,014,998
   Due from acquisition stockholders
      (unaudited) ......................                              (419,000)       419,000
   Due from pre-acquisition stockholders
      (unaudited) ......................                              (990,000)       990,000
   Net income (unaudited) ..............                                                           137,855         137,855
                                            ---------    ------    -----------    -----------    ---------     -----------
Balances, June 30, 1997 (unaudited) ....    3,333,333    $3,333    $(1,409,000)   $10,421,806      146,826     $ 9,162,965
                                            =========    ======    ===========    ===========    =========     ===========


                   The accompanying notes are an integral part of the consolidated financial statements.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Years Ended                        Six Months
                                                                          December 31,                      Ended June 30,
                                                            ---------------------------------------    -------------------------
                                                               1994           1995          1996         1996            1997
                                                            -----------    ---------    -----------    ---------    ------------
                                                                                                             (Unaudited)
Cash flows from operating activities:
      Net income (loss) .................................   $   (15,230)   $  (3,721)   $    43,073    $ 162,902    $    137,855
Adjustments to reconcile net income (loss)
   to net cash provided (used) by operating
   activities:
   Depreciation .........................................         8,450       28,349         16,999       15,346          34,449
   Minority interest ....................................                                                 24,580          14,629
   Amortization .........................................                                                                 33,395
   Provision for doubtful accounts receivable ...........         8,474        2,800         18,000                       11,000
   Deferred income taxes ................................        (3,900)      (1,600)         8,900                       (4,200)
   Changes in assets and liabilities,
      net of the effects of the acquisitions:
   Accounts receivable ..................................      (487,281)    (417,787)      (256,507)    (276,762)     (1,995,720)
   Inventories ..........................................      (151,321)    (137,289)       (86,745)     (43,944)       (716,012)
   Other assets .........................................         4,090        1,456        (45,897)      (7,012)        (53,972)
   Other receivables ....................................                                                                 23,455
   Accounts payable and accrued expenses ................       203,660      357,377         99,025      101,594       2,155,172
   Income taxes payable .................................                                     4,100       13,000          87,103
                                                            -----------    ---------    -----------    ---------    ------------
      Net cash provided (used) by operating activities ..      (433,058)    (170,415)      (199,052)     (10,296)       (272,846)
                                                            -----------    ---------    -----------    ---------    ------------
Cash flows from investing activities:
   Cash acquired from acquisitions, net of acquisition
      costs of $88,677 ..................................                                                                349,482
   Payments for purchase of property and equipment ......        (8,450)     (33,060)       (69,042)    (153,286)        (49,950)
                                                            -----------    ---------    -----------    ---------    ------------
      Net cash used by investing activities .............        (8,450)     (33,060)       (69,042)    (153,286)        299,532
                                                            -----------    ---------    -----------    ---------    ------------
Cash flows from financing activities:
   Advance from stockholders ............................     1,150,752      472,2721,    1,115,957      375,122          36,009
   Repayment of advance from stockholders
      and related entities ..............................      (449,869)    (280,130)      (520,657)                     (15,731)
   Proceeds from debt ...................................                                                                327,714
                                                            -----------    ---------    -----------    ---------    ------------
      Net cash provided (used) by financing activities ..       700,883      192,142        595,300      375,122         311,983
                                                            -----------    ---------    -----------    ---------    ------------
Increase (decrease) in cash and cash equivalents ........       259,375      (11,333)       327,206      211,540         338,669
Cash and cash equivalents, beginning of period ..........        57,779      317,154        305,821      305,821         633,027
                                                            -----------    ---------    -----------    ---------    ------------
Cash and cash equivalents, end of period ................   $   317,154    $ 305,821    $   633,027    $ 517,361    $    971,696
                                                            ===========    =========    ===========    =========    ============
Supplemental disclosure of cash flow information:

   Cash paid during the year for interest ...............   $    39,743    $ 120,109    $   159,500
                                                            ===========    =========    ===========
Supplemental non-cash investing and financing activities:
   June 2, 1997 acquisitions:
      Fair value of stock issued ........................                                                           $  9,485,537
      Other acquisition costs ...........................                                                                 88,677
      Fair value of liabilities assumed .................                                                              8,982,850
      Fair value of assets acquired .....................                                                            (12,545,984)
                                                                                                                    ------------
     Goodwill ...........................................                                                           $  6,011,080
                                                                                                                    ============

                   The accompanying notes are an integral part of the consolidated financial statements.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Basis of Presentation and Nature of Operations:

Organization

     The consolidated financial statements of Tekgraf, Inc., formerly Crescent Computers, Inc. ("the Company" or "Tekgraf") include the accounts of Prisym Technologies of Georgia, Inc. ("Prisym"), a 60% owned subsidiary. Minority interest, if any, represents minority stockholder's proportionate share of the equity in Prisym. All significant intercompany balances, transactions and profits have been eliminated in consolidation.

Basis of Presentation

     The consolidated financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for each of the three years in the period ended December 31, 1996. Significant estimates include primarily those made for the allowance for doubtful accounts. Actual results could differ from those estimates made by management.

Nature of Operations

     Tekgraf is a manufacturer, integrator and distributor of premium personal computers, workstations, and internet/intranet servers. Tekgraf's operations are located in Atlanta, Georgia and products are sold either directly or through distributors. Prisym markets workstations, printers, mass storage, components and peripherals of a major U.S. manufacturer. Prisym has offices located in Atlanta, Georgia and Greenville, South Carolina.

     Inherent in the accompanying consolidated financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, available sources of supply and various technology related risks.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

     The accompanying unaudited interim consolidated financial statements as of June 30, 1997 and for The accompanying notes are an integral part of the consolidated financial statements. the six months ended June 30, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

     As described in Note 9, the Company completed the acquisition of six companies on June 2, 1997. Accordingly, the results of operations of the acquired businesses have been included in the accompanying consolidated financial statements from the date of acquisition.

Cash Equivalents

     The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Inventories

     Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of raw materials and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods. In most instances, the Company receives warranties on its products from its vendors which are at least equivalent to those it provides to its customers.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

2. Summary of Significant Accounting Policies, continued:

Property and Equipment

     Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years. Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

Goodwill

     Goodwill is amortized over its estimated economic life or period of future benefit. The Company is currently amortizing goodwill, associated with the acquisitions described in Note 9, on a straight-line basis of 15 years. This estimated life is a composite of many factors which are subject to change because of the nature of the Company's operations. This is particularly true because goodwill reflects value attributable to the going concern nature of acquired businesses, the stability of their operations, market presence and reputation. Accordingly, at each reporting period, the Company evaluates the continued appropriateness of this life and recoverability of the carrying value of the goodwill based upon current and future levels of income and cash flows as well as the latest available economic factors and circumstances. Impairment of value, if any, is recognized in the period in which it is determined. The Company does not believe that there are any facts or circumstances indicating impairment of goodwill at June 30, 1997.

Revenue

     Sales are recognized upon the shipment of products to the customer or distributor.

     Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

Income Taxes

     The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     Tekgraf and Prisym file separate federal income tax returns.

Fair Value of Financial Instruments

     The Company's financial instruments include its debt obligations. Management believes that substantially all of these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

3. Related Party Transactions:

     Included in the due to stockholder balance at December 31, 1995 and 1996 are advances from the Company's majority stockholder of $1,553,975 and $2,109,325 (see Note 9), respectively, and advances from other stockholders of $61,889 and $101,840, respectively. During each of the three years in the period ended December 31, 1996, the Company recognized interest expense on the advances from the majority stockholder of approximately $40,000, $126,000, and $160,000, respectively. The advances from the majority stockholders bear interest at 8%. The advances from other stockholder do not bear interest. All advances from stockholders are due on demand. During January 1997, the Company's majority stockholder transferred ownership of the outstanding common stock of the Company to its parent. Accordingly, amounts previously classified as due to stockholders in the consolidated balance sheet have been reported as amounts due to a related entity in the consolidated balance sheet as of June 30, 1997.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

3. Related Party Transactions, continued:

     During the years ended December 31, 1994 and 1996, the Company paid management fees to the majority stockholder of $45,000 and $135,000, respectively. During the six months ended June 30, 1996, the Company paid management fees of approximately $149,000. During the six month period ended June 30, 1997, no management fees were paid.

     At December 31, 1996, the Company has guaranteed debt of an entity owned by certain stockholders of the Company of $496,000.

     The Company is affiliated through common ownership with entities whose operating expenses, such as rent, utilities, insurance and other expenses were shared with the subsidiaries of the Company prior to June 2, 1997. Amounts due from these related entities under this arrangement were $44,539 at June 30, 1997.

     The notes payable to stockholders, at June 30, 1997, bear interest at 12% and 9.25% and have no stated maturity date.

4. Income Taxes:

     The provision (benefit) for income taxes for the years ended December 31, is as follows:

                                                                                1994         1995         1996
                                                                              --------     --------     --------
Current ...................................................................   $     --           --     $  4,100
Deferred ..................................................................     (3,900)    $ (1,600)       8,900
                                                                              --------     --------     --------
                                                                              $ (3,900)    $ (1,600)    $ 13,000
                                                                              ========     ========     ========

     A reconciliation of federal statutory and effective income tax rates is as follows:

                                                                                1994         1995         1996
                                                                              --------     --------     --------
Statutory U.S. federal income tax rate ....................................       15.0%        15.0%        15.0%
Effect of: State income taxes, net of federal benefit .....................        5.0          5.0          5.0
Non-deductible meals and entertainment ....................................                     8.0          1.5
Stockholder life insurance ................................................                                  1.5
Other, net ................................................................                     2.0
                                                                              --------     --------     --------
Effective rate ............................................................       20.0%        30.0%        23.0%
                                                                              ========     ========     ========

     Benefits of approximately $8,400 were recognized due to operating loss carryforwards during 1996.

     An analysis of the deferred income tax assets and liabilities at December 31, is as follows:

                                                                                             1995         1996
                                                                                           --------     --------
   Current deferred income tax assets:
      Net operating loss carryforwards ....................................                $  8,400     $  1,500
                                                                                           --------     --------
            Total current deferred income tax assets ......................                $  8,400     $  1,500
                                                                                           ========     ========
   Non-current deferred income tax assets:
      Net operating loss carryforwards ....................................                $    800
                                                                                           --------     --------
          Total non-current deferred income tax assets ....................                $    800
                                                                                           ========     ========
   Non-current deferred income tax liabilities:
      Property and equipment ..............................................                             $ (1,200)
                                                                                           --------     --------
           Total non-current deferred income tax liabilities ..............                             $ (1,200)
                                                                                           ========     ========

     The net operating loss carryforwards expire in 2011. Management believes that realization of the net deferred tax assets is more likely than not due primarily to anticipated future taxable income and the reversal of existing taxable temporary differences.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

5. Debt

     At June 30, 1997 debt consists of the following:

     Line of credit with a bank totaling $ 2,250,000,
            bearing interest at the bank's prime rate
            (8.5% at June 30, 1997) plus 2%,
            collateralized by accounts receivable and
            inventory, subject to certain loan covenant
            restrictions, and expires September 30, 1997 ........  $ 1,090,465

     Various installment notes payable with banks bearing
            interest at rates ranging from 7.5% to 8.5%,
            payable in monthly installments through 1998,
            collateralized by certain equipment .................  $    51,547

     Line of credit with a bank totaling $250,000, bearing
            interest at the bank's prime rate (8.5% at June
            30, 1997) plus .75%, guaranteed by certain
            stockholders of the Company and expires
            January 9, 1998 .....................................  $   228,196

     Line of credit with a bank totaling $3,000,000, bearing
            interest at the bank's prime rate (8.5% at June
            30, 1997) plus .5%, guaranteed by certain
            stockholders of the Company, collateralized by
            certain assets, and expires January 9, 1998  ........  $ 1,228,442
                                                                   -----------
                                                                   $ 2,598,650

      Less current maturities ...................................  $(2,486,404)

                                                                   -----------
                                                                   $   112,246
                                                                   ===========

6. Commitments and Contingencies:

Operating Lease

     The Company leases office space under an operating lease expiring in 1998. At December 31, 1996 minimum rentals due under the lease were as follows:

           1997 ......................................................   $27,216
           1998 ......................................................    22,680
                                                                         -------
                                                                         $49,896
                                                                         =======

     Rent expense for the years ended December 31, 1994, 1995 and 1996 was approximately $60,000, respectively.

     An additional building is currently being leased from affiliated entity on a month-to-month basis with monthly rentals of approximately $3,000.

Litigation

     The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

7. Net Income (Loss) Per Common Share:

     Primary and fully diluted net income (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares and common share equivalents outstanding during the period.

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

7. Net Income (Loss) Per Common Share, continued:

There were no common stock equivalents during each of the periods presented. At June 30, 1997, the fully diluted weighted average shares exclude the Escrow shares (Note 9) and was determined as follows:

     Shares outstanding from beginning of period ..........      1,141,333
     Weighted average shares issued on June 2, 1997
        in connection with the acquisitions ...............        168,153
     Escrow shares (Note 9) ...............................        (65,475)
                                                                ----------
                                                                 1,244,011
                                                                ==========

8. Future Adoption of Recently Issued Accounting Standards:

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), No. 130, Reporting Comprehensive Income ("SFAS 130"), No. 129, Disclosure of Information About Capital Structure ("SFAS 129"), and No. 128, Earnings Per Share ("SFAS 128"). SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 129 consolidates the existing requirements to disclose certain information about an entity's capital structure, and SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share. These Standards are effective for years beginning after December 15, 1997.

     The Company believes that the impact of these Standards, when adopted, will not have a material impact on the Company's consolidated financial statements.

9. Subsequent Events

Acquisitions

      Effective June 2, 1997, the Company completed the acquisition of 100% of the outstanding common stock of G&R Marketing, Inc. ("G&R"), Microsouth, Inc. ("Microsouth"), tekgraf, inc. ("tekgraf"), Computer Graphics Distributing Company ("CGD"), Intelligent Products Marketing, Inc. ("IPM"), and IG Distribution, Inc. ("IGD") (collectively the "Subsidiaries") in exchange for the issuance of 2,192,000 (adjusted for the stock splits, reverse stock split and including the 166,667 shares to be placed in escrow as required by the letter of intent described below which if released will be accounted for as compensation) shares of common stock of the Company and an aggregate of 1,333,333 shares which were placed in escrow by the stockholders of the subsidiaries to cover potential claims for indemnification by the Company pursuant to the stock purchase agreements ("the Agreements"). Each stockholder of the Company has deposited 40% of his shares in escrow. These subsidiaries are regional distributors and marketers of computer graphics hardware and software. Customers consist primarily of value added resellers and vertical solution providers.

      Pursuant to the terms of the Agreements, the Subsidiaries are required to deliver a defined guaranteed net asset value ("NAV"). The Subsidiaries preliminary excess net book value over the NAV of $1,086,000 will be distributed in cash to the stockholders of the Subsidiaries. It is anticipated that the excess NAV will be distributed during December 1997 from cash balances or a line of credit the Company expects to obtain. The subsidiaries preliminary deficit NAV over the net book value of $419,000 will be collected from the former stockholders of the subsidiaries. It is anticipated that these amounts will be collected after the final calculation is completed during December 1997.

      Pursuant to the terms of the Agreements, pre-acquisition Tekgraf stockholders will contribute approximately $990,000 to capital. This contribution is expected to occur during October 1997.

     The Acquisitions were recorded under the purchase method of accounting; and accordingly the results of operations of the Acquisitions for the period June 3, 1997 through June 30, 1997 are included in the accompanying unaudited consolidated financial statements of the Company. The purchase prices have been allocated to assets

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

9. Subsequent Events, continued:

acquired and liabilities assumed based on the fair market value of the Company's common stock at the dates of acquisition. The fair market value of the Company's stock was estimated based on the proposed initial public offering price of the Company's Units, a discount for lack of marketability, a premium for the voting rights of the Class B Common Stock issued in connection with the acquisitions, and the value of the warrants contained in the Units using the Black Scholes model. The unaudited fair value of assets acquired and liabilities assumed, after giving effect to the excess NAV, is summarized as follows:

                                                Microsouth      tekgraf          G&R            CGD         IPM/IGD        Total
                                               -----------    -----------    -----------    -----------    ---------    ----------
     Fair value of stock issued and other
        acquisition costs ..................   $ 2,309,109    $ 1,214,248    $ 3,647,112    $ 1,093,406   $1,310,340    $9,574,214
     Fair value of liabilities assumed .....     1,780,956        830,361      3,848,415      2,355,314      167,804     8,982,850
     Fair value of tangible and identifiable
        assets acquired ....................    (2,619,227)    (1,134,757)    (4,968,400)    (3,249,229)    (574,371)  (12,545,984)
                                               -----------    -----------    -----------    -----------   ----------    ----------
     Goodwill ..............................   $ 1,470,838    $   909,852    $ 2,527,127    $   199,491   $  903,773    $6,011,080
                                               ===========    ===========    ===========    ===========   ==========    ==========

     The following unaudited pro forma summary combines the consolidated results of the Company and the Subsidiaries as if the Acquisitions had occurred at the beginning of the earliest period presented, after giving effect to certain adjustments. These adjustments include:

o elimination of expenses related to affiliated entities of the Subsidiaries which were not acquired by the Company


o reductions in compensation levels that certain former stockholders of the Subsidiaries who served as officers, administrators or salespeople of their respective companies and officers of the Company (the "Continuing Employees") have contractually agreed to receive from the Company subsequent to the Acquisitions. This estimate is based on the elimination of (i) base compensation in excess of the specified amounts included in employment contracts signed by the Continuing Employees, (ii) bonuses, based on a determination by the Board of Directors that bonuses will not be granted by the Company during the fiscal years ended December 31, 1997 and 1998, and (iii) various compensation related expenses which, effective June 2, 1997, were no longer allowed pursuant to expense policies approved by the Board of Directors of the Company. The Company believes that the duties and responsibilities of the Continuing Employees will not be diminished as a result of the Acquisitions. Accordingly, the Company believes that no other costs will be incurred to offset the reductions in compensation levels of the Continuing Employees. The Company believes that this information is necessary for investors to realistically assess the impact of the Acquisitions. Certain former stockholders of the Subsidiaries (the "Noncontinuing Employees"), including Edward H.L. Mason, Margaret Mason, Eric Nerenberg and Thomas A. Gust, were compensated for services provided to the Subsidiaries prior to the Acquisitions and will not be employed by the Company subsequent to the Offering. The compensation paid to the Noncontinuing Employees has been considered in the adjustment. The Company believes that the duties and responsibilities of the Noncontinuing Employees will be absorbed by the Continuing Employees. Additionally, a management fee was paid to Alongal prior to the Acquisitions and the Company does not intend to pay a management fee to Alongal after completion of the Offering. The adjustments are summarized as follows:


                                              Year Ended      Six Months Ended
                                           December 31, 1996   June 30, 1997
                                           -----------------   -------------
Tekgraf, Inc. (formerly Crescent) ........     $  636,773         $ 27,500
Microsouth ...............................         45,150          (32,570)
tekgraf Texas ............................        (51,684)         (62,250)
G&R ......................................        463,444          115,297
CGD ......................................        282,262           53,300
IPM/IG ...................................        295,483          121,071
                                               ----------         --------
Total ....................................     $1,671,428         $222,348
                                               ==========         ========

o    elimination of amortization related to negative goodwill
o elimination of the pro rata interest expense incurred on capital to be contributed by the pre-Acquisition stockholders of the Company
o    related income tax effects
o    elimination of transactions between the Subsidiaries, and
o    amortization of intangible assets

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

9. Subsequent Events, continued:

     In addition, the earnings per share amounts give effect to the combination, subsequent recapitalization and the weighted average shares outstanding exclude 166,667 of escrow shares. The pro forma summary does not purport to represent what the Company's results of operations would actually have been if such transaction in fact had occurred at the beginning of the earliest period presented or to project the Company's results of operations for any future period.

                                               For the             For the
                                             year ended        six months ended
                                          December 31, 1996     June 30, 1997
                                          -----------------    ----------------
Net sales ................................   $68,902,291         $34,684,482
Gross profit .............................    11,259,485           6,102,620
Income from operations ...................     3,197,379           1,641,147
Income before taxes ......................     2,883,266           1,527,186
Net income ...............................     1,602,504             853,441
Primary and fully diluted income per share           .51                 .26
Weighted average shares outstanding ......     3,166,666           3,166,666

Stock Splits and Recapitalization

     Class A Common Stock - On June 2, 1997, in connection with a reincorporation in Delaware, the Company authorized 31,000,000 shares of Class A Common Stock, $.001 par value, none of which are currently issued and outstanding. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law. Holders of Class A Common Stock are entitled to dividends, together with the holders of Class B Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor subject to the rights of holders of preferred stock. In the case of dividends or other distributions in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of creditors and to holders of the Class A Common Stock and the Class B Common Stock. Holders of the Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock.

     Class B Common Stock - On May 1, 1997 the Company increased the outstanding shares from 100 to 3,424 by declaring a 34.24 for 1 stock split of the Company's common stock (par value of $1.00). On June 2, 1997, in connection with a reincorporation in Delaware, the Company declared a 400 for 1 stock split of the Company's common stock pursuant to which all of the Company's outstanding common stock were exchanged for 4,000,000 shares of Class B Common Stock with a par value of $.001. During October 1997, the Company effected a .83333325 for 1 reverse stock split pursuant to which the outstanding shares of Class B Common Stock were exchanged for 3,333,333 shares of Class B Common Stock. At such time, the Company authorized 31,666,667 shares of Class A Common Stock and 3,333,333 shares of Class B Common Stock. Each share of Class B Common Stock is entitled to five votes on all matters on which stockholders may vote, including the election of directors. The Class A Common Stock, described below, and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by Delaware law. Holders of Class B Common Stock are entitled to participate together with the holders of Class A Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and the liquidation, dissolution and winding up of the Company subject to the rights of holders of Preferred Stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock. Each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon (i) its sale, gift of

                                  Tekgraf, Inc.
                       (formerly Crescent Computers, Inc.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

9. Subsequent Events, continued:

transfer, except in the case of a transfer to a trust for which the original holder acts as sole trustee or to any other holder of Class B Common Stock, (ii) the death of the original holder thereof, including in the case of the original holder having transferred the Class B common Stock to a trust for which the original holder served as trustee during his or her lifetime, or (iii) the conversion of an aggregate of 75% of the authorized shares of Class B Common Stock.

     Preferred Stock - On June 2, 1997, in connection with a reincorporation in Delaware, the Company authorized 5,000,000 shares of preferred stock. The Board of Directors will have the authority to issue the preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption and liquidation preferences, without further vote or action by the stockholders.

     The consolidated balance sheets as of December 31, 1995 and 1996 have been retroactively adjusted for these events. As part of the reincorporation, the Company changed its name to Tekgraf, Inc.

Employment Agreements

     Certain stockholders of the Company have entered into employment agreements which provide for a set base salary, participation in future incentive bonus plans, stock option plans, certain other benefits, and a covenant not to compete following termination for such person's employment.

     Letter of Intent

     On June 17, 1997, the Company signed a non-binding letter of intent for an initial public offering of its securities.

     In connection with the Company's proposed registration of its securities, the Company intends to offer 2,100,000 Units consisting of one share of Class A Common Stock and one r edeemable warrant. Each warrant would entitle the holder to purchase one share of Class A Common Stock at an exercise price of $8.40, which is subject to adjustment.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder
Microsouth, Inc.

     We have audited the accompanying balance sheets of Microsouth, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in stockholder's equity and cash flows for the six month period ended December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microsouth, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the six month period ended December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        Coopers & Lybrand L.L.P.

Atlanta, Georgia
June 2, 1997

                                Microsouth, Inc.

                                 BALANCE SHEETS

                                                                           December 31,   December 31,  June 2, 1997
                                                                              1995           1996        (Unaudited)
                                                                           -----------    -----------    -----------
                                     ASSETS

     Current assets:

        Cash and cash equivalents ......................................   $   538,138    $   519,568    $    20,093
        Accounts receivable, less allowance for doubtful
        accounts of $94,966 and $12,616 at December 31, 1995
          and 1996 .....................................................     1,258,667      1,299,620      1,415,999
        Inventories, net ...............................................     1,044,787      1,147,504        952,990
        Due from related entity ........................................        16,360         10,229         38,803
        Prepaid expenses ...............................................         7,158          6,443          5,329
                                                                           -----------    -----------    -----------
                 Total current assets ..................................     2,865,110      2,983,364      2,433,214
                                                                           -----------    -----------    -----------
     Property and equipment:

        Furniture and equipment ........................................        17,916         67,743         71,432
        Less accumulated depreciation ..................................        (1,792)       (10,358)       (19,358)
                                                                           -----------    -----------    -----------
                                                                                16,124         57,385         52,074

     Other assets ......................................................         2,751          2,751         54,099
                                                                           -----------    -----------    -----------
                 Total assets ..........................................   $ 2,883,985    $ 3,043,500    $ 2,539,387
                                                                           ===========    ===========    ===========

                                   LIABILITIES

     Current liabilities:

        Current maturities of long-term debt ...........................                  $   225,000
        Accounts payable ...............................................   $ 1,312,705      1,557,229    $   930,338
        Accrued expenses ...............................................        29,166         35,800         31,618
        Due to pre-acquisition stockholder (See Note 7) ................                                     819,000
                                                                           -----------    -----------    -----------
                 Total current liabilities .............................     1,341,871      1,818,029      1,780,956
                                                                           -----------    -----------    -----------

        Long-term debt, less current maturities ........................       750,000

        Negative goodwill, net .........................................       636,401        569,411        541,500

     Commitments and contingencies

                              STOCKHOLDER'S EQUITY

     Common stock, $.10 par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding at

       December 31, 1995 and 1996 ......................................           100            100            100
     Retained earnings .................................................       155,613        655,960        216,831
                                                                           -----------    -----------    -----------
                 Total stockholder's equity ............................       155,713        656,060        216,931
                                                                           -----------    -----------    -----------
                 Total liabilities and stockholder's equity ............   $ 2,883,985    $ 3,043,500    $ 2,539,387
                                                                           ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                Microsouth, Inc.

                              STATEMENTS OF INCOME


                                                                                           For the
                                             Six Month                    Six Months   Period January 1,
                                           Period Ended    Year Ended        Ended      1997 through
                                           December 31,   December 31,      June 30,       June 2,
                                               1995          1996            1996           1997
                                           -----------    ------------    -----------    -----------
                                                                                 (Unaudited)
Net sales ..............................   $ 4,636,127    $ 10,325,373    $ 4,745,813    $ 4,792,858
Cost of goods sold .....................     3,933,444       8,594,719      3,900,605      4,026,223
                                           -----------    ------------    -----------    -----------
         Gross profit ..................       702,683       1,730,654        845,208        766,635

Operating expenses:

   Selling, general and administrative .       589,729       1,256,356        547,764        467,264
   Depreciation ........................         1,792           8,566          6,000          9,000
   Amortization ........................       (33,495)        (66,990)       (33,495)       (27,911)
                                           -----------    ------------    -----------    -----------
   Income from operations ..............       144,657         532,722        324,939        318,282

Other income ...........................        15,956          27,625         26,080          8,389
Interest expense .......................         5,000          60,000         25,000
                                           -----------    ------------    -----------    -----------
        Income before extraordinary gain       155,613         500,347        326,019        326,671

 Extraordinary gain ....................                                                     210,000
                                           -----------    ------------    -----------    -----------
         Net income ....................   $   155,613    $    500,347    $   326,019    $   536,671
                                           ===========    ============    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                Microsouth, Inc.

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                          Number
                                            of   Common  Retained
                                          Shares  Stock   Earnings       Total
                                          -----   ----   ---------    ---------

Balances, July 1, 1995 .................  1,000   $100   $            $     100

   Net income ..........................                   155,613      155,613
                                          -----   ----   ---------    ---------

Balances, December 31, 1995 ............  1,000    100     155,613      155,713

   Net income ..........................                   500,347      500,347
                                          -----   ----   ---------    ---------

Balances, December 31, 1996 ............  1,000    100     655,960      656,060
                                          -----   ----   ---------    ---------

   Stockholder distributions (unaudited)                  (975,800)    (975,800)

   Net income (unaudited) ..............                   536,671      536,671
                                          -----   ----   ---------    ---------

Balances, June 2, 1997 (unaudited) .....  1,000   $100   $ 216,831    $ 216,931
                                          =====   ====   =========    =========

    The accompanying notes are an integral part of the financial statements.

                                Microsouth, Inc.

                            STATEMENTS OF CASH FLOWS

                                                                                            For the
                                                     Six Month               Six Months  Period January 1,
                                                   Period Ended   Year Ended    Ended      1997 through
                                                   December 31,  December 31,  June 30,      June 2,
                                                       1995         1996        1996          1997
                                                   ------------  ----------- ----------  -----------------
                                                                                  (Unaudited)
Cash flows from operating activities:
   Net income ...................................   $ 155,613    $ 500,347    $ 326,019    $ 536,671
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
     Depreciation and amortization ..............     (30,703)     (58,424)     (10,749)     (18,911)
     Provision for doubtful accounts receivable .      94,966       22,350       15,000       17,384
     Provision for inventory obsolescence .......      21,000       10,000        8,000       14,000
     Extraordinary gain .........................                                           (210,000)
Changes in assets and liabilities:
   Accounts receivable ..........................     (76,936)     (63,303)    (281,499)    (133,763)
   Inventories ..................................    (178,373)    (112,717)     188,420      180,514
   Due from related entity ......................     (16,360)       6,131      (47,814)     (28,574)
   Prepaid expenses and other assets ............      15,449          715       (1,654)     (50,234)
   Accounts payable and accrued expenses ........     555,715      251,158     (304,056)    (631,073)
                                                    ---------    ---------    ---------    ---------
   Net cash provided (used) by operating
     activities .................................     540,371      556,257     (108,333)    (323,986)
                                                    ---------    ---------    ---------    ---------
Cash flows from investing activities:
   Payments for purchase of property and
     equipment ..................................     (17,916)     (49,827)     (15,448)      (3,689)
                                                    ---------    ---------    ---------    ---------
       Net cash used by investing activities ....     (17,916)     (49,827)     (15,448)      (3,689)
                                                    ---------    ---------    ---------    ---------
Cash flows from financing activities:
   Repayment of long-term debt ..................                 (525,000)                  (15,000)
   Stockholder distributions ....................                                           (156,800)
                                                    ---------    ---------    ---------    ---------
       Net cash used by financing activities ....                 (525,000)                 (171,800)
                                                    ---------    ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents      522,455      (18,570)    (123,781)    (499,475)

Cash and cash equivalents, beginning of period ..      15,683      538,138      538,138      519,568
                                                    ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period ........   $ 538,138    $ 519,568    $ 414,357    $  20,093
                                                    =========    =========    =========    =========
Supplemental disclosure of cash flow information:

   Cash paid during the period for interest .....   $   5,000    $  60,000
                                                    =========    =========

Supplemental non-cash financing activities:

     During 1997, the stockholder of the Company declared a distribution equal to its estimated excess net asset value as described in Note 7.

    The accompanying notes are an integral part of the financial statements.

                                Microsouth, Inc.

                          NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations:

Basis of Presentation

     The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for the six month period ended December 31, 1995 and for the year ended December 31, 1996. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

Nature of Operations

     The Company is a distributor and marketer of a broad array of complex computer graphics hardware and software in the southeastern United States. Customers consist primarily of value added resellers and vertical solution providers. The Company also provides technical support and training to its customers.

     Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

     The accompanying unaudited interim financial statements as of June 2, 1997 and for the six months ended June 30, 1996 and for the period January 1, 1997 through June 2, 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the six month period ended December 31, 1995 and for the year ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Cash Equivalents

     The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents.The Company maintains cash balances at financial institutions. Accounts a teach institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Inventories

     Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

Property and Equipment

     Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

     Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

                                Microsouth, Inc.

Revenue

     Sales are recognized upon the shipment of products to the customer.

     Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

Income Taxes

     Microsouth has elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholder, and any federal and state income tax liability is borne by the stockholder.

Fair Value of Financial Instruments

     The Company's financial instruments include its debt obligation. During December of 1996 the Company renegotiated the terms of the debt obligation. See
Note 4. Accordingly, the fair value of the debt is approximately $15,000.

3. Negative Goodwill:

     Effective June 30, 1995, TW Acquisitions ("TW") acquired all of the common stock of Microsouth in exchange for $250,000 in cash and a note payable of $750,000. The fair value of the assets acquired was approximately $2,454,152 and liabilities assumed totaled $784,256. TW was a holding company with no operations. In July 1995, TW and Microsouth were legally consolidated and their name changed to Microsouth, Inc. As a result of the acquisition on June 30, 1995, negative goodwill of $669,896 was recognized as the purchase price was less than the fair value of the net assets acquired. Negative goodwill is being amortized, on a straight-line basis, over its estimated economic life of 10 years. Accumulated amortization amounted to approximately $33,495 and $100,485 at December 31, 1995 and 1996, respectively.

4. Note Payable:

     Long-term debt at December 31, 1995 and 1996 consists of a note payable with the former parent of Microsouth. This note was issued in connection with the 1995 acquisition. The note bears interest at 8%, is collateralized by the common stock of the Company, and the original terms required monthly principal and quarterly interest payments beginning in January of 1997.

     During December 1996, the Company entered into an agreement with the former parent to renegotiate the terms of the original note. As a result, the Company made payments to the former parent of $525,000 during December 1996 and the remaining $15,000 during March 1997 which resulted in the recognition of an extraordinary gain of $210,000 during the three month period ended March 31, 1997.

5. Related Party Transactions:

     The Company is affiliated through common ownership with an entity whose operating expenses, such as rent, utilities, insurance and other expenses are shared with the Company. Amounts due from the related entity under this arrangement were $16,360 and $10,229 at December 31, 1995 and 1996, respectively.

                                Microsouth, Inc.

6. Commitments and Contingencies:

Operating Lease

     The Company leases office space under an operating lease expiring in 1998. At December 31, 1996 minimum rentals due under the lease were as follows:

           1997 ..........................................   $46,419
           1998 ..........................................    15,671
                                                             -------
                                                             $62,090
                                                             =======

     Rent expense for the six month period ended December 31, 1995 and for the year ended December 31, 1996 was $22,322, and $44,644, respectively.

Litigation

     The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

7. Subsequent Events:

     On June 2, 1997, the Company closed on a stock purchase agreement (the"Agreement") completing the sale of all of the outstanding common stock of Microsouth, Inc. in exchange for 1,586 shares of common stock of Tekgraf, Inc. (formerly Crescent Computers, Inc.). The acquisition by Tekgraf, Inc. will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV, of approximately $819,000, will be distributed in cash to the Company's stockholder. It is anticipated that the distribution will occur during December 1997. In addition, and also pursuant to the Agreement, the stockholder of the Company has entered into an employment agreement with Tekgraf, Inc. which provides for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
Computer Graphics Distributing Company

We have audited the accompanying balance sheets of Computer Graphics Distributing Company as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Graphics Distributing Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

McLean, Virginia
May 12, 1997, except for
Note 9 as to which the date
is September 30, 1997

                     Computer Graphics Distributing Company

                                 BALANCE SHEETS

                                                                     December 31,   December 31,    June 2, 1997
                                                                        1995           1996          (Unaudited)
                                                                     -----------     -----------     -----------
                                     ASSETS
Current assets:
   Cash and cash equivalents ....................................    $       400     $     3,809     $       400
   Accounts receivable, less allowance for doubtful
      accounts of $46,889 and $38,196 at December 31,
      1995 and 1996, respectively ...............................      1,818,736       1,810,341       1,958,491
   Inventories, net .............................................        964,701       1,132,089         730,739
   Prepaid expenses and other assets ............................         78,745          63,060          79,686
   Current deferred income taxes ................................         16,438          17,180          20,410
                                                                     -----------     -----------     -----------
      Total current assets ......................................      2,879,020       3,026,479       2,789,726
                                                                     -----------     -----------     -----------
Property and equipment:
   Furniture and equipment ......................................        206,514         223,745         225,548
   Automobiles ..................................................         47,020         109,565         109,565
                                                                     -----------     -----------     -----------
                                                                         253,534         333,310         335,113
   Less accumulated depreciation ................................       (184,089)       (210,689)       (221,936)
                                                                     -----------     -----------     -----------
                                                                          69,445         122,621         113,177

Other assets ....................................................         55,837          65,828         115,867
                                                                     -----------     -----------     -----------
      Total assets ..............................................    $ 3,004,302     $ 3,214,928     $ 3,018,770
                                                                     ===========     ===========     ===========

                                   LIABILITIES

Current liabilities:
   Current maturities of long-term debt and line of credit ......    $ 1,043,473     $ 1,371,241     $   854,452
   Note payable, stockholders ...................................                         40,000          40,000
   Accounts payable .............................................      1,223,581         977,555       1,275,593
   Accrued expenses .............................................        193,542         123,622          73,182
   Income taxes payable .........................................                         29,217          33,737
                                                                     -----------     -----------     -----------
      Total current liabilities .................................      2,460,596       2,541,635       2,276,964
                                                                     -----------     -----------     -----------
   Long-term debt, less current maturities ......................         13,661          36,258          25,023
   Note payable, stockholders ...................................         50,000          50,000          50,000
   Deferred income taxes ........................................            200           3,327           3,327

Commitments and contingencies

                          STOCKHOLDERS' EQUITY

Common stock, no par value, 5,000 shares authorized; 3,730 shares
   issued and outstanding .......................................         18,762          18,762          18,762
Additional paid in capital ......................................                                        172,000
Due from pre-aquisition stockholders (See Note 9) ...............                                       (172,000)
Retained earnings ...............................................        461,083         564,946         644,694
                                                                     -----------     -----------     -----------
      Total stockholders' equity ................................        479,845         583,708         663,456
                                                                     -----------     -----------     -----------
      Total liabilities and stockholders' equity ................    $ 3,004,302     $ 3,214,928     $ 3,018,770
                                                                     ===========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                     Computer Graphics Distributing Company

                              STATEMENTS OF INCOME

                                                                    Years Ended                    Six months   For the period
                                                                    December 31                      ended      January 1,1997
                                                   -------------------------------------------      June 30,    through June 2,
                                                       1994            1995            1996           1996           1997
                                                   -----------     -----------     -----------     ----------     ----------
                                                                                                          (Unaudited)
Net sales ....................................     $12,947,702     $11,095,229     $11,002,868     $5,129,621     $5,183,325
Cost of goods sold ...........................      11,109,707       9,192,033       9,143,743      4,337,898      4,272,780
                                                   -----------     -----------     -----------     ----------     ----------
      Gross profit ...........................       1,837,995       1,903,196       1,859,125        791,723        910,545
Operating expenses:
   Selling, general and administrative .......       1,563,669       1,669,761       1,608,903        741,736        725,184
   Depreciation ..............................          19,613          19,356          26,787          8,550         11,247
                                                   -----------     -----------     -----------     ----------     ----------
      Income from operations .................         254,713         214,079         223,435         41,437        174,114
Other income, net ............................          22,750          17,070          54,861         31,899          4,670
Interest expense .............................         153,967         144,620         123,675         53,279         56,095
                                                   -----------     -----------     -----------     ----------     ----------
      Income before provision for income taxes         123,496          86,529         154,621         20,057        122,689
Provision for income taxes ...................          44,815          20,328          50,758          6,618         42,941
                                                   -----------     -----------     -----------     ----------     ----------
      Net income .............................     $    78,681     $    66,201     $   103,863     $   13,439     $   79,748
                                                   ===========     ===========     ===========     ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                     Computer Graphics Distributing Company

                  Statements of Changes in Stockholders' Equity

                                                                       Due from
                                                       Additional   Pre-aqusition
                                 Number of   Common      Paid-in     Stockholders   Retained
                                  Shares      Stock      Capital       (Note 9)     Earnings        Total
                                   -----     -------     --------     ---------      --------     --------
Balances, January 1, 1994 ....     3,630     $ 8,762                                 $316,201     $324,963
   Net income ................                                                         78,681       78,681
                                   -----     -------     --------     ---------      --------     --------
Balances, December 31, 1994 ..     3,630       8,762                                  394,882      403,644
   Common stock issued .......       100      10,000                                                10,000
   Net income ................                                                         66,201       66,201
                                   -----     -------     --------     ---------      --------     --------
Balances, December 31, 1995 ..     3,730      18,762                                  461,083      479,845
   Net income ................                                                        103,863      103,863
                                   -----     -------     --------     ---------      --------     --------
Balances, December 31, 1996 ..     3,730      18,762                                  564,946      583,708
   Due from pre-acquisition
      stockholders (unaudited)                           $172,000     $(172,000)
   Net income (unaudited) ....                                                         79,748       79,748
                                   -----     -------     --------     ---------      --------     --------
Balances, June 2, 1997 (unaudited) 3,730     $18,762     $172,000     $(172,000)     $644,694     $663,456
                                   =====     =======     ========     =========      ========     ========

    The accompanying notes are an integral part of the financial statements.

                     Computer Graphics Distributing Company

                            STATEMENTS OF CASH FLOWS

                                                                     Years Ended                   Six Months     For the Period
                                                                     December 31,                    Ended        January 1,1997
                                                   -----------------------------------------        June 30,      Through June 2,
                                                         1994           1995           1996           1996             1997
                                                      ---------      ---------      ---------      ----------     --------------
                                                                                                          (Unaudited)
Cash flows from operating activities:
   Net income ...................................     $  78,681      $  66,201      $ 103,863      $  20,257      $  79,748
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
   Depreciation .................................        19,613         19,356         26,787          8,550         11,247
   Provision for doubtful accounts receivable ...       (73,173)        22,401         (8,693)                       14,116
   Provision for inventory obsolescence .........        20,533        (51,334)        13,547          6,774          2,171
   Deferred income taxes ........................        14,862          8,145          2,385            369         (3,230)
   Loss on disposal of equipment ................                       11,639            250
Changes in assets and liabilities:
   Accounts receivable ..........................      (746,779)       614,504         17,088        207,718       (162,266)
   Inventories ..................................      (214,240)       288,460       (184,738)      (304,187)       399,179
   Prepaid expenses .............................       (38,606)        (1,338)        22,263         17,202        (20,576)
   Other assets .................................        (4,576)       (48,191)       (16,569)        21,596        (46,089)
   Accounts payable and accrued expenses ........       349,318            135       (303,171)       (24,918)        25,351
   Income taxes payable .........................         4,513        (13,462)        29,217         44,617          4,520
                                                      ---------      ---------      ---------      ---------      ---------
      Net cash provided (used) by
        operating activities ....................      (589,854)       916,516       (297,771)        (2,022)       304,171
                                                      ---------      ---------      ---------      ---------      ---------
Cash flows from investing activities:
   Proceeds from sale of equipment ..............                        3,000            795
   Payments for purchase of equipment ...........        (2,864)       (47,802)       (77,205)        (6,094)        (1,803)
                                                      ---------      ---------      ---------      ---------      ---------
      Net cash used by investing activities .....        (2,864)       (44,802)       (76,410)        (6,094)        (1,803)
                                                      ---------      ---------      ---------      ---------      ---------
Cash flows from financing activities:
   Increase (decrease) in line of credit ........       741,554       (928,814)       307,721       (271,404)      (515,816)
   Proceeds from long-term debt .................                       30,523         60,152
   Repayment of long-term debt ..................       (25,000)        (6,922)       (17,508)        (4,861)       (12,208)
   Proceeds from note payable, stockholders .....                                      40,000
   Proceeds from issuance of common stock .......                       10,000
   Bank overdraft ...............................      (113,112)        12,775        (12,775)       284,381        222,247
                                                      ---------      ---------      ---------      ---------      ---------
      Net cash provided (used) by
        financing activities ....................       603,442       (882,438)       377,590          8,116       (305,777)
                                                      ---------      ---------      ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents         10,724        (10,724)         3,409             --         (3,409)
Cash and cash equivalents, beginning of period ..           400         11,124            400            400          3,809
                                                      ---------      ---------      ---------      ---------      ---------
Cash and cash equivalents, end of period ........     $  11,124      $     400      $   3,809      $     400      $     400
                                                      =========      =========      =========      =========      =========
Supplemental disclosure of cash flow information:

   Cash paid during the period for interest .....     $ 148,580      $ 151,351      $ 119,461
   Cash paid during the period for income taxes .     $  35,372      $  32,853      $   1,618

Supplemental non-cash investing and financing activities:

During 1994, 1995 and 1996, the Company transferred $3,688, $5,845 and $3,803, respectively, from inventory to property and equipment.

    The accompanying notes are an integral part of the financial statements.

                     Computer Graphics Distributing Company

                          NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations:

Basis of Presentation

     The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996, and reported amounts of revenues and expenses for each of the three years in the period ended December 31, 1996. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

Nature of Operations

     Computer Graphics Distributing Company ("the Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the mid-Atlantic and northeastern United States. Customers consist primarily of value added resellers and vertical solution providers.

     Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

     The accompanying unaudited interim financial statements as of June 2, 1997 and for the six months ended June 30, 1996 and for the period January 1, 1997 through June 2, 1997, have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Cash Equivalents

     The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Inventories

     Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods. The Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

Property and Equipment

     Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

     Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

                     Computer Graphics Distributing Company

2. Summary of Significant Accounting Policies, continued:

Revenue

     Sales are recognized upon the shipment of products to the customer.

     Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

Income Taxes

     The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

     The Company's financial instruments include its debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

3. Long-Term Debt and Line of Credit:

     Long-term debt and line of credit at December 31, 1995 and 1996 consists of the following:

                                                              1995             1996
                                                           -----------      -----------
Line of credit with a bank totaling $2,250,000 bearing
      interest at the bank's prime rate (8.25% at
      December 31, 1996) plus 2%, collateralized by
      accounts receivable and inventory, subject to
      certain loan covenant restrictions relating
      to minimum capital, and expires June 30, 1997
      (see Note 9) ...................................     $ 1,033,533      $ 1,341,254
Various installment notes payable with banks bearing
      interest at rates ranging from 7.5% to 8.5%,
      payable in monthly principal and interes
      installments through 1998, collateralized
      by certain equipment with a net book value of
      $78,000 at December 31, 1996 ...................          23,601           66,245
Note payable to stockholders (see Note 5) ............          50,000           90,000
                                                           -----------      -----------
                                                             1,107,134        1,497,499
   Less current maturities ...........................      (1,043,473)      (1,411,241)
                                                           -----------      -----------
                                                           $    63,661      $    86,258
                                                           ===========      ===========

     At December 31, 1996, aggregate maturities of long-term debt and line of credit are as follows:

            1997  ..........................              $1,411,241
            1998  ..........................                  73,494
            1999  ..........................                  12,764

                                                          ----------
                                                          $1,497,499
                                                          ==========

                     Computer Graphics Distributing Company

4. Income Taxes:

     The provision for income taxes for the years ended December 31, is as follows:

                                     Federal            State             Total
                                     -------           -------           -------
1994
   Current ...............           $22,575           $ 7,378           $29,953
   Deferred ..............            12,633             2,229            14,862
                                     -------           -------           -------
                                     $35,208           $ 9,607           $44,815
                                     =======           =======           =======
1995
   Current ...............           $ 8,778           $ 3,405           $12,183
   Deferred ..............             6,923             1,222             8,145
                                     -------           -------           -------
                                     $15,701           $ 4,627           $20,328
                                     =======           =======           =======
1996
   Current ...............           $40,523           $ 7,850           $48,373
   Deferred ..............             2,027               358             2,385
                                     -------           -------           -------
                                     $42,550           $ 8,208           $50,758
                                     =======           =======           =======

     The sources and tax effects of the temporary differences comprising the Company's net deferred tax assets at December 31, 1995 and 1996 are as follows:

                                                         1995            1996
                                                       --------        --------
Allowance for doubtful accounts receivable .....       $ 14,067        $ 11,459
Allowance for inventory obsolescence ...........             --           4,064
Allowance for sales returns ....................          2,371           1,657
Property and equipment .........................           (200)         (3,327)
                                                       --------        --------
Net deferred tax assets ........................       $ 16,238        $ 13,853
                                                       ========        ========

     Management believes that realization of the net deferred tax assets is more likely than not primarily on the basis of its evaluation of the Company's anticipated profitability over the period of years that the temporary differences are expected to become tax deductions. It believes that sufficient book and taxable income will be generated to realize the benefit of these tax assets.

     The Company's effective income tax rate for the years ended December 31, 1994, 1995 and 1996 varied from the federal statutory income rate as a result of the tax effect of the following factors:

                                                      1994       1995       1996
                                                      -----      ----       ----
Statutory rate .................................       25%        20%        28%
State income taxes, net of federal benefit .....        6          4          4
Permanent differences ..........................        2         --          1
Other ..........................................        3         (1)        --
                                                       --        ---         --
Effective tax rate .............................       36%        23%        33%
                                                       ==        ===         ==

5. Related Party Transactions:

     Included in long-term debt at December 31, 1995 and 1996 is a note payable to stockholders of the Company amounting to $50,000 and $90,000, respectively. The note bears interest at 12% and has no stated maturity date; however, the stockholders have agreed not to require repayment of $50,000 of the balance prior to January 1, 1999. The note payable is subordinate to the line of credit.

                     Computer Graphics Distributing Company

6. Commitments and Contingencies:

Operating Lease

     The Company leases office space under an operating lease expiring in 1999. At December 31, 1996 minimum rentals due under the lease were as follows:
$86,077 for 1997, $95,015 for 1998 and $49,408 for 1999.

Litigation

     The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

7. Employee Benefit Plan:

     The Company has a profit-sharing plan for eligible employees as defined by the plan, and participants are allowed to make voluntary non-forfeitable contributions. The Company made discretionary contributions to the plan of $35,367, $93,134 and $17,641 in 1994, 1995 and 1996, respectively.

8. Other Income, Net

     Other income for the years ended December 31, 1994, 1995 and 1996 consists of the following:

                                                        1994        1995          1996
                                                        ----        ----          ----
Interest income .................................     $15,526     $ 13,842      $     --
Increase in cash surrender value-- life insurance       7,061       14,867        10,045
Loss on sale of equipment .......................          --      (11,639)         (250)
Other ...........................................         163           --        45,066
                                                      -------     --------      --------
                                                      $22,750     $ 17,070      $ 54,861
                                                      =======     ========      ========

     In 1996, the Company earned $45,000 by assisting a customer in completing the necessary procedures required to have the customer's products added to certain General Services Administration supply schedules.

9. Subsequent Events:

     On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of Computer Graphics Distributing Company in exchange for 751 shares of common stock of Tekgraf, Inc. (formerly Crescent Computers, Inc.). The acquisition by Tekgraf, Inc. will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's NAV over the net book value, of approximately $172,000, is expected to be contributed in cash or satisfied with the Company's stock by the Company's stockholders. It is anticipated that the distribution will occur during December 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Crescent which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

During September, 1997, the Company extended the line of credit with a bank through November 30, 1997.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder
tekgraf, inc.

     We have audited the accompanying balance sheet of tekgraf, inc. as of December 31, 1996, and the related statements of income, changes in stockholder equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of tekgraf, inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

Houston, Texas
June 2, 1997
                                  tekgraf, inc.

                                 Balance Sheets

                                                                       December 31,   June 2, 1997
                                                                          1996         (Unaudited)
                                                                        ---------      -----------
                                     ASSETS
Current assets:
Cash and cash equivalents .........................................     $ 386,680      $   414,154
Accounts receivable, less allowance for doubtful
   accounts of $5,956 at December  31, 1996 .......................       316,126          311,211
Inventories, net ..................................................       227,814          330,010
Prepaid expenses and other assets .................................         4,866           27,361
                                                                        ---------      -----------
   Total current assets ...........................................       935,486        1,082,736
                                                                        ---------      -----------
Property and equipment:
Furniture and equipment ...........................................        68,629           61,007
Leasehold improvements ............................................           425              425
Automobiles .......................................................        25,188           25,188
                                                                        ---------      -----------
                                                                           94,242           86,620
Less accumulated de preciation ....................................       (65,543)         (69,079)
                                                                        ---------      -----------
                                                                           28,699           17,541
Employee note receivable ..........................................        14,585
Other assets, net .................................................         8,260            8,180
                                                                        ---------      -----------
   Total assets ...................................................     $ 987,030      $ 1,108,457
                                                                        =========      ===========
                                   LIABILITIES
Current liabilities:
Note  payable .....................................................     $  75,000
Accounts payable ..................................................       396,996      $   563,361
Accrued expenses ..................................................           508
Due to pre-acquisition stockholder (see Note 6) ...................                        267,000
                                                                        ---------      -----------
   Total current liabilities ......................................       472,504          830,361
                                                                        ---------      -----------
Negative goodwill, net ............................................       271,367          263,405

Commitments and contingencies

                              STOCKHOLDER'S EQUITY

Common stock, $.10  par value, 1,000,000  shares
authorized; 1,000 shares issued and outstanding ...................           100              100
Retained earnings .................................................       243,059           14,591
                                                                        ---------      -----------
   Total stockholder's equity .....................................       243,159           14,691
                                                                        ---------      -----------
   Total liabilities and stockholder's equity .....................     $ 987,030      $ 1,108,457
                                                                        =========      ===========

    The accompanying notes are an integral part of the financial statements.

                                  tekgraf, inc.

                              STATEMENTS OF INCOME

                                                             Six months     For the period
                                            Year Ended          ended      January 1, 1997
                                           December 31,        June 30,     through June 2,
                                               1996             1996             1997
                                           -----------      -----------      -----------
                                                                    (Unaudited)
Net sales ............................     $ 4,062,901      $ 1,947,646      $ 1,629,457
Cost of goods sold ...................       3,380,486        1,632,336        1,328,399
                                           -----------      -----------      -----------
      Gross profit ...................         682,415          315,310          301,058
Operating expenses:
Selling, general and administrative ..         317,909          131,215          111,626
Depreciation .........................           9,858            9,881            9,448
Amortization .........................         (31,412)         (15,706)         (13,088)
                                           -----------      -----------      -----------
      Income from operations .........         342,398          189,920          193,072
Interest expense .....................          15,000           10,000          (11,289)
                                           -----------      -----------      -----------
      Income before extraordinary item         371,060          179,920          204,361
Extraordinary gain ...................                                            70,000
                                           -----------      -----------      -----------
   Net income ........................     $   371,060      $   179,920      $   274,361
                                           ===========      ===========      ===========

    The accompanying notes are an integral part of the financial statements.

                                  tekgraf, inc.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                               Retained
                                          Number of   Common   Earnings
                                            Shares    Stock    (Deficit)        Total
                                            -----     ----     ---------      ---------
Balances, January 1, 1996 .............     1,000     $100     $ (28,001)     $ (27,901)
   Stockholder distribution ...........                         (100,000)      (100,000)
   Net income .........................                          371,060        371,060
                                            -----     ----     ---------      ---------
Balances, December 31, 1996 ...........     1,000      100       243,059        243,159
   Stockholder distribution (unaudited)                         (502,829)      (502,829)
   Net income (unaudited) .............                          274,361        274,361
                                            -----     ----     ---------      ---------
Balances, June 2, 1997 (unaudited) ....     1,000      100        14,591         14,691
                                            =====     ====     =========      =========

    The accompanying notes are an integral part of the financial statements.

                                  tekgraf, inc.

                            STATEMENTS OF CASH FLOWS

                                                                      Six Months    For the Period
                                                       Year Ended       Ended       January 1, 1997
                                                      December 31,     June 30,     Through June 2,
                                                         1996            1996             1997
                                                      -----------     ----------     --------------
                                                                            (Unaudited)
Cash flows from operating activities:
   Net income ....................................     $ 371,060      $ 179,920      $ 274,361
Adjustments to reconcile net income to net cash
  provided by operating activities:
      Depreciation and amortization ..............       (21,554)       (10,717)        (3,640)
      Provision for doubtful accounts receivable .         5,966
      Extraordinary gain .........................                                     (70,000)
Changes in assets and liabilities:
   Accounts receivable ...........................         1,915        105,476          4,915
   Inventories ...................................       (53,974)       113,536       (102,196)
   Prepaid expenses ..............................        (4,866)        (4,965)
   Employee notes receivable .....................       (14,585)
   Other assets ..................................        (2,422)                       (8,260)
   Accounts payable and accrued expenses .........       189,760         44,316        166,100
                                                       ---------      ---------      ---------
      Net cash provided by operating activities ..       471,300        427,566        261,280
                                                       ---------      ---------      ---------
Cash flows from investing activities:
   Payments for purchase of property and equipment       (10,824)        (4,430)        (2,491)
                                                       ---------      ---------      ---------
      Net cash used by investing activities ......       (10,824)        (4,430)        (2,491)
                                                       ---------      ---------      ---------
Cash flows from financing activities:
   Distribution to stockholder ...................      (100,000)                     (225,529)
   Repayment of debt .............................      (175,000)                       (5,000)
                                                       ---------      ---------      ---------
      Net cash used by financing activities ......      (275,000)                     (230,529)
                                                       ---------      ---------      ---------
Increase in cash and cash equivalents ............       185,476        423,136         28,260
Cash and cash equivalents, beginning of period ...       201,204        201,204        386,680
                                                       ---------      ---------      ---------
Cash and cash equivalents, end of period .........     $ 386,680      $ 624,340      $ 414,940
                                                       =========      =========      =========
Supplemental disclosure of cash flow information:
      Cash paid during the period for interest ...     $  15,000
                                                       =========

Supplemental non-cash financing activities:

     During 1997, the stockholder of the Company declared a distribution equal to its estimated excess net asset value as described in Note 6.

    The accompanying notes are an integral part of the financial statements.

                                  tekgraf, inc.

                          NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations:

Basis of Presentation

     The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1996 and reported amounts of revenues and expenses for the year then ended. Significant estimates include those made for the allowance for doubtful accounts. Actual results could differ from those estimates made by management.

Nature of Operations

     tekgraf, inc. (the "Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the southwestern United States. Customers consist primarily of value added resellers and vertical solution providers. Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

     The accompanying unaudited interim financial statements as of June 2, 1997 and for the six months ended June 30, 1996 and for the period January 1, 1997 through June 2, 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Cash Equivalents

     The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Inventories

     Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

Property and Equipment

     Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

     Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

Revenue

     Sales are recognized upon the shipment of products to the customer. Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

                                  tekgraf, inc.

2. Summary of Significant Accounting Policies, continued:

Income Taxes

     The Company has elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholder, and any federal and state income tax liability is borne by the stockholder.

Fair Value of Financial Instruments

     The Company's financial instruments include its note payable and employee note receivable. Management believes that the employee notes receivable bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying value is a reasonable estimate of fair value. During December of 1996 the Company renogiated the terms of the note payable. See Note 4. Accordingly, the fair value of the note payable at December 31, 1996 is approximately $5,000.

3. Negative Goodwill:

     Effective June 30, 1995, MC Acquisitions ("MC") acquired all of the common stock of tekgraf in exchange for $125,000 in cash and a note payable of $245,000. MC was a holding company with no operations. In July 1995, MC and tekgraf were legally consolidated and their name changed to tekgraf, inc. As a result of the acquisition on June 30, 1995 negative goodwill of $318,486 was recognized as the purchase price was less than the fair value of the net assets acquired. Negative goodwill is being amortized, on a straight-line basis, based its estimated economic life of 10 years. Accumulated amortization amounted to approximately $47,119 at December 31, 1996.

4. Notes Payable:

     Long-term debt at December 31, 1996 consists of a note payable with the former parent of the Company. This note was issued in connection with the 1995 acquisition. The note bears interest at 8%, is collateralized by the common stock of the Company, and the original terms required monthly principal and interest payments beginning in July of 1997.

     During December 1996, the Company entered into an agreement with the former parent to renegotiate the terms of the original note. As a result, the Company made payments to the former parent of $170,000 during December 1996 and the remaining $5,000 during March 1997 which resulted in the recognition of an extraordinary gain of $70,000 during the three month period ended March 31, 1997.

5. Commitments and Contingencies:

     The Company leases office space under an operating lease expiring in 1998. At December 31, 1996 minimum rentals due under the lease were as follows:

           1997  .................................................     $44,094
           1998  .................................................       7,500
                                                                       -------
                                                                       $51,594
                                                                       =======

     Rent expense for the year ended December 31, 1996 was $41,089 tekgraf, inc.

 6. Subsequent Events:

     On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of tekgraf in exchange for 834 shares of common stock of Tekgraf, Inc. (formerly Crescent Computers, Inc.). The acquisition by Tekgraf, Inc. will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV of $267,000 will be distributed in cash to the Company's stockholder. It is anticipated that the distribution will occur during December 1997. In addition, and also pursuant to the Agreement, the stockholder of the Company has entered into an employment agreement with Tekgraf, Inc. which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
Intelligent Products Marketing, Inc.

     We have audited the accompanying balance sheets of Intelligent Products Marketing, Inc. as of December 31, 1995 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Products Marketing, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                       COOPERS & LYBRAND L.L.P.

San Francisco, California
June 2, 1997

                      Intelligent Products Marketing, Inc.

                                 BALANCE SHEETS

                                                                        December 31,     December 31,   June 2, 1997
                                                                            1995             1996        (Unaudited)
                                                                        -----------      -----------      ---------
                                     ASSETS
Current assets:
   Cash and cash equivalents ......................................     $   140,821      $       700      $   2,591
   Accounts receivable, less allowance for
      doubtful accounts of $34,850 at December 31, 1996 ...........         942,956        1,405,044        431,554
   Inventories, net ...............................................         649,591          428,086
   Other receivables ..............................................          27,087           38,595
   Prepaid expenses ...............................................          10,003            6,201
   Deferred income taxes ..........................................          42,874           58,228
                                                                        -----------      -----------      ---------
      Total current assets ........................................       1,813,332        1,936,854        434,145
                                                                        -----------      -----------      ---------
Property and equipment:
   Furniture and equipment ........................................         388,665          412,747        184,033
   Leasehold improvements .........................................           4,674            4,675
                                                                        -----------      -----------      ---------
                                                                            393,339          417,422        184,033
   Less accumulated depreciation ..................................        (284,164)        (327,125)      (135,512)
                                                                        -----------      -----------      ---------
                                                                            109,175           90,297         48,521
Other assets ......................................................           4,930            5,315
                                                                        -----------      -----------      ---------
      Total assets ................................................     $ 1,927,437      $ 2,032,466      $ 482,666
                                                                        ===========      ===========      =========

                                   LIABILITIES
Current liabilities:
   Accounts payable ...............................................     $   832,376      $   801,681
   Accrued expenses ...............................................         136,069          146,243
   Due to related entities ........................................         181,335          127,829
   Bank overdraft .................................................                          109,789
   Income taxes payable ...........................................          33,524           45,286      $  76,166
   Deferred income taxes ..........................................           2,780            3,960
                                                                        -----------      -----------      ---------
      Total current liabilities ...................................       1,186,084        1,234,788         76,166
                                                                        -----------      -----------      ---------
Long-term Debt ....................................................                                          91,638

Commitments and contingencies

                              STOCKHOLDERS' EQUITY
Common stock, no par value, 1,000 shares
   authorized; 500 shares issued and outstanding at
   December 31, 1995 and 1996 respectively ........................         125,005          125,005        125,005
Retained earnings .................................................         616,348          672,673        189,857
                                                                        -----------      -----------      ---------
   Total stockholders' equity .....................................         741,353          797,678        314,862
                                                                        -----------      -----------      ---------
   Total liabilities and stockholders' equity .....................     $ 1,927,437      $ 2,032,466      $ 482,666
                                                                        ===========      ===========      =========

    The accompanying notes are an integral part of the financial statements.

                      Intelligent Products Marketing, Inc.

                            STATEMENTS OF OPERATIONS


                                                                                               For the Period
                                                          Years Ended              Six Months     January 1,
                                                          December 31,               Ended           1997
                                                 ----------------------------       June 30,    Through June 2,
                                                    1995              1996           1996           1997
                                                 -----------      -----------      ----------  ----------------
                                                                                            (Unaudited)
Net sales ..................................     $ 7,646,803      $ 9,058,790      $5,441,239     $2,684,693
Cost of goods sold .........................       6,343,894        7,578,307       4,186,533      1,789,662
                                                 -----------      -----------      ----------     ----------
    Gross profit ...........................       1,302,909        1,480,483       1,254,706        895,031
Operating expenses:
  Selling, general and administrative ......       1,051,974        1,333,230       1,154,283        795,321
  Depreciation .............................          46,210           42,961          30,000          8,800
                                                 -----------      -----------      ----------     ----------
Income from operations .....................         204,725          104,292          70,423         90,910
Other income (expense), net ................         (64,906)         (25,903)         27,888         14,410
                                                 -----------      -----------      ----------     ----------

    Income before provision for income taxes         139,819           78,389          98,311        105,320
Provision for income taxes .................          45,946           22,064          12,420         93,452
                                                 -----------      -----------      ----------     ----------

    Net income .............................     $    93,873      $    56,325      $   85,891     $   11,868
                                                 ===========      ===========      ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                      Intelligent Products Marketing, Inc.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                          Number of       Common       Retained
                                           Shares         Stock        Earnings         Total
                                          ---------      --------      ---------       --------
Balances, January 1, 1995 ..............     500         $125,005       $522,475       $647,480
   Net income ..........................                                  93,873         93,873
                                             ---         --------       --------       --------
Balances, December 31, 1995 ............     500          125,005        616,348        741,353
   Net income ..........................                                  56,325         56,325
                                             ---         --------       --------       --------
Balances, December 31, 1996 ............     500          125,005        672,673        797,678
   Stockholder distributions (unaudited)                                (494,684)      (494,684)
   Net income (unaudited) ..............                                  11,868         11,868
                                             ---         --------       --------       --------
Balances, June 2, 1997 (unaudited) .....    $500         $125,005       $189,857       $314,862
                                             ===         ========       ========       ========

    The accompanying notes are an integral part of the financial statements.

                      Intelligent Products Marketing, Inc.

                            STATEMENTS OF CASH FLOWS


                                                                Years Ended            Six Months   For the Period
                                                                December 31,             Ended      January 1, 1997
                                                         ------------------------       June 30,     Through June 2,
                                                            1995           1996           1996           1997
                                                         ---------      ---------      ----------   ----------------
                                                                                            (Unaudited)
Cash flows from operating activities:
   Net income (loss) ...............................     $  93,873      $  56,325      $  85,891      $  11,868
   Adjustments to reconcile net income (loss) to net
     cash provided (used) by operating activities:
     Depreciation ..................................        46,210         42,961         30,000         12,980
     Provision for doubtful accounts receivable ....       (31,878)        34,850
     Provision for obsolete inventories ............        34,333         (7,641)
     Deferred income taxes .........................        (3,085)       (14,174)         3,083         54,268
   Changes in assets and liabilities net of effects
     of distribution:
      Accounts receivable ..........................      (327,288)      (496,938)      (404,637)       353,725
      Inventories ..................................      (163,789)       229,146        (67,473)      (368,369)
      Other receivables ............................         9,066        (11,508)                       38,595
      Prepaid expenses .............................         8,756          3,802         (8,051)       (40,404)
      Other assets .................................          (150)          (385)           490            150
      Accounts payable and accrued expenses ........        51,910        (20,521)       106,170       (210,140)
      Due to related entities ......................       181,335        (53,506)
      Income taxes payable .........................        27,314         11,762         15,363         35,673
                                                         ---------      ---------      ---------      ---------
       Net cash provided (used) by operating
         activities ................................       (73,393)      (225,827)      (239,164)      (111,654)
                                                         ---------      ---------      ---------      ---------
Cash flows from investing activities:
   Payments for purchase of property and equipment .       (30,586)       (24,083)       (22,155)       (13,821)
                                                         ---------      ---------      ---------      ---------
       Net cash used by investing activities .......       (30,586)       (24,083)       (22,155)       (13,821)
                                                         ---------      ---------      ---------      ---------
Cash flows from financing activities:
   Payment on debt .................................                                     (92,901)      (127,829)
   Increase in line of credit ......................                                     214,099        146,242
   Bank overdraft ..................................                      109,789                       108,953
                                                         ---------      ---------      ---------      ---------
       Net cash provided by financing
         activities ................................                      109,789        121,198        127,366
                                                         ---------      ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents ...      (103,979)      (140,121)      (140,121)         1,891
Cash and cash equivalents, beginning of period .....       244,800        140,821        140,821            700
                                                         ---------      ---------      ---------      ---------
Cash and cash equivalents, end of period ...........     $ 140,821      $     700      $     700      $   2,591
                                                         =========      =========      =========      =========
Supplemental disclosure of cash flow information:

  Cash paid during the period for income taxes .....     $  21,717      $  24,476
                                                         =========      =========
  Cash paid during the period for interest .........     $   1,965      $   5,214
                                                         =========      =========

Supplemental non-cash activity:

     During 1997, the stockholders distributed assets and liabilities with a net book value at approximately $1,511,000 and $1,016,000, respectively.

    The accompanying notes are an integral part of the financial statements.

                      Intelligent Products Marketing, Inc.

                          NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations:

Basis of Presentation

     The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for the years then ended. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

Nature of Operations

     Intelligent Products Marketing, Inc. ("the Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the western United States. Customers consist primarily of value added resellers and vertical solution providers. Distribution and representation contracts with manufacturers are primarily held by two affiliated companies, IG Distribution, Inc. and IP Marketing, Inc., which have granted the rights to execute these contracts to the Company in exchange for a percentage of gross profit. Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

      The accompanying unaudited interim financial statements as of June 2, 1997 and for the six months ended June 30, 1996 and for the period January 1, 1997 through June 2, 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995 and 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Inventories

     Inventories are stated at the lower of cost, using the average method, or market. Inventory is comprised primarily of finished goods and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

Property and Equipment

     Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which primarily range from 5 to 7 years. Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

                      Intelligent Products Marketing, Inc.

2. Summary of Significant Accounting Policies, continued:

Revenue

     Sales are recognized upon the shipment of products to the customer.

     Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

Income Taxes

     The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

     Carrying amounts of certain of the Company's financial instruments including cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

3. Line of Credit:

     The Company has available a line of credit of $250,000 of which no amounts were outstanding at December 31, 1996 and 1995. Interest is payable monthly at the bank's prime lending rate (8.25% at December 31, 1996) plus .75% and expires January 9, 1997. The line of credit is guaranteed by two stockholders of the Company, and has been extended under the same conditions for an additional year.

4. Income Taxes:

     The provision (benefit) for income taxes for the years ended December 31, is as follows:

                                                  1995                   1996
                                                  ----                   ----

     Current ..........................         $ 49,031               $ 36,238
     Deferred .........................           (3,085)               (14,174)
                                                --------               --------
                                                $ 45,946               $ 22,064
                                                ========               ========

     The temporary differences between the tax bases of assets and liabilities for income tax and financial reporting which give rise to deferred taxes at December 31, 1995 and 1996 consist primarily of reserves for inventory and accounts receivable and accrued bonuses. Management believes that realization of the net deferred tax assets is more likely than not primarily due to anticipated future taxable income. The Company's effective income tax rate varied from the federal statutory income rate due primarily to state income taxes, net of the federal income tax benefit, non-deductible meals and entertainment expenses and federal sur-tax exemptions.

5. Related Party Transactions:

     As of December 31, 1995 and 1996, amounts due to affiliated companies were $181,335 and $127,829, respectively. In addition, commission expense related to the execution of distribution contracts on behalf of an affiliated company is $34,768 and $44,715 in 1995 and 1996, respectively.

                      Intelligent Products Marketing, Inc.

6. Commitments and Contingencies:

Operating Lease

     The Company leases office space under noncancelable operating leases expiring in 2001. At December 31, 1996 minimum rentals due under the lease were as follows:

            1997  ............................              $ 96,888
            1998  ............................                96,888
            1999  ............................                96,888
            2000  ............................                96,888
            2001  ............................                89,199
                                                            --------
                                                            $476,751
                                                            ========

     Rental expense under operating leases for 1995 and 1996 is $60,495 and $60,507, respectively.

Litigation

     The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

7. Employee Benefit Plan:

     The Company maintains a Profit Sharing Plan ("the Plan") under section 401(k) of the Internal Revenue Code. The Company's contributions to the Plan for eligible employees are a percentage of compensation, up to a maximum of 15%, depending on profitability. Total Company contributions under the Plan during 1995 and 1996 were $145,000 and $120,000, respectively.

8. Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of Intelligent Products Marketing, Inc. and an affiliated company, IG Distribution, Inc., in exchange for 900 shares of common stock of Tekgraf, Inc. (formerly Crescent Computers, Inc.). The acquisition by Tekgraf, Inc. will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholders. It is anticipated that the distribution, if any, would occur during December 1997. Management of the Company expects this amount to be insignificant. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Tekgraf, Inc. which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To The Shareholders
IG Distribution, Inc.

We have audited the accompanying balance sheets of IG Distribution, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IG Distribution, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Francisco, California
June 2, 1997

                              IG Distribution, Inc.

                                 BALANCE SHEETS

                                                     December 31,     December 31, June 2,
                                                        1995             1996       1997
                                                       -------         -------     -------
                                                                                 (Unaudited)
                              ASSETS
Current assets:
   Due from affiliate ............................     $49,006         $85,531     $91,639
   Prepaid expenses ..............................         131              65          65
                                                       -------         -------     -------
     Total assets ................................     $49,137         $85,596     $91,704
                                                       =======         =======     =======
                              STOCKHOLDERS' EQUITY

Common stock, no par value, 100,000
   shares authorized; 1,000 shares issued and
   outstanding at December 31, 1995 and 1996 .....     $ 1,000         $ 1,000     $ 1,000
Retained earnings ................................      48,137          84,596      90,704
                                                       -------         -------     -------
     Total stockholders' equity ..................      49,137         $85,596     $91,704
                                                       =======         =======     =======

    The accompanying notes are an integral part of the financial statements.

                              IG Distribution, Inc.

                              STATEMENTS OF INCOME


                                                                  Six       For the
                                            Years Ended          Months     Period
                                            December 31,         Ended     January 1,
                                        -------------------     June 30,  1997 Through
                                          1995        1996        1996    June 2, 1997
                                        -------     -------     -------     -------
                                                                     (Unaudited)
Revenue ...........................     $34,768     $44,715     $26,138     $13,531
Selling, general and administrative         482         474         399         451
                                        -------     -------     -------     -------
   Income from operations .........      34,286      44,241      25,739      13,080
Provision for income taxes, current       9,744       7,782       5,782       6,972
                                        -------     -------     -------     -------
Net income ........................     $24,542     $36,459     $19,957     $ 6,108
                                        =======     =======     =======     =======

    The accompanying notes are an integral part of the financial statements.

                              IG DISTRIBUTION, INC.

                  Statements of Changes in Stockholders' Equity


                                    Number of    Common      Retained
                                     Shares       Stock      Earnings     Total
                                    ---------    -------     --------    -------
Balances, January 1, 1995 .........   1,000       $1,000     $23,595     $24,595
   Net income .....................                           24,542      24,542
                                      -----       ------     -------     -------
Balances, December 31, 1995 .......   1,000        1,000      48,137      49,137
   Net income .....................                           36,459      36,459
                                      -----       ------     -------     -------

Balances, December 31, 1996 .......   1,000        1,000      84,596      85,596
   Net income (unaudited) .........                            6,108       6,108
                                      -----       ------     -------     -------
Balances, June 2, 1997 (unaudited).   1,000       $1,000     $90,704     $91,704
                                      =====       ======     =======     =======

    The accompanying notes are an integral part of the financial statements.

                              IG DISTRIBUTION, INC.

                            Statements of Cash Flows

                                                                         Six       For the
                                                     Years Ended        Months     Period
                                                     December 31,       Ended     January 1,
                                                 -------------------   June 30,  1997 Through
                                                   1995       1996       1996    June 2, 1997
                                                 --------   --------   --------  ------------
                                                                            (Unaudited)
Cash flows from operating activities:
   Net income .................................  $ 24,542   $ 36,459   $ 19,957   $  6,108
Changes in assets and liabilities:
   Due from affiliate .........................   (24,607)   (36,525)   (19,957)    (6,108)
   Prepaid expenses ...........................        65         66
                                                 --------   --------   --------   --------
      Net cash provided by operating activities        --         --
Increase in cash and cash equivalents .........        --         --
                                                 --------   --------   --------   --------
Cash and cash equivalents, beginning of period         --         --         --         --
                                                 --------   --------   --------   --------
Cash and cash equivalents, end of period ......  $     --   $     --   $     --   $     --
                                                 ========   ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

                              IG DISTRIBUTION, INC.

                          Notes to Financial Statements

1. Nature of Operations and Basis of Presentation:

Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for the years then ended. Actual results could differ from those estimates made by management.

Nature of Operations

      IG Distribution, Inc. ("the Company") holds contracts with certain manufacturers/importers for the distribution of a broad array of complex computer graphics hardware and software in the western United States. Execution of the contracts and distribution of the products is granted to an affiliated company (Intelligent Products Marketing, Inc.) in return for a commission of 5% of the gross profit.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

      The accompanying unaudited interim financial statements as of June 2, 1997 and for the six months ended June 30, 1996 and for the period January 1, 1997 through June 2, 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995 and 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Revenue

      Revenue represents commission revenue and all revenue is derived from an affiliated company.

Concentration of Credit Risk

      Receivables are due from an affiliated company.

Income Taxes

      The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes. As of December 31, 1995 and 1996, no such temporary differences exist. The Company's effective income tax rate varied from the federal statutory income tax rate due primarily to state income taxes and federal surtax exemptions.

3. Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of IG Distribution, Inc. and an affiliated company, Intelligent Products Marketing, Inc., in exchange for 900 shares of common stock of Tekgraf, Inc. (formerly Crescent Computers, Inc.). The acquisition by Tekgraf, Inc. will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). In addition, the stockholders of the Company have entered into employment agreements with Tekgraf, Inc. which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
G&R Marketing, Inc.

We have audited the accompanying balance sheets of G&R Marketing, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G&R Marketing, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                COOPERS & LYBRAND L.L.P.

Chicago, Illinois
May 12, 1997, except for
Note 7 as to which the date
is June 30, 1997

                              G&R Marketing, Inc.

                                 BALANCE SHEETS

                                                             December 31,   December 31,  June 2, 1997
                                                                 1995           1996      (Unaudited)
                                                             ------------    -----------  ------------
                                   ASSETS
Current assets:
   Cash and cash equivalents ...............................  $       613   $       591   $       556
   Accounts receivable, less allowance for doubtful accounts
      of $25,822 and $25,000 at December 31, 1995 and 1996,
      respectively .........................................    2,402,683     2,539,987     2,456,493
   Inventories, net ........................................    1,887,081     1,907,441     1,598,760
   Other receivables .......................................      295,193       144,796       177,575
   Due from related entities ...............................      119,686       177,241        41,745
   Prepaid expenses and other assets .......................       10,068        17,456        55,823
                                                              -----------   -----------   -----------
      Total current assets .................................    4,715,324     4,787,512     4,330,952
                                                              -----------   -----------   -----------
Property and equipment:
   Furniture and equipment .................................      453,738       365,869       426,182
   Leasehold improvements ..................................       24,697        24,697        24,697
                                                              -----------   -----------   -----------
                                                                  478,435       390,566       450,879
   Accumulated depreciation ................................     (355,484)     (306,372)     (328,872)
                                                              -----------   -----------   -----------
                                                                  122,951        84,194       122,007
Other assets ...............................................       24,115         3,200        90,543
                                                              -----------   -----------   -----------
      Total assets .........................................  $ 4,862,390   $ 4,874,906   $ 4,543,502
                                                              ===========   ===========   ===========
                                 LIABILITIES

Current liabilities:
   Line of credit ..........................................  $ 1,188,596   $ 1,188,598   $ 1,299,823
   Accounts payable ........................................    2,964,941     2,902,969     2,526,932
   Accrued expenses ........................................       77,287        31,825        21,598
   State income taxes payable ..............................        3,100         3,600            62
                                                              -----------   -----------   -----------
      Total current liabilities ............................    4,233,924     4,126,992     3,848,415
                                                              -----------   -----------   -----------
Commitments and contingencies

                            STOCKHOLDERS' EQUITY

Common stock, no par value, 1,000,000 shares
   authorized; 1,000 shares issued and outstanding
   at December 31, 1995 and 1996, respectively .............        2,100         2,100         2,100
Due from pre-acquisition stockholders (see Note 7) .........                                 (247,000)
Additional paid-in capital .................................                                  247,000
Retained earnings ..........................................      626,366       745,814       692,987
                                                              -----------   -----------   -----------
      Total stockholders' equity ...........................      628,466       747,914       695,087
                                                              -----------   -----------   -----------
      Total liabilities and stockholders' equity ...........  $ 4,862,390   $ 4,874,906   $ 4,543,502
                                                              ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                              G&R Marketing, Inc.

                              STATEMENTS OF INCOME

                                                      Years Ended               Six Months   For the Period
                                                      December 31,                Ended     January 1, 1997
                                        -------------------------------------    June 30,   Through June 2,
                                            1994         1995         1996         1996          1997
                                        -----------  -----------  -----------  -----------  --------------
                                                                                     (Unaudited)
Net sales ............................  $21,316,998  $20,783,843  $21,038,228  $ 9,787,042   $ 7,971,221
Cost of goods sold ...................   18,676,506   17,990,180   18,117,338    8,389,438     6,821,844
                                        -----------  -----------  -----------  -----------   -----------
      Gross profit ...................    2,640,492    2,793,663    2,920,890    1,397,604     1,149,377
Operating expenses:
   Selling, general and administrative    2,281,214    2,387,135    2,551,281    1,175,490       872,095
   Depreciation ......................       48,259       67,498       56,549       27,000        22,500
                                        -----------  -----------  -----------  -----------   -----------
   Income from operations ............      311,019      339,030      313,060      195,114       254,782
Other income (expense) ...............           12        1,136          182      (60,065)       19,719
Interest expense .....................      137,486      166,114      140,194       69,124        51,801
                                        -----------  -----------  -----------  -----------   -----------
      Income before provision for
               state income taxes ....      173,545      174,052      173,048       65,925       222,700
Provision for state income taxes .....        3,400        3,100        3,600
                                        -----------  -----------  -----------  -----------   -----------
   Net income ........................  $   170,145  $   170,952  $   169,448  $    65,925   $   222,700
                                        ===========  ===========  ===========  ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                              G&R Marketing, Inc.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                               Due from
                                                               Additional   Pre-acquisition
                                           Number of   Common    Paid-in     stockholders    Retained
                                            Shares     Stock     Capital        (Note 7)     Earnings    Total
                                            ------     -----     -------        --------     --------    -----
Balances, January 1, 1994...............     1,000     $2,100                                $314,681   $316,781
   Net income...........................                                                      170,145    170,145
                                             -----     ------    --------      --------      --------   --------
Balances, December 31, 1994.............     1,000      2,100                                 484,826    486,926
   Stockholder distributions............                                                      (29,412)   (29,412)
   Net income...........................                                                      170,952    170,952
                                             -----     ------    --------      --------      --------   --------
Balances, December 31, 1995.............     1,000      2,100                                 626,366    628,466
   Stockholder distributions............                                                      (50,000)   (50,000)
   Net income...........................                                                      169,448    169,448
                                             -----     ------    --------      --------      --------   --------
Balances, December 31, 1996.............     1,000      2,100                                 745,814    747,914
   Due from pre-acquisition
   stockholders (unaudited).............                         $247,000     $(247,000)
   Stockholder distributions (unaudited)                                                     (275,527)  (275,527)
   Net income (unaudited)...............                                                      222,700    222,700
                                             -----     ------    --------      --------      --------   --------
Balances, June 2, 1997 (unaudited)......     1,000     $2,100    $247,000      (247,000)     $692,987   $695,087
                                             =====     ======    ========      ========      ========   ========

    The accompanying notes are an integral part of the financial statements.

                              G&R Marketing, Inc.

                            STATEMENTS OF CASH FLOWS

                                                             Years Ended               Six Months  For the Period
                                                             December 31,                Ended     January 1, 1997
                                                    ------------------------------      June 30,   Through June 2,
                                                    1994         1995         1996        1996          1997
                                                    ----         -----        ----     ---------     ---------
                                                                                             (Unaudited)
Cash flows from operating activities:
   Net income ...................................  $ 170,145   $ 170,952   $ 169,448   $  65,926     $ 222,700
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
   Depreciation .................................     48,259      67,498      56,549      27,000        22,500
   Provision for doubtful accounts receivable ...     25,000         822
Changes in assets and liabilities:
   Accounts receivable ..........................   (857,177)    467,716    (137,304)    137,777        83,494
   Other receivables ............................     40,586     (89,039)    150,397                   (32,779)
   Due from related entities ....................    (71,461)     15,631     (57,555)                  135,496
   Inventories ..................................   (375,104)    162,122     (20,360)      3,613       308,681
   Prepaid expenses .............................      6,989      (4,528)     (7,388)     (6,670)      (38,367)
   Other assets .................................      4,882     (11,721)     20,915                   (87,343)
   Accounts payable and accrued expenses ........     72,259     217,902    (107,434)     29,508      (386,264)
   State income taxes payable ...................      1,800        (300)        500                    (3,538)
                                                   ---------   ---------   ---------   ---------     ---------
      Net cash provided (used) by operating
        activities ..............................   (933,822)    997,055      67,768     257,154       224,580
                                                   ---------   ---------   ---------   ---------     ---------
Cash flows from investing activities:
   Payments for purchase of property
      and equipment .............................    (54,748)    (73,004)    (17,792)     (7,077)      (60,313)
                                                   ---------   ---------   ---------   ---------     ---------
      Net cash used by investing activities .....    (54,748)    (73,004)    (17,792)     (7,077)      (60,313)
                                                   ---------   ---------   ---------   ---------     ---------
Cash flows from financing activities:
   Proceeds (repayment) from line of credit .....    923,636    (904,993)          2    (250,106)      111,225
   Stockholder distributions ....................                (29,412)    (50,000)                 (275,527)
                                                   ---------   ---------   ---------   ---------     ---------
   Net cash provided (used) by financing
     activities .................................    923,636    (934,405)    (49,998)   (250,106)     (164,302)
                                                   ---------   ---------   ---------   ---------     ---------
Decrease in cash and cash equivalents ...........    (64,934)    (10,354)        (22)        (29)          (35)
Cash and cash equivalents, beginning of period ..     75,901      10,967         613         613           591
                                                   ---------   ---------   ---------   ---------     ---------
Cash and cash equivalents, end of period ........  $  10,967   $     613   $     591   $     584     $     556
                                                   =========   =========   =========   =========     =========
Supplemental disclosure of cash flow information:
Cash paid during the period for interest ........  $ 150,128   $ 172,264   $ 128,363
                                                   =========   =========   =========
Cash paid during the period for state
   income taxes .................................  $   1,605   $   3,270   $   3,158
                                                   =========   =========   =========

    The accompanying notes are an integral part of the financial statements.

                              G&R Marketing, Inc.

                         NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations:

Nature of Operations

      G&R Marketing, Inc. ("the Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the upper midwestern United States. Customers consist primarily of value added resellers and vertical solution providers.

      Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition and available sources of supply.

Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for each of the three years in the period ended December 31, 1996. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

2. Summary of Significant Accounting Policies:

Interim Financial Statements

      The accompanying unaudited interim financial statements as of June 2, 1997 and for the six months ended June 30, 1996 and for the period January 1, 1997 through June 2, 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Cash Equivalents

      The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Inventories

      Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods. The Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a accelerated basis over their estimated useful lives which range from 3 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

                              G&R Marketing, Inc.

2. Summary of Significant Accounting Policies, Continued:

Revenue

      Sales are recognized upon the shipment of products to the customer.

      Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

Income Taxes

      The Company has elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholders, and any federal income tax liability is borne by the stockholders. The Company's tax status insofar as state corporate income taxes are concerned is not effected by the election. Accordingly, the provision for state income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes, if any. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

      The Company utilizes a line of credit to finance short-term obligations. Management believes that this financial instrument bears interest at a rate which approximates prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying value for this instrument is a reasonable estimate of fair value.

3. Line of Credit:

      The Company has available a line of credit of $3,000,000 of which $1,811,402 was unused at December 31, 1996. Interest is payable monthly at the bank's prime lending rate (8.25% at December 31, 1996) plus .50% and expires June 30, 1997. The line of credit is collateralized by the Company's assets, and guaranteed by the stockholders of the Company.

4. Employee Benefit Plan:

      Effective January 1, 1994, the Company established a defined contribution plan which covers all eligible employees, as defined by the plan. All contributions are made at the discretion of the Board of Directors. Profit sharing contribution expense for the years ended December 31, 1994 and 1995 were $55,057 and $54,124, respectively. There were no contributions made during 1996.

5. Related Party Transactions:

      The Company is affiliated through common ownership with G/B Marketing, Inc. ("G/B"). Various operating expenses, such as rent, utilities, insurance and other expenses are allocated to G/B and received by the Company each month. Total operating expenses charged to G/B for the three years in the period ended December 31, 1996 were $114,900, $134,494, and $82,474, respectively. In addition, the Company has advances of $14,430 and $71,985 due from G/B at December 31, 1995 and 1996, respectively.

                              G&R Marketing, Inc.

5. Related Party Transactions, Continued:

      The Company has advances to stockholders of $105,256 at December 31, 1995 and 1996. These advances are due on demand.

      During the normal course of business, the Company sells inventory, at cost, to a company in the same industry, but a different geographic region. This Company is partially owned by stockholders of the Company. During the years in the period ended December 31, 1996, these sales amounted to $784,862, $677,538, and $521,087, respectively.

6. Commitments and Contingencies:

      Operating Lease The Company leases office space under an operating lease expiring in 2000. At December 31, 1996 future minimum rentals due under the lease were as follows:

      1997 ...............................................    $158,062
      1998 ...............................................     160,452
      1999 ...............................................     162,842
      2000 ...............................................      68,265
                                                              --------
                                                              $549,621
                                                              ========

      Rent expense, net of amounts allocated to G/B, for each of the three years in the period ended December 31, 1996 were $91,502, $129,147 and $155,546, respectively.

Litigation

      The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

7. Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of G&R in exchange for 2,505 shares of common stock of Tekgraf, Inc. (formerly Crescent Computers, Inc.). The acquisition by Tekgraf, Inc. will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's NAV over the book value of approximately $247,000 is expected to be contributed in cash or satisfied with the contribution of the Company's stock by the Company's stockholders. It is anticipated that the contribution will occur during December 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Tekgraf, Inc. which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

      On June 30, 1997, the Company extended the line of credit with a bank through December 31, 1997.

================================================================================

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                              --------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    3
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................   14
Dividends and Distributions ...............................................   14
Capitalization ............................................................   15
Dilution ..................................................................   16
Unaudited Pro Forma Combined Financial
  Statements ..............................................................   17
Selected Financial and Operating Data .....................................   24
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .....................................   28
Business ..................................................................   35
Management ................................................................   42
Certain Transactions ......................................................   48
Principal Stockholders ....................................................   51
Description of Securities .................................................   53
Shares Eligible for Future Sale ...........................................   56
Underwriting ..............................................................   57
Legal Matters .............................................................   59
Experts ...................................................................   59
Additional Information ....................................................   59
Index to Financial Statements .............................................  F-1

                              --------------------

      Until _____________, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                 2,100,000 Units

                                  TEKGRAF, INC.

                        Consisting of 2,100,000 shares of
                            Class A Common Stock and
                          2,100,000 Redeemable Warrants

                                  ------------
                                   PROSPECTUS
                                  ------------


                              D.H. BLAIR INVESTMENT
                                  BANKING CORP.

                             _________________, 1997

================================================================================

                                     PART II

                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

      The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:

                                                             Amount
                                                             ------
SEC Registration Fee .....................................  $11,439
NASD Filing Fees .........................................    4,275
Nasdaq Filing Fees .......................................   10,000
Printing and Engraving Expenses ..........................  145,000
Accounting Fees and Expenses .............................  500,000
Legal Fees and Expenses ..................................  210,000
Blue Sky Fees and Expenses ...............................    4,500
Transfer Agent's Fees and Expenses .......................    3,500
Representative's Non-Accountable Expense Allowance .......  378,000
Miscellaneous Expenses ...................................   83,286
                                                         ----------
     Total                                               $1,350,000
                                                         ==========

Item 14. Indemnification of Directors and Officers

      The Registrant intends to enter into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.12 and reference is hereby made to such form.

      Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

Item 15. Recent Sales of Unregistered Securities

      During the last three years, the Registrant has sold and issued the following unregistered securities:

     In June 1997, the Registrant issued an aggregate of 6,576 shares of common stock (2,192,000 shares of Class B Common Stock on a post-recapitalization basis) to 14 persons, including officers and directors of the Company, in connection with the acquisition of all of the outstanding capital stock of six entities. On completion of this Offering, two of such individuals will sell an aggregate of 91,666 of such shares to other stockholders for a purchase price of approximately $4.36 per share.


      The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

           1.1    --   Form of Underwriting Agreement*
           2.1    --   Plan of Merger*
           3.1    --   Certificate of Incorporation of the Registrant*
           3.2    --   By-laws of the Registrant*

           4.1    --   Form of Warrant Agreement*
           4.2    --   Form of Representative's Unit Purchase Option

          5.1    --   Opinion of Bachner, Tally, Polevoy & Misher LLP*
          10.1    --   1997 Stock Option Plan*
          10.2    --   Employment Agreement between the Registrant and Phillip
                       C. Aginsky*
          10.3    --   Employment Agreement between the Registrant and Dan I.
                       Bailey*
          10.4    --   Employment Agreement between the Registrant and William
                       M. Rychel*
          10.5    --   Form of Employment Agreement between the Registrant and
                       Regional Sales Directors*
          10.6    --   Stock Purchase Agreement by and among Crescent Computers,
                       Inc. and its shareholders and Microsouth, Inc. and its
                       shareholders dated as of May 1, 1997, as amended*
          10.7    --   Stock Purchase Agreement by and among Crescent Computers,
                       Inc. and its shareholders and tekgraf, inc. and its
                       shareholders dated as of May 1, 1997, as amended*
          10.8    --   Stock Purchase Agreement by and among Crescent Computers,
                       Inc. and its shareholders and G&R Marketing, Inc. and its
                       shareholders dated as of May 1, 1997, as amended*
          10.9    --   Stock Purchase Agreement by and among Crescent Computers,
                       Inc. and its shareholders and Computer Graphics
                       Distributing Company and its shareholders dated as of May
                       1, 1997, as amended*
          10.10   --   Stock Purchase Agreement by and among Crescent Computers,
                       Inc. and its shareholders and Intelligent Products
                       Marketing, Inc. and its shareholders and IG Distributing,
                       Inc. and its shareholders dated as of May 1, 1997, as
                       amended*
          10.11   --   Form of Escrow Agreement by and among American Stock
                       Transfer & Trust Company, the Registrant and certain
                       stockholders of the Registrant*
          10.12   --   Form of Indemnification Agreement between the Registrant
                       and its directors and officers*
          10.13   --   [Intentionally omitted]
          10.14   --   Lease Agreement by and between TCW Realty Fund II and
                       Crescent Computers, Inc. dated September 4, 1993*
          10.15   --   Leases for property located at 7020 Koll Center Parkway
                       by and between Patrician Associates, Inc., Koll Bernal
                       Avenue Associates and Intelligent Products Marketing,
                       Inc., as amended*
          10.16   --   Lease by and between American National Bank and Trust
                       Company of Chicago and G&R Technologies dated November
                       13, 1991, as amended*
          10.17   --   Commercial Lease by and between Girard Associates II
                       Limited Partnership and Computer Graphics Distributing
                       Company dated March 29, 1991, as amended*
          10.18   --   Lease between ASC North Fulton Associates Joint Venture
                       and Microsouth, Inc., as amended*
          10.19   --   Lease Agreement by and between Connecticut General Life
                       Insurance Company and Tekgraf, Inc. dated April 14, 1994,
                       as amended*
          10.20   --   Voting Agreement by and between the Registrant, A. Lowell
                       Nerenberg and Edward H.L. Mason*
          10.21   --   Form of Employment Agreement between the Registrant and
                       Peter Armstrong*
          11      --   Computation of earnings per share*
          21      --   Subsidiaries of the Registrant*
          23.1    --   Consent of Bachner, Tally, Polevoy & Misher LLP -
                       Included in Exhibit 5.1*
          23.2    --   Consent of Coopers & Lybrand L.L.P.
          23.3    --   Consent of Albert Sisto*
          23.4    --   Consent of Frank Dalton*
          23.5    --   Consent of Peter Armstrong*
          24      --   Power of Attorney*
          27      --   Financial Data Schedule*

----------
*    Previously filed
(b) All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 17. Undertakings

      (1) The undersigned Registrant hereby undertakes that it will:

            (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
            Securities Act,

                  (ii) Reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information in the registration statement, and

                  (iii) Include any additional or changed material information on the plan of distribution.

            (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (2) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (4) The undersigned Registrant hereby undertakes that it will:

            (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

            (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                               CONSENT OF COUNSEL

     The consent of Bachner, Tally, Polevoy & Misher LLP is contained in its opinion filed as Exhibit 5.1 to the Registration Statement.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on the 6th day of November, 1997.


                                   TEKGRAF, INC.


                                      By:  /s/ PHILLIP C. AGINSKY
                                          --------------------------------------
                                       Phillip C. Aginsky, Chairman of the Board

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

         Signature                       Title                          Date
         ---------                       -----                          ----

  /s/ PHILLIP C. AGINSKY         Chairman of the Board         November 6, 1997
---------------------------         (principal executive
    Phillip C. Aginsky              officer, principal
                                    financial and accounting
                                    officer)


    /s/ DAN I. BAILEY            Co-President - Technology     November 6, 1997
---------------------------         Division and Director
       Dan I. Bailey


  /s/ WILLIAM M. RYCHEL          Co-President - Graphics       November 6, 1997
---------------------------         Division and Director
     William M. Rychel


   /s/ MARTYN L. COOPER          Director                      November 6, 1997
---------------------------
      Martyn L. Cooper


   /s/ J. THOMAS WOOLSEY         Director                      November 6, 1997
---------------------------
     J. Thomas Woolsey





                                      II-5